BLUE OCEAN RESOURCES PTE. LTD.
as Issuer

and

PT CENTRAL PROTEINAPRIMA TBK.
as a Guarantor

and

The SUBSIDIARY GUARANTORS named in Schedule 1 hereto

and

THE BANK OF NEW YORK MELLON
as Trustee, Registrar, Principal Paying Agent, and Offshore Collateral Agent

and

PT BANK CIMB NIAGA TBK.
as Onshore Collateral Agent

US$325,000,000 Amended and Restated Step Up Rate Guaranteed
Senior Secured Notes Due 2020

AMENDED AND RESTATED INDENTURE Dated as of [●], 2013

ARTICLE 1.	DEFINITIONS AND INCORPORATION BY REFERENCE	2
1.1	Definitions	2
1.2	Other Definitions	23
1.3	Incorporation by Reference of Trust Indenture Act	24
1.4	Rules of Construction	25
ARTICLE 2.	THE NOTES	25
2.1	Notes	25
2.2	Form and Dating	25
2.3	Execution and Authentication	26
2.4	Registrar and Paying Agent	27
2.5	Paying Agent to Hold Money in Trust	28
2.6	Replacement Notes	28
2.7	Outstanding Notes	29
2.8	Temporary Notes	29
2.9	Cancellation	30
2.10	Payment of Interest; Interest Rights Preserved	30
2.11	Defaulted Interest	30
2.12	CUSIP, ISIN and Common Code Numbers	30
ARTICLE 3.	REDEMPTION	30
3.1	Notices to Trustee	30
3.2	Selection of Notes to be Redeemed	31
3.3	Notice of Redemption	31
3.4	Effect of Notice of Redemption	32
3.5	Deposit of Redemption Price	32
3.6	Notes Redeemed in Part	32
3.7	Optional Redemption	32
3.8	[Reserved]	33
3.9	Redemption for Tax Reasons	33
3.10	Mandatory Redemption or Sinking Fund	34
3.11	Note Buy-Backs	34
ARTICLE 4.	COVENANTS	36
4.1	Payment of Notes	36
4.2	Maintenance of Office or Agency	36
4.3	Corporate Existence	36
4.4	Payment of Taxes and Other Claims	37

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4.5	Maintenance of Properties and Insurance	37
4.6	Compliance Certificate; Auditor’s Compliance Certificate; Notice of Default	37
4.7	Compliance with Laws	38
4.8	Waiver of Stay, Extension or Usury Laws	39
4.9	Reports	39
4.10	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock	40
4.11	Limitation on Issuances of Guarantees by Subsidiaries	42
4.12	Limitation on Restricted Payments	43
4.13	Limitation on Liens	44
4.14	Limitation on Equity Issuance	44
4.15	Limitation on Asset Sales	46
4.16	Limitation on Other Payment Restrictions Affecting Subsidiaries	47
4.17	Limitation on Transactions with Affiliates	48
4.18	Designation of Restricted and Unrestricted Subsidiaries	50
4.19	Limitation on Sale and Leaseback Transactions	51
4.20	Limitation on Business	51
4.21	Payment of Receivables	51
4.22	Additional Amounts	51
4.23	Further Instruments and Acts	54
4.24	Limitation on Other Activities	55
4.25	Security Documents	55
4.26	Assumption of Obligations and Other Actions	57
4.27	Limitation on Layered Debt	57
4.28	Compliance with Budgets	57
4.29	Compliance with AWS Capex Budget	59
4.30	Issuer Information	59
ARTICLE 5.	MERGER, CONSOLIDATION AND SALE OF PROPERTIES	60
5.1	Merger, Consolidation and Sale of Properties	60
ARTICLE 6.	DEFAULTS AND REMEDIES	61
6.1	Events of Default	61
6.2	Acceleration	65
6.3	Other Remedies	65
6.4	Waiver of Past Defaults	66
6.5	Control	66

-ii-

6.6	Limitation on Suits	67
6.7	Rights of Holders to Receive Payment	67
6.8	Collection Suit by Trustee	68
6.9	Trustee May File Proofs of Claim	68
6.10	Priorities	68
6.11	Undertaking for Costs	68
6.12	Waiver of Stay or Extension Laws	69
ARTICLE 7.	TRUSTEE	69
7.1	Duties of Trustee	69
7.2	Rights of Trustee	70
7.3	Individual Rights of Trustee	74
7.4	Trustee’s Disclaimer	74
7.5	Notice of Defaults	74
7.6	Compensation and Indemnity	74
7.7	Replacement of Trustee	76
7.8	Successor Trustee by Merger	76
7.9	Indentures Not Creating Potential Conflicting Interests for the Trustee	77
ARTICLE 8.	DISCHARGE OF INDENTURE; DEFEASANCE	77
8.1	Discharge of Liability on Notes	77
8.2	Legal Defeasance and Covenant Defeasance	78
8.3	Application of Trust Money	80
8.4	Repayment to the Issuer	80
8.5	Indemnity for Government Securities	80
8.6	Reinstatement	80
ARTICLE 9.	AMENDMENTS	81
9.1	Amendments with Consent of Holders	81
9.2	Amendments without Consent of Holders	82
9.3	Compliance with Trust Indenture Act	83
9.4	Revocation and Effect of Consents and Waivers	83
9.5	Notation on or Exchange of Notes	83
9.6	Trustee to Sign Amendments and Waivers	84
9.7	Payment for Consent	84
ARTICLE 10.	NOTE GUARANTEES	84
10.1	Note Guarantees	84
10.2	Additional Note Guarantees	88

-iii-

10.3	Severability	88
10.4	Release of a Guarantor	88
10.5	Subrogation	88
10.6	Evidence of Note Guarantee	89
10.7	Waiver of Stay, Extension or Usury Laws	89
ARTICLE 11.	COLLATERAL AGENTS	89
11.1	Collateral Agents	89
11.2	Remuneration	90
11.3	Liability and Indemnification of the Collateral Agents	91
11.4	Duties and Obligations	93
11.5	Replacement of Collateral Agent	96
11.6	Notice and Directions to the Collateral Agents	97
ARTICLE 12.	REPURCHASE OF NOTES UPON CHANGE OF CONTROL	97
12.1	Change of Control Offer	97
12.2	Repurchase Settlement	98
12.3	Notice	98
12.4	Limitations	98
ARTICLE 13.	MISCELLANEOUS	98
13.1	Notices	98
13.2	Certificate and Opinion as to Conditions Precedent	100
13.3	Statements Required in Certificate or Opinion	100
13.4	When Notes Disregarded	101
13.5	Rules by Trustee, Paying Agent and Registrar	101
13.6	Legal Holidays	101
13.7	Governing Law	101
13.8	Waiver of Immunities	101
13.9	Submission to Jurisdiction; Agent for Service of Process; Judgment Currency	102
13.10	Arbitration	103
13.11	No Recourse Against Others	104
13.12	Successors	104
13.13	Multiple Originals; Counterparts	104
13.14	Table of Contents; Headings	104
13.15	Trust Indenture Act Controls	105
13.16	Language	105

-iv-

SCHEDULE 1 SUBSIDIARY GUARANTORS	1
SCHEDULE 2 PRINCIPAL INSTALLMENT PAYMENT SCHEDULE	2
SCHEDULE 3 MANAGEMENT PROJECTIONS	4
SCHEDULE 4A INITIAL BUDGET EXPECTED OPERATION EXPENDITURE	4
SCHEDULE 4B INITIAL BUDGET EXPECTED CAPITAL EXPENDITURE	4
SCHEDULE 5 EXISTING DEBT	5
SCHEDULE 6 EXISTING LIENS	7
APPENDIX A PROVISIONS RELATING TO THE NOTES	1

-v-

AMENDED AND RESTATED INDENTURE dated as of [●], 2013, among Blue Ocean Resources Pte. Ltd. (formerly known as Centralproteina Prima Acquaculture Pte. Ltd.), a corporation organized under the laws of the Republic of Singapore (the “Issuer”), PT Central Proteinaprima Tbk., a corporation organized under the laws of the Republic of Indonesia (the “Company” and a “Guarantor”), PT Centralpertiwi Bahari, PT Centralwindu Sejati, PT Marindolab Pratama and PT Central Panganpertiwi (the “Subsidiary Guarantors”, and each, a “Subsidiary Guarantor” or a “Guarantor”), The Bank of New York Mellon, a New York banking corporation, as Trustee, Registrar, Principal Paying Agent and Offshore Collateral Agent (each as defined herein) and PT Bank CIMB Niaga Tbk., a banking corporation organized under the laws of the Republic of Indonesia, as Onshore Collateral Agent (as defined herein).

WHEREAS on June 28, 2007, the Issuer issued US$325,000,000 11% Guaranteed Senior Secured Notes due 2012 (the “Initial Notes”) pursuant to the Initial Notes Indenture (as defined herein);

WHEREAS on [•], 2013, the Issuer proposed a scheme of arrangement (the “Scheme”) under Section 210 of the Companies Act (Chapter 50; 2006 Revised Edition) of the Republic of Singapore to certain of its creditors, including (but not limited to) the Trustee and the holders of the Initial Notes (collectively, the “Scheme Creditors”);

WHEREAS the Scheme was sanctioned by the High Court of the Republic of Singapore pursuant to an order (the “Sanction Order”) dated [•], 2013, entered during judicial proceedings pending before the High Court of the Republic of Singapore (the “Singapore Proceeding”), and an office copy of the Sanction Order was delivered to the Accounting and Corporate Regulatory Authority of the Republic of Singapore on [•], 2013 (the “Effective Date”);

WHEREAS all Scheme Creditors were, on and from the Effective Date, bound by the terms of the Scheme as a matter of Singapore law; [and]

[WHEREAS by way of an order dated [●], 2013 (the “Chapter 15 Order”), entered in proceedings commenced under Chapter 15 of the United States Bankruptcy Code, the United States Bankruptcy Court for the Southern District of New York granted recognition of the Singapore Proceeding, and, pursuant to Chapter 15 of the United States Bankruptcy Code, declared enforceable and binding the Scheme and the Sanction Order in the United States against all persons and entities;] [NTD: to be included in the event that Chapter 15 recognition is obtained]

[WHEREAS as a result of the Chapter 15 Order, the Scheme and Sanction Order are fully enforceable and binding in the United States against all persons and entities; and] [NTD: to be included in the event that Chapter 15 recognition is obtained]

WHEREAS it is a term of the Scheme that the Issuer, the Guarantors, the Trustee, the Registrar, the Principal Paying Agent, the Onshore Collateral Agent and the Offshore Collateral Agent enter into this Indenture pursuant to which the Initial Notes will be amended and restated as the US$325,000,000 Amended and Restated Guaranteed Senior Secured Notes Due 2020 (the “Notes”) on the Amendment and Restatement Date;

NOW THEREFORE the Issuer, the Guarantors, the Trustee, the Registrar, the Principal Paying Agent, the Onshore Collateral Agent and the Offshore Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein):

Article 1.                      DEFINITIONS AND INCORPORATION BY REFERENCE

1.1	Definitions

“Account Bank” means the Singapore branch of Sumitomo Mitsui Banking Corporation, Singapore Branch.

“Acquired Indebtedness” means, with respect to any specified Person:  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Actual Consolidated EBITDA” means for any Relevant Redemption Period or Relevant Interest Period, as applies, the actual Consolidated EBITDA for such period.

“Advanced Purchase Agreements” means collectively, the (i) sale and purchase agreement dated September 1, 2006, between PT Centralwindu Sejati and the Issuer, (ii) sale and purchase agreement dated September 1, 2006 between PT Centralpertiwi Bahari and the Issuer and (iii) sale and purchase agreement dated June 15, 2007 between the Company and the Issuer.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of ten percent (10%) or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Amendment and Restatement Date” means January 1, 2013.

“Applicable Premium” means, with respect to any Note on any redemption date, one percent (1%) of the then outstanding principal amount of such Note.

“Arbitration Law” means Law No. 30 of 1999 of the Republic of Indonesia concerning Arbitration and Alternative Dispute Resolution (Undang-undang Republik Indonesia No. 30 Tahun 1999 Tentang dan Alternatif Penyelesaian Sengketa), together with all of its implementing regulations.

“Asset Sale” means:  (1) the sale, lease, conveyance or other disposition of any assets or rights (including, but not limited to, the sale, lease, conveyance or other disposition of any proportion of the rights or interests in the AWS Ponds or assets related thereto or used in connection with the AWS Ponds); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 12.1 and/or Article 5 and not by the provisions of Section 4.15; and (2) the issuance or sale of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$1 million;

(b)	the transfer of assets between or among the Company and the Guarantors;

(c)	an issuance of Equity Interests by a Guarantor to the Company or to a Subsidiary of the Company;

(d)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets;

(e)	the sale or other disposition of cash, Cash Equivalents or Temporary Cash Investments;

(f)	any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien; and

(g)	a Permitted Investment.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Buy-Back Amount” means: (i) for any Relevant Redemption Period that commences prior to the third anniversary of the Amendment and Restatement Date, not less than fifteen percent (15%) of the difference between Actual Consolidated EBITDA and Projected Consolidated EBITDA for such Relevant Redemption Period; and (ii) for any other Relevant Redemption Period, not less than thirty percent (30%) of the difference between Actual Consolidated EBITDA and Projected Consolidated EBITDA for such Relevant Redemption Period.

“AWS Ponds” means:

(a)	all ponds owned (or formerly owned) by PT Aruna Wijaya Sakti, a limited liability company established under the laws of the Republic of Indonesia;

(b)	any ponds located in the vicinity of such ponds which are owned by the Company or any Subsidiary of the Company; and

(c)	any ponds located in the vicinity of such ponds which are owned and/or operated by plasma farmers.

“Bankruptcy Law” means Title 11, United States Code, or any similar law for the relief of debtors in the Republic of Indonesia, the Republic of Singapore or the United States, now or hereafter in effect.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BNI Accounts” has the meaning provided in the Cash Management Agreement.

“Board of Directors” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary, an assistant secretary or an authorized director of the Issuer or the Company, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or the Company, as the case may be, and to be in full force and effect on the date of such certification.

“Business Day” means each day that is not a Legal Holiday.

“Budgets” means the Initial Budget and/or the Annual Budget, as applies, and each individually, a “Budget.”

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests of any and all shares; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:  (1) U.S. Dollars and Rupiah; (2) securities issued or directly and fully guaranteed or insured by the United States or the Indonesian government or any agency or instrumentality of the United States or the Indonesian government (provided that the full faith and credit of the United States or the Republic of Indonesia is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with capital and surplus in excess of US$500 million and a Thomson Bank Watch Rating of “B” or better; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having one of the two highest obtainable from Moody’s or S&P or Fitch and, in each case, maturing within six months after the date of acquisition; and (6) money market funds at least ninety five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cash Management Agreement” means the Cash Management Agreement dated June 28, 2007 by and among the Issuer, the Company, the Trustee and the Account Bank, as amended and restated on the date hereof, and as such agreement may be amended, modified or supplemented from time to time.

“Change of Control” means the occurrence of any of the following:  (1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate less than fifty percent (50%) of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or such successor; (2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or (3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Clearstream” means Clearstream Banking, société anonyme, or any successor clearing agency.

“Collateral” means all collateral securing, or purporting to secure, directly or indirectly, the Notes or any Note Guarantee pursuant to the Security Documents, and shall initially consist of:

(i)
a first priority fixed and floating charge over all of the assets of the Issuer, including (but not limited to) the Collection Account and all of the Issuer’s rights under the Advanced Purchase Agreements;

(ii)	a first priority fixed charge over the BNI Accounts;

(iii)	a first priority fixed charge by the Company of its Capital Stock in the Issuer;

(iv)	a first priority pledge by the Company of its Capital Stock in each of the Subsidiary Guarantors; and

(v)	a first priority fixed charge by Whitemyer Corp of its capital stock in the Issuer.

“Collateral Agents” means collectively the Offshore Collateral Agent and the Onshore Collateral Agent.

“Collection Account” has the meaning provided in the Cash Management Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning provided in the first paragraph of this Indenture.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:  (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	income taxes and any provision for taxes based on income or profits of such Person and its Subsidiaries for such period; and

(3)
depreciation expense, amortization expense and all other non-cash items reducing Consolidated Net Income (including, without limitation, non-cash foreign exchange losses) of such Person and its Subsidiaries for such period;

minus

(4)
all other non-cash items (including, without limitation, non-cash foreign exchange gains) of such Person and its subsidiaries for such Person to the extent such amount was added to increase Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for such period of the Company and its Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by the Company and its Subsidiaries, without duplication, (i) interest expense attributable to lease obligations, (ii) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (iii) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (iv) the net costs associated with Hedging Obligations (including the amortization of fees), (v) interest accruing on Indebtedness of any other Person that is guaranteed by the Company or any Subsidiary, proportionate to the extent that such Indebtedness is guaranteed and (vi) any capitalized interest; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary, except that:

(a)
subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (2) below); and

(b)
the Company’s equity in a net loss of any such Person (other than a Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Subsidiary;

(2)
any net income (but not loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)
subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person; and

(4)	the cumulative effect of a change in accounting principles.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.12. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock.

“Euroclear” means Euroclear Banking S.A./N.V. or any successor clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Customers” has the meaning provided in the Cash Management Agreement.

“Existing Debt” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than the Notes) in existence on the Amendment and Restatement Date as set out in Schedule 5.

“Existing Facility” means the credit facilities of the Company and its Subsidiaries listed on Schedule 5 hereto and in existence on the Amendment and Restatement Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Financial Advisor” means FTI Consulting or another independent financial advisor appointed by the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding by notice to the Trustee and the Issuer.

“Financial Year” means a financial year of the Company commencing on January 1 and ending on December 31.

“Fitch” means Fitch Ratings Ltd.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:  (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the applicable reference period; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable reference period; (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable reference period; and (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:  (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs (other than debt issuance costs incurred in connection with the issuance of the Notes) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (excluding the guarantee by the Company or any Restricted Subsidiary of any loans made to plasma farmers under the Nucleus Partnership Project), whether or not such Note Guarantee or Lien is called upon; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in Indonesia as in effect from time to time.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” and “Guarantors” means each of:

(a)	the Company; and

(b)	the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:  (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” or “holder of Note” means the Person in whose name a Note is registered on the Note Register described in Section 2.4.

“IDR” or “Rupiah” means the lawful currency for the time being of the Republic of Indonesia.

“Incur” or “Incurrence” means, with respect to any Indebtedness or other obligation of any Person, to issue, create, assume, extend, guarantee, incur or otherwise become liable for, in respect of such Indebtedness or other obligation; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

“Indebtedness” means, with respect to any specified Person on any date of determination (without duplication), any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:  (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker’s acceptances; (4) representing Capital Lease Obligations or Attributable Indebtedness in respect of sale and leaseback transactions entered by such Person; (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (6) representing any Hedging Obligations if and to the extent any of the preceding items in clauses (1) through (6) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this amended and restated Initial Notes Indenture (including all the schedules, exhibits and appendices hereto), as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Appraiser” means an accounting, appraisal or investment banking firm of international standing or the Financial Advisor; provided that such firm or appraiser is not an Affiliate of the Company.

“Indonesian Guarantees” means the Indonesian law guarantees, each of which shall be in Bahasa Indonesia and in the form of a notarial deed, to be provided by the Company and each Subsidiary Guarantor in favor of the Onshore Collateral Agent and the Secured Parties on the date hereof.

“Information Memorandum” means the Information Memorandum dated as of [●], 2013.

“Initial Budget” means the budget of the Company and its Subsidiaries as set forth in Schedule 4 hereto.

“Initial Notes” has the meaning as provided in the second paragraph of this Indenture.

“Initial Notes Indenture” means the indenture dated as of June 28, 2007 entered into among the Issuer, the Company, the guarantors defined therein, and The Bank of New York Mellon, as the then trustee, registrar and principal paying agent.

“Interest Payment Date” means June 30 and December 31 of each year, commencing June 30, 2013.

“Interest Period” means each period commencing on an Interest Payment Date and ending on (but excluding) the next Interest Payment Date; save that the first Interest Period will commence on the Amendment and Restatement Date and end on the following Interest Payment Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuer” has the meaning provided in the first paragraph of this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, fiduciary security, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein.

“Management Projections” means the projections as set forth in Schedule 3 hereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:  (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:  (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any consideration received in the form of assumption by the transferee of the relevant assets of Indebtedness or other obligations of the Company or the relevant Subsidiary and any consideration received in non-cash form), net of the direct costs relating to such Asset Sale, including, without limitation,

(a)
legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

(b)
all payments made on any Indebtedness that is secured by any property or asset subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such property or assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; and

(c)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

“Non-Recourse Indebtedness” means Indebtedness: (1) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries.

“Note Guarantees” means collectively: (i) the guarantees by the Company and each Subsidiary Guarantor of the Issuer’s obligations under this Indenture and the Notes, contained in and/or executed pursuant to the provisions of this Indenture; and (ii) the Indonesian Guarantees.

“Note Interest Rate” means, for each Interest Period ending on the respective Interest Payment Dates below, the Note Interest Rate indicated below:

Interest Periods ending on	Note Interest Rate (per annum)

June 30, 2013	2%
December 31, 2013	2%
June 30, 2014	2%
December 31, 2014	2%
June 30, 2015	4%
December 31, 2015	4%
June 30, 2016	4%
December 31, 2016	4%
June 30, 2017	4%
December 31, 2017	4%
June 30, 2018	6%
December 31, 2018	6%
June 30, 2019	8%
December 31, 2019	8%
June 30, 2020	8%
December 31, 2020	8%

“Notes” has the meaning provided in the [sixth/eighth] paragraph of this Indenture.

“Nucleus Partnership Project” means the project for the development of uninhabited tidal swampland in various regions of Indonesia, including the development of ponds in conjunction with the local government and the ownership and/or operation of those ponds and other assets constituting the Permitted Business by plasma farmers located in the relevant region of Indonesia.

“NY UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers” means the Chief Executive Officer, the President, the Vice-President Director, the Chief Financial Officer and each of the Directors of any Person.

“Officers’ Certificate” means, with respect to a Person, a certificate signed by two Officers of such Person.

“Opinion of Counsel” means a written opinion from recognized and established legal counsel and which opinion and counsel are acceptable to the Trustee.

“Permitted Business” means aquaculture operations, fish, shrimp and other marine animals, production and processing, including without limitation shrimp broodstock, shrimp fry, shrimp feed, shrimp products, fish feed and other animal products and feed, and other animals product and feed, and probiotics research production, sales, trading and distribution of the foregoing, together with such business activities as are incidental or related thereto; provided, however, that the Company’s and any Restricted Subsidiary’s operations in connection with the AWS Ponds and all financial support provided by the Company and any Subsidiaries of the Company for the AWS Ponds have been and will continue to be suspended indefinitely (with the exception that the Company and its Subsidiaries have an aggregate liability of IDR 312 billion in relation to guarantees of loans to plasma farmers that operate the AWS Ponds, IDR 161 billion of which has already been incurred or expended).

“Permitted Holder” means one or more of the following:  Mr. Jarran Chiaravanont, Mr. Montri Jiaravanont, Mr. Sumet Jiaravanon and Mr. Dhanin Chearavanont; their estate, spouses, children and spouses of their children (the “Family”), the legal representatives of any member of the Family and trustees of any bona fide trusts of which any one or more members of the Family are the only beneficiaries or the grantors, or any person whose voting power or voting stock is at least fifty-one percent (51%) Beneficially Owned by any one or more members of the Family.

“Permitted Investments” means:

(a)	any Investment in the Company or any other Restricted Subsidiary of the Company;

(b)	any Investment in Cash Equivalents and Temporary Cash Investments;

(c)
Investments in a Permitted Business for plasma farmers owning or operating ponds who are participants with the Company in a Nucleus Partnership Project (other than the AWS Ponds); provided that such investment is included in the then applicable Budget;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.15;

(e)	any Investment of funds deposited in the Collection Account in accordance with the provisions of the Cash Management Agreement;

(f)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)	Investments represented by Hedging Obligations permitted to be incurred under this Indenture;

(h)
loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed US$3.0 million at any one time outstanding;

(i)	travel and similar advances to officers and employees of the Company and the Subsidiaries of the Company made in the ordinary course of business;

(j)	advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Company or the Subsidiaries of the Company;

(k)	repurchases or redemptions of the Notes in accordance with the terms of the Transaction Documents;

(l)	advance payments to third parties in the ordinary course of business for goods and services purchased;

(m)
the acquisition and holding of receivables, if created or acquired in the ordinary course of business in connection with a Permitted Business and payable or dischargeable in accordance with customary trade terms; and

(n)	other Investments in an aggregate amount not to exceed US$1 million.

“Permitted Liens” means:

(a)	Liens on assets of the Company or any Subsidiary of the Company existing on the date of this Indenture as set out in Schedule 6 hereto securing Existing Debt;

(b)
Liens held by the Trustee and/or any of the Collateral Agents or an agent of  any of the Collateral Agents under the Security Documents securing the Notes and the related Note Guarantees incurred under this Indenture;

(c)
Liens on assets of the Company or any Subsidiary of the Company securing Indebtedness and other Obligations incurred and/or securing Hedging Obligations excluding the Collateral thereto permitted in accordance with this Indenture;

(d)	Liens in favor of the Company or any Subsidiary of the Company;

(e)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiaries of the Company, provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(f)
Liens to secure for the performance of statutory obligations, surety or appeal  bonds, letters of credit, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(g)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.10.2(d) covering only the assets acquired with or financed by such Indebtedness;

(h)	Liens to secure Indebtedness permitted under Section 4.10.2(j);

(i)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted; and provided that any reserve or other appropriate provision as is required in conformity with GAAP is made therefore;

(j)
Liens imposed by law, such as carriers’, warehouseman’s, landlord’s and mechanic’s liens, in each case incurred in the ordinary course of business and with respect to amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted; and provided that any reserve or other appropriate provision as is required in conformity with GAAP is made therefor;

(k)
Liens consisting of survey exceptions, easements or reservations of, or rights of others for, licenses, rights of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(l)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees).

(m)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(i)
the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness, (y) all accrued but unpaid interest on the Indebtedness and (z) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(n)
Liens over assets (other than the Collateral) including leases or sub-leases incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed US$5.0 million at any one time outstanding;

(o)	[Reserved];

(p)
Liens arising out of judgments not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and

(q)
Liens over assets (other than the Collateral) of the Company or any Subsidiaries of the Company under workmen’s compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contractors (other than for payment of indebtedness) or leases to which the Company or any Restricted Subsidiary of the Company is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary of the Company, or deposits for the payment of rent, in each case incurred in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(a)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(c)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Supplier” means either one of PT Tanindo Intertraco and PT Charoen Pokphand International.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgor” means any of the Issuer, the Company and any other Person granting any security in respect of any Collateral.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Principal” of any Indebtedness (other than the Notes) means the principal amount of such Indebtedness plus the premium, if any, on such Indebtedness.

“Principal Installment Amounts” means such amounts in U.S. Dollar as set forth opposite the respective Principal Installment Payment Dates in Schedule 2 hereto.

“Principal Installment Payments” means the installment payments of the principal of the Notes made pursuant to Schedule 2 hereto.

“Principal Installment Payment Dates” means the respective principal installment payment dates as set forth in Schedule 2 hereto.

“Pro Forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the Company, or otherwise a calculation made in good faith by the Board of Directors of the Company, as the case may be.

“Projected Consolidated EBITDA” means, for any Relevant Redemption Period or Relevant Interest Period, as applies, the Projected Consolidated EBITDA (which has been adjusted for all non-cash items, including, without limitation, all non-cash foreign exchange gains and losses) as set forth in the Management Projections.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Qualified Auditor” means one of Ernst & Young, Deloitte Touche Tohmatsu, KPMG or PricewaterhouseCoopers.

“Record Date” means the close of business on June 15 or December 15, as applicable, immediately preceding an Interest Payment Date.

“Relevant Interest Period” means: (i) in relation to the first Interest Payment Date, the two-quarterly period ending immediately prior to the first Interest Payment Date; and (ii) in relation to each subsequent Interest Payment Date through (and including) the sixth Interest Payment Date, the four-quarterly period ending immediately prior to such Interest Payment Date.

“Relevant Redemption Period” means, in relation to each anniversary of the Amendment and Restatement Date, the four-quarterly period ending immediately prior to such anniversary of the Amendment and Restatement Date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue” has the meaning provided in the Cash Management Agreement.

“Rupiah Equivalent” means, on any date, in relation to any amount denominated in U.S. Dollars, the amount of Rupiah which can be purchased with such amount of U.S. Dollars determined on the basis of the Bank Indonesia spot rate of exchange for the purchase of Rupiah with U.S. Dollar at 11 a.m. Jakarta time on such date.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such Property to another Person and the Company or such Restricted Subsidiary leases it back from such Person.

“Secured Obligations” means all of the obligations of the Issuer under the Notes and this Indenture and of the Guarantors under the Note Guarantees and the Indenture.

“Secured Parties” means the Trustee, each of the Collateral Agents, each Paying Agent, the Registrar and/or any Holder.

“Security” means, with respect to any asset, any mortgage, lien, pledge, fiduciary security, charge, security interest, assignment, hypothecation or encumbrance of any kind in respect of such asset, or any other agreement or arrangement, including without limitation, powers of attorney (whether in rem or contractual), having a similar effect, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein.

“Security Documents” means the various security documents by and among the Issuer, the Company, the Trustee, each of the Collateral Agents, or any agent of the Trustee or of any of the Collateral Agents, and the various other parties thereto, granting security in respect of any Collateral and defining the terms of the security for the Notes and the Note Guarantees.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” of the Company or any Restricted Subsidiary, as the case may be, means all Indebtedness of the Company or the Restricted Subsidiary, as relevant, whether outstanding on the Amendment and Restatement Date or thereafter created, except for Indebtedness which, in the Instrument creating or evidencing the same, is expressly stated to be subordinated in right of payment to the Notes or, in respect of the Company or any Restricted Subsidiary that is a Subsidiary Guarantor, its Guarantee; provided that Senior Indebtedness does not include (1) any obligation to the Company or any Restricted Subsidiary, (2) trade payables or (3) Indebtedness incurred in violation of this Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the latest of (1) the date of this Indenture, (2) the date the Indebtedness was originally incurred and (3) with respect to Acquired Indebtedness or other Indebtedness of a Subsidiary at the time of becoming a Restricted Subsidiary, the date the Subsidiary became a Restricted Subsidiary for purposes of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(a)
any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means PT Centralpertiwi Bahari, PT Centralwindu Sejati, PT Marindolab Pratama and PT Central Panganpertiwi.

“Temporary Cash Investments” means:

(a)	U.S. Dollars;

(b)
securities issued directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States (provided the full faith and credit of the United States pledged in support of those securities) having maturities of not more than six months from the date of acquisition; and

(c)
certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank with capital and surplus in excess of US$500 million and a Thomson Bank Watch Rating of “B” or better.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939, as so amended.

“Transaction Documents” means this Indenture, the Notes, the Note Guarantees, the Cash Management Agreement and the Security Documents.

“Trust Officer” means any officer within the Global Corporate Trust department of the Trustee (or any successor group of the Trustee) responsible for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Trustee” means The Bank of New York Mellon until a successor replaces it and, thereafter, means its successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company from time to time after the Amendment and Restatement Date as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Indebtedness;

(b)
except as permitted by Section 4.17 is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c)
is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries.

“U.S. Dollars,” “dollars” or the sign “US$” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“USD Equivalent Rate” means, on any date on which a calculation is made or required to be made pursuant to this Indenture, the Bank Indonesia spot rate of exchange for the purchase of U.S. Dollars with Rupiah at 11 a.m. Jakarta time on such date.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and/or its other Wholly-Owned Subsidiaries.

1.2	Other Definitions

Term	Defined in Section
“Additional Amounts”	4.22.2
“Additional Note Guarantee”	10.2
“Affiliate Transaction”	4.17.1
“Agent”	2.4.3
“Agreement Currency”	13.9.3
“Annual Budget”	4.28.1
“Asset Sale Offer”	4.15.2
“Auditor’s Compliance Certificate”	4.6.3
“Authorization Certificate”	2.3.1
“Available Equity Issuance Proceeds”	4.14

“AWS Capex Budget”	4.29.1
“Bid”	3.11.2
“Bid Acceptance Notice”	3.11.4
“Bid Notice”	3.11.2
“Certificated Notes”	Appendix A
“Change of Control Offer”	12.1
“Change of Control Payment Date”	12.1
“Code”	4.30
“Compliance Certificate”	4.6.1
“Covenant Defeasance”	8.2.2
“Depository”	Appendix A
“Dispute”	13.9.1
“Excess Proceeds”	4.15.2
“Events of Default”	6.1.1
“FATCA Withholding Tax”	4.30
“Global Notes”	Appendix A
“Guaranteed Indebtedness”	4.11.1
“Guaranteed Obligations”	10.1.1
“Judgment Currency”	13.9.3
“Legal Defeasance”	8.2.1
“Legal Holiday”	13.6
“Note Register”	2.4.1
“Offshore Collateral Agent”	11.1(b)
“Onshore Collateral Agent”	11.1(a)
“Paying Agent”, “Principal Paying Agent” “EU Paying Agent”	2.4.1
and “Singapore Paying Agent”	2.4.1
“Payor”	4.22.1
“Payment Default”	6.1.1
“Permitted Indebtedness”	4.10.2
“Registrar”	2.4.1
“Registrar of Companies”	2.4.1
“Relevant Taxing Jurisdiction”	4.22.1
“Restricted Payments”	4.12.1
“Rules”	13.10.1
“SIAC”	13.10.1
“SGX-ST”	2.4.1
“Taxes”	4.22.1
“Tax Redemption Date”	3.9.1
“Tender Offer”	3.11.1
“Tender Offer Notice”	3.11.1

1.3	Incorporation by Reference of Trust Indenture Act

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture. All TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rules have the meanings assigned to them by such definitions.

1.4	Rules of Construction

Unless the context otherwise requires:

1.4.1	a term has the meaning assigned to it;

1.4.2	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

1.4.3
all Rupiah amounts used in calculating figures that are required to be expressed in U.S. Dollars pursuant to this Indenture shall be converted into U.S. Dollars based on the USD Equivalent Rate on the date on which the relevant calculation is made or required to be made;

1.4.4	“or” is not exclusive;

1.4.5	“including” means including without limitation;

1.4.6	words in the singular include the plural and words in the plural include the singular;

1.4.7	unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

1.4.8
the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

1.4.9
the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock; and

1.4.10	any reference to principal, premium or interest will be deemed also to refer to any Additional Amounts which may be payable.

Article 2.                      THE NOTES

2.1	Notes

Subject to Section 2.3, the Trustee shall authenticate the Notes on the date hereof in the aggregate principal amount of US$325,000,000, and shall, pursuant to the terms hereof, deliver the Notes upon registration of transfer of, or in exchange for, or in lieu of, the Initial Notes and in each instance set forth in Sections 2.7, 2.8, 2.9 or 3.6, or in Appendix A.

2.2	Form and Dating

Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in, and expressly made part of, this Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to Appendix A which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Issuer is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuer. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A to Appendix A are part of the terms of this Indenture.

2.3	Execution and Authentication

2.3.1
An Officer shall sign the Notes for the Issuer by manual or facsimile signature. With the delivery of this Indenture, the Issuer is furnishing, and from time to time thereafter may furnish, a certificate substantially in the form of Exhibit B (an “Authorization Certificate”) identifying and certifying the incumbency and specimen (or facsimile) signatures of the Officers.  Until the Trustee receives a subsequent Authorization Certificate, the Trustee shall be entitled to conclusively rely on the last Authorization Certificate delivered to it for purposes of determining the Officers.  Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by the Trustee as provided for below. Nonetheless, on the notification of such defects or errors, the Issuer shall furnish the Trustee with an updated Authorization Certificate as soon as reasonably practicable.

2.3.2	If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

2.3.3
At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication, together with a written order of the Issuer in the form of an Officers’ Certificate for the authentication and delivery of such Notes, and the Trustee in accordance with such written order of the Issuer shall authenticate and deliver such Notes.

2.3.4
A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

2.3.5
The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

2.4	Registrar and Paying Agent

2.4.1
The Issuer shall maintain a registrar with an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) at all times in the Borough of Manhattan, The City of New York, New York, and one or more paying agents with offices or agencies where Notes may be presented for payment (the “Principal Paying Agent”) at all times in the Borough of Manhattan, The City of New York, New York (which initially will be the corporate trust office of the Trustee) and as long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and if the rules of the SGX-ST require, a paying agent with an office or agency in Singapore (the “Singapore Paying Agent”), where the Notes may be presented or surrendered for payment or redemption, in the event that the Issuer issues Certificated Notes. If the Issuer appoints a paying agent in an EU Member State, the Issuer shall ensure that it will maintain a paying agent in an EU Member State that will not be obliged to withhold or deduct for or on account of tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive (the “EU Paying Agent” and, together with Principal Paying Agent and the Singapore Paying Agent, the “Paying Agent”). The Registrar will maintain a register which shall be kept at its branch office in Singapore (the “Note Register”) reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of the Notes on behalf of the Issuer. The Issuer shall, within seven (7) days after the Note Register is first kept at the Registrar’s branch office in Singapore, lodge with the Singapore Registrar of Companies (appointed under the Singapore Companies Act (Cap.50, hereinafter the “Registrar of Companies”) notice of the place where the Note Register is kept and shall, within seven (7) days after any change in the place at which the Note Register is kept, lodge with the Registrar of Companies notice of the change. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change the Paying Agent or Registrar without prior notice to the holders of the Notes.

2.4.2
The Issuer hereby appoints the Trustee as initial Registrar and Principal Paying Agent in the Borough of Manhattan, The City of New York, New York, in connection with the Notes, and the Trustee hereby accepts such appointment.

2.4.3
Whenever the Issuer appoints a Registrar, Paying Agent or co-Registrar (each, an “Agent”) which is not a party to this Indenture, it will cause such Agent to execute and deliver to the Trustee an agreement substantially in the form of Exhibit C hereto, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any Wholly-Owned Subsidiary incorporated or organized within the United States may act as Paying Agent, Registrar, co-registrar or transfer agent.

2.5	Paying Agent to Hold Money in Trust

No later than 9:00 a.m. New York City time one Business Day prior to each due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent in same day funds a sum sufficient to pay such principal and interest when so becoming due. Each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Wholly-Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. If and to the extent that any payment of principal of, or interest on, the Notes is made to a Paying Agent out of the Collection Account, such payment shall be deemed to have been made by the Issuer to the Paying Agent pursuant to this Indenture.

2.6	Replacement Notes

2.6.1
If any mutilated Note is surrendered to the Trustee, the Issuer shall execute and the Trustee, upon written order of the Issuer pursuant to Section 2.3, shall authenticate and deliver in exchange therefor a replacement Note of like tenor (including the same date of issuance) and principal amount and bearing a number not contemporaneously outstanding.

2.6.2	(a)
If there shall be delivered to the Issuer and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note; and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless and the requirements of Section 8-405 of the NY UCC, then, the Issuer shall execute and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Notes, a replacement Note of like tenor (including the same date of issuance) and principal amount and bearing a number not contemporaneously outstanding.

(b)
After the delivery of such replacement Note or payment of a destroyed, lost or stolen Note pursuant to Section 2.6.3, if a protected purchaser (as defined in the NY UCC) of the original Note in lieu of which such replacement Note was issued presents such original Note for payment, the Issuer and the Trustee shall be entitled to recover such replacement Note (or such payment) from the Person to whom it was delivered or any Person taking such replacement Note from such Person to whom such replacement Note was delivered or any assignee of such Person other than a protected purchaser, and shall be entitled to recover from the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith.

2.6.3
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or shall have been selected or called for redemption, the Issuer in its discretion may, instead of issuing a new Note, pay such Note except that any mutilated Note shall be surrendered.

2.6.4
Upon the issuance of any replacement Notes under this Section, the Issuer may require the payment by the relevant Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

2.6.5
Every replacement Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Notes shall constitute complete and indefeasible evidence of a contractual obligation of the Issuer as if originally issued, whether or not the destroyed, lost or stolen Notes shall be found at any time, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

2.6.6
The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

2.7	Outstanding Notes

2.7.1
Notes outstanding at any time are all authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

2.7.2
If a Note is replaced pursuant to Section 2.6, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in NY UCC).

2.7.3
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

2.8	Temporary Notes

Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon written order of the Issuer pursuant to Section 2.3, authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon written order of the Issuer pursuant to Section 2.3, shall authenticate Certificated Notes and deliver them in exchange for temporary Notes.

2.9	Cancellation

All Notes surrendered for payment, redemption or registration of transfer shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Note previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Indenture. The Trustee shall destroy cancelled Notes held by it and deliver a certificate of destruction to the Issuer upon written request, unless the Issuer directs the Trustee to deliver cancelled Notes to the Issuer.

2.10	Payment of Interest; Interest Rights Preserved

Interest on any Note that is payable and is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name such Note is registered at the close of business on the regular Record Date for such interest notwithstanding the cancellation of such Note upon any transfer subsequent to the regular Record Date. Payment of interest on Notes shall be made in the manner provided in Appendix A.

2.11	Defaulted Interest

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the persons who are holders of Notes on a subsequent special Record Date. The Issuer shall fix or cause to be fixed any such special Record Date and payment date to the satisfaction of the Trustee and shall promptly mail to each holder of a Note a notice that states the special Record Date, the payment date and the amount of defaulted interest to be paid.

2.12	CUSIP, ISIN and Common Code Numbers

The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “CUSIP,” “ISIN” and “Common Code” numbers.

Article 3.            REDEMPTION

3.1	Notices to Trustee

3.1.1
If the Issuer elects to redeem Notes pursuant to paragraph 6 or 8 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and that such redemption is being made pursuant to paragraph 6 or 8 of the Notes, as the case may be.

3.1.2
The Issuer shall give each notice to the Trustee provided for in this Section not less than thirty (30) nor more than sixty (60) days before the redemption date unless the Trustee consents to a shorter or, as the case may be, longer period. Such notice, if issued pursuant to paragraph 8 of the Notes, shall be accompanied by an opinion of independent tax counsel appointed by the Issuer and acceptable to the Trustee to the effect that the circumstances referred to in paragraphs 8.1 and 8.2 of the Notes exist.

3.2	Selection of Notes to be Redeemed

3.2.1
If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

3.2.2
Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

3.3	Notice of Redemption

3.3.1
At least thirty (30) days but not more than sixty (60) days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each holder of Notes to be redeemed, which notice shall also be sent at least once to the Dow Jones News Service or similar business news service in the United States.

3.3.2	The notice shall identify the Notes to be redeemed and shall state:

(a)	the redemption date;

(b)	the redemption price;

(c)	the name and address of the Paying Agent;

(d)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)	if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(f)	that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g)	the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed;

(h)	the CUSIP, ISIN or Common Code number, if any, printed on the Notes being redeemed; and

(i)	that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

3.3.3
At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section at least forty five (45) days before the redemption date.

3.4	Effect of Notice of Redemption

Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of holders of Notes of record on the Record Date, which shall be three (3) Business Days prior to the redemption date, to receive interest due on the related Interest Payment Date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any holder of a Note shall not affect the validity of the notice to any other holder of a Note. Any notice of redemption is irrevocable and may not be conditional.

3.5	Deposit of Redemption Price

No later than 9:00 a.m. New York City time one Business Day prior to the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly-Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in same day funds money sufficient to pay the redemption price of and accrued interest (subject to the right of holders of Notes of record on the relevant Record Date to receive interest due on the related Interest Payment Date that is on or prior to the date of redemption) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. If and to the extent that any payment of the redemption price of, or interest on, the Notes is made to a Paying Agent out of the Collection Account, such payment shall be deemed to have been made by the Issuer to such Paying Agent pursuant to this Indenture.

3.6	Notes Redeemed in Part

Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee, upon written order of the Issuer pursuant to Section 2.3, shall authenticate for the holder of a Note (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

3.7	Optional Redemption

3.7.1
The Issuer may at its option redeem the Notes, in whole but not in part, at a redemption price equal to one hundred percent (100%) of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date.

3.7.2	[Reserved]

3.7.3
The Issuer shall give not less than thirty (30) days’ nor more than sixty (60) days’ notice of any redemption provided, however, that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Notices of redemption may not be conditional. The Trustee shall select Notes for redemption on a pro rata basis, unless otherwise required by law or applicable stock exchange requirements.

3.7.4
No Notes of US$100,000 in principal amount or less shall be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On or after the redemption date, the interest will cease to accrue on Notes or portions of them called for redemption. Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

3.8	[Reserved]

3.9	Redemption for Tax Reasons

3.9.1
The Notes may be redeemed, at the option of the Issuer, in whole but not in part, at any time upon giving not less than thirty (30) nor more than sixty (60) days’ written notice to the Trustee (which notice shall be irrevocable), at a redemption price equal to the aggregate principal amount thereof, plus accrued and unpaid interest to the date fixed by the Issuer for redemption (the “Tax Redemption Date”) (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date, if the Issuer determines that, as a result of:

(a)
any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Indonesia or Singapore (or any political subdivision or taxing authority of Indonesia or Singapore) affecting taxation which becomes effective on or after the date of this Indenture; or

(b)
any change in position regarding the application, administration or any new or different interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of this Indenture,

(i) the Issuer is, or on the next Interest Payment Date would be, required to pay Additional Amounts or (ii) the Company is, or on the next Interest Payment Date would be, unable, for reasons outside its control, to cause the Issuer to pay amounts due under the Notes, and with respect to any amount due under the Note Guarantees or this Indenture as a result of the Issuer’s failure to pay any such amounts under the Notes, the Company is, or on the next Interest Payment Date would be, required to pay Additional Amounts, provided that, with respect to Indonesian taxes, the Company is required to pay Additional Amounts with respect to taxes imposed by Indonesia at a rate in excess of twenty percent (20%) or (iii) with respect to any payment to the Issuer to enable the Issuer to make any payment of principal of, or interest on, the Notes or the Additional Amounts, the Company is or on the next Interest Payment Date would be, required to deduct or withhold any tax of Indonesia (or any political subdivision or taxing authority thereof or therein) at a rate in excess of twenty percent (20%), and in each case the Issuer (or the Company) determines that such payment obligation cannot be avoided by the Issuer (or the Company) taking reasonable measures.

3.9.2
Notwithstanding the provisions of Section 3.9.1, no such notice of redemption shall be given earlier than ninety (90) days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amount or make such withholding or deduction if a payment in respect of the Notes or the Note Guarantees were then due. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent tax counsel acceptable to the Trustee to the effect that the circumstances referred to in Sections 3.9.1(a) or 3.9.1(b) exist. The Trustee shall accept such Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

3.10	Mandatory Redemption or Sinking Fund

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

3.11	Note Buy-Backs

3.11.1
In the event that (i) Actual Consolidated EBITDA for any Relevant Redemption Period commencing prior to the third anniversary of the Amendment and Restatement Date exceeds Projected Consolidated EBITDA for such period by more than US$15 million or (ii) Actual Consolidated EBITDA for any other Relevant Redemption Period exceeds Projected Consolidated EBITDA for such period by more than US$10 million, the Issuer shall, within twenty (20) calendar days of delivery to the Trustee of the Company’s financial statements for the last quarter of that Relevant Redemption Period (or if earlier, the date on which the Issuer was required to deliver such financial statements to the Trustee), deliver a notice in writing (a “Tender Offer Notice”) to each Holder, offering (a “Tender Offer”) to apply the Available Buy-Back Amount in redemption of the Notes in accordance with this Section 3.11 and inviting each Holder to tender Notes for redemption by the Issuer at a discount to the face value of the Notes.

3.11.2
Any Holder wishing to tender Notes for redemption by the Issuer at a discount to the face value of the Notes (a “Bid”) shall be required to deliver a notice in writing (a “Bid Notice”) to the Issuer on or prior to the date falling thirty (30) calendar days from the date of the Tender Offer Notice. The Bid Notice must specify, inter alia:

(i)	the principal amount of Notes in respect of which the relevant Bid is submitted; and

(ii)	the price at which the relevant Holder requires such Notes to be redeemed.

3.11.3
The Issuer will accept Bids in inverse order of the redemption price offered (with the offer representing the largest discount to the face value of the Notes being accepted first). If the Issuer receives two (2) or more Bids at the same redemption price, it shall accept such Bids on a pro rata basis. The Issuer shall be entitled to accept any Bid in part to the extent that the Available Buy-Back Amount is insufficient to enable it to accept such Bid in full.

3.11.4	If the Issuer accepts a Bid, it shall deliver a notice in writing (a “Bid Acceptance Notice”) to the relevant Holder within fourteen (14) calendar days of the date of the relevant Bid Notice.

3.11.5	If the Issuer delivers a Bid Acceptance Notice in accordance with this Section 3.11:

(i)
it shall redeem the Notes specified in such Bid Acceptance Notice on the date falling fourteen (14) calendar days from the date of such Bid Acceptance Notice (or, if such date is not a Business Day, on the next succeeding Business Day);

(ii)	the relevant amount of the Notes shall be cancelled on receipt of the redemption proceeds; and

(iii)	it will immediately following such redemption and cancellation notify the Trustee that such Notes have been redeemed and cancelled.

3.11.6
To the extent that any portion of the Available Buy-Back Amount remains following the consummation of a Tender Offer as set out above, within thirty (30) calendar days from delivery of all Bid Acceptance Notices, or in the event that no Bids are submitted, within forty (40) calendar days from the date of the Tender Offer Notice, the Issuer will deliver a notice in writing to each Holder offering to apply the remaining Available Buy-Back Amount pro rata among the Holders in redemption of the Notes. The offer price will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Buy-Back Amount.  The Issuer will notify the Trustee of any redemption of Notes pursuant to this Section 3.11.6 immediately following such redemption.

3.11.7
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to any Tender Offer. To the extent that the provisions of any securities laws or regulations conflict with the Tender Offer provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.11 by virtue of such compliance.

Article 4.                      COVENANTS

4.1	Payment of Notes

4.1.1
The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if (a) the Issuer has deposited such amounts with the Paying Agent pursuant to Section 2.5 and (b) on such date (no later than 10:00 a.m. New York City time) the Trustee or the Paying Agent holds for the benefit of the holders of the Notes in accordance with this Indenture money deposited and designated for paying, and sufficient to pay, all principal and interest then due.

4.1.2
The Issuer shall pay interest on overdue principal at the rate specified therefore in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

4.2	Maintenance of Office or Agency

The Issuer shall maintain a Registrar and a Paying Agent with such offices or agencies as required pursuant to Section 2.4. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 13.1.

4.3	Corporate Existence

Except as otherwise permitted by or excluded from Article 5, the Company shall do or cause to be done, at its own cost and expense, all things reasonably necessary to preserve and keep in full force and effect its corporate or other existence and the corporate or other existence of each of its Subsidiaries in accordance with its organizational documents and the respective organizational documents of each such Subsidiary and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary in connection with the performance of the Transaction Documents and the Security Documents.

4.4	Payment of Taxes and Other Claims

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or its Properties or any of its Subsidiaries’ Properties and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its Properties or any of its Subsidiaries’ Properties, except, in each case, as would not be, in the aggregate, reasonably likely to have a material adverse effect on the business and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

4.5	Maintenance of Properties and Insurance

4.5.1
The Company shall, and shall cause each of its Subsidiaries to, maintain its Properties in good working order and condition (subject to ordinary wear and tear) and make all reasonably necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business, unless the failure to do so, in each case, would not be, in the aggregate, reasonably likely to have a material adverse effect on the business and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that nothing in this Section 4.5 shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Company or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of its businesses and is not disadvantageous in any material respect to the holders of the Notes.

4.5.2
The Company shall maintain with financially sound and reputable insurance companies insurance in such amounts and against such risk as are customarily maintained in connection with its business and by companies engaged in the same or similar business operating in the same or similar location.

4.6	Compliance Certificate; Auditor’s Compliance Certificate; Notice of Default

4.6.1
Each of the Issuer and the Company shall deliver to the Trustee within one hundred and twenty (120) days after the end of each fiscal year of the Company ending after the Amendment and Restatement Date and within fourteen (14) days of any request by the Trustee for the same, a compliance certificate in substantially the form attached hereto as Exhibit D (a “Compliance Certificate”) stating that a review of its activities during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such Compliance Certificate, that to the best of such Officer’s knowledge, after due inquiry, the Issuer, the Company and any other Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and the obligations contained in this Indenture and the Notes and no Default or Event of Default occurred during such year and at the date of such Compliance Certificate there is no Default or Event of Default that has occurred and is continuing or, if such Officers do know of such Default or Event of Default, the Compliance Certificate shall describe the Default or Event of Default and its status with particularity. The Compliance Certificate shall also notify the Trustee should either the Issuer or the Company elect to change the manner in which it fixes its fiscal year end.

4.6.2
The Company shall deliver written notice in the form of an Officers’ Certificate to the Trustee within thirty (30) days after the occurrence of any Default, setting forth the status of such Default and what action the Company is taking or proposes to take with respect thereto.

4.6.3
The Company will submit to the Trustee a compliance certificate (“Auditor’s Compliance Certificate”) prepared by the Qualified Auditor certifying compliance by the Company and the Subsidiaries with: (i) the covenants set out in this Indenture; (ii) each Budget; and (iii) any AWS Capex Budget; in each case: (1) within sixty (60) calendar days of each Interest Payment Date until the first scheduled redemption of the Notes (i.e., until June 30, 2018); and (2) within sixty (60) calendar days of each anniversary of the Amendment and Restatement Date on an annual basis thereafter.

4.6.4
In the event that the Qualified Auditor is unable to certify compliance with any Budget, the Issuer shall deliver, or cause to be delivered, a certificate from the Qualified Auditor which: (i) identifies the reason for such non-compliance; and (ii) confirms that the Issuer and the Company have (where applicable) complied with their obligations to notify the Trustee and the holders of Notes and/or provided a written confirmation from the Financial Advisor to the Trustee addressed to the holders of Notes.

4.7	Compliance with Laws

The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions of the Republic of Indonesia, the United States of America and the Republic of Singapore, all states and municipalities thereof, and any other jurisdiction to which the Company or, as the case may be, the applicable Restricted Subsidiary or their respective properties or assets is subject and, in each case, all subdivisions thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the Republic of Indonesia, the United States of America, the Republic of Singapore and any other jurisdiction to which the Company or, as the case may be, the applicable Restricted Subsidiary or their respective properties or assets is subject and, in each case, all subdivisions thereof, in respect of the conduct of its businesses and the ownership of its properties, except for such non-compliances as are not in the aggregate reasonably likely to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole.

4.8	Waiver of Stay, Extension or Usury Laws

The Issuer, the Company and each other Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer, the Company or any such Guarantor, as the case may be, from paying all or any portion of the principal of or interest on the Notes or performing its Note Guarantee, as the case may be and as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and the Issuer, the Company and each other Guarantor hereby expressly waives (to the extent that it may lawfully do so) all benefit or advantage of any such law and covenants (to the extent that it may lawfully do so) that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

4.9	Reports

4.9.1
The Company shall file with the Trustee copies of financial statements, audited by a Qualified Auditor, in the form and by the dates required by the Indonesian Stock Exchange. If at any time the shares of stock of the Company shall cease to be listed on the Indonesian Stock Exchange, the Company will file with the Trustee quarterly and annual financial statements and related footnotes, prepared in accordance with GAAP. The Trustee shall, upon written request (at the expense of the Company), furnish such copies it receives from the Company to the holders of Notes. The Company shall furnish to the Trustee:

(a)
as soon as they are available, but in any event within one hundred and twenty (120) calendar days after the end of each fiscal year of the Company, copies of its financial statements (on a consolidated basis) in respect of such financial year (including a statement of income, balance sheet and cash flow statement) audited by a Qualified Auditor; and

(b)
as soon as they are available, but in any event within sixty (60) calendar days after the end of each financial quarter of the Company, copies of its unaudited financial statements (on a consolidated basis), including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Company together with a certificate signed by the person then authorized to sign financial statements on behalf of the Company to the effect that such financial statements present fairly the financial position of the Company as at the end of, and the results of its operations for, the relevant quarterly period (subject to normal year-end audit adjustment), and the Trustee shall, upon written request, furnish such copies it receives from the Issuer to the holders of the Notes.

4.9.2
At any time that Unrestricted Subsidiaries represent five percent (5%) or more of the total assets of the Company, the quarterly and annual financial information required by Section 4.9.1 above shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

4.10	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

4.10.1
The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), and the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of Preferred Stock.

4.10.2	Section 4.10.1 above shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(a)
the Incurrence by the Company and its Subsidiaries (other than the Issuer) of drawn and undrawn commitments of Existing Debt, provided that the Existing Debt incurred under any single Existing Facility may not exceed the maximum available commitment of the lenders under such Existing Facility on the Amendment and Restatement Date;

(b)
the Incurrence by the Company or any Subsidiaries (other than the Issuer) of guarantees of term loans and working capital facilities extended to plasma farmers in connection with their purchase of ponds (other than the AWS Ponds) and other assets meeting the definition of Permitted Business from the Company or any Restricted Subsidiary pursuant to the Nucleus Partnership Project (other than assets relating to the AWS Ponds);

(c)	the Incurrence by the Issuer, the Company and Subsidiary Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Amendment and Restatement Date;

(d)
the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under clauses (a), (b), (c) and (j) of this Section 4.10.2;

(e)	the Incurrence by the Company or any of its Subsidiaries (other than the Issuer) of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that:

(i)
such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(ii)
(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held (as an asset) by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by clause (e);

(iii)	no Subsidiary Guarantor may incur any intercompany Indebtedness to any Subsidiary that is not also a Subsidiary Guarantor;

(f)	the Incurrence by the Company or any of its Subsidiary Guarantors of Hedging Obligations in the ordinary course of business;

(g)
the guarantee by the Company or a Subsidiary Guarantor of Indebtedness of a Subsidiary Guarantor or Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(h)
the Incurrence by the Company or any Subsidiary Guarantor of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit for trade, performance and surety bonds in the ordinary course of business;

(i)
the Incurrence by the Company or any Subsidiary Guarantor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered with five Business Days;

(j)
the Incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness Incurred for working capital purposes in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any such additional Indebtedness, not to exceed:  (1) IDR 250 billion, or (2) from and including January 1, 2015, provided that, Actual Consolidated EBITDA for the four-quarterly period ending immediately prior to the date on which such additional Indebtedness is incurred is equal to or greater than Projected Consolidated EBITDA for such four-quarterly period, IDR 450 billion.

4.10.3
The Company shall not Incur, and shall not permit any of its Subsidiaries to Incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

4.10.4
For purposes of determining compliance with this Section 4.10, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in Section 4.10.2 above, the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.10. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.10. The amount of any Indebtedness outstanding as of any date will be:

(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(b)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(c)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

4.11	Limitation on Issuances of Guarantees by Subsidiaries

4.11.1
The Company shall not permit any Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any other Restricted Subsidiary, unless (1) (a) such Restricted Subsidiary, simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary guarantee of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary guarantee until the Notes have been paid in full or (2) such guarantee and such Guaranteed Indebtedness are permitted by clause (b) of Section 4.10.2 above.

4.11.2
If the Guaranteed Indebtedness (A) ranks pari passu in right of payment with the Notes or any Subsidiary guarantee, then the guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, the Subsidiary guarantee or (B) is subordinated in right of payment to the Notes or any Subsidiary guarantee, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary guarantee.

4.12	Limitation on Restricted Payments

4.12.1
Section 4.12.2 below permits the Company to declare and pay dividends in specified circumstances.  Except as provided in Section 4.12.2 below, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)
declare or pay dividends or make any other payment or distribution on account of the Company’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(b)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(c)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof, or

(d)	make any Restricted Investment;

(all such payments and other actions set forth in Sections 4.12.1(a) through (d) above being collectively referred to as “Restricted Payments”).

4.12.2
So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.12.1 will not prohibit the Company from declaring or paying dividends if on the date of each such declaration or payment:

(1)
the Company and the Subsidiary Guarantors, as a group, maintained a Fixed Charge Coverage Ratio in excess of 10:1 for the then most recently completed four (4) quarter period for which financial statements have been prepared in accordance with this Indenture;

(2)
the Company and the Subsidiary Guarantors, as a group, maintained a total Indebtedness to Consolidated EBITDA ratio of 1:1 for the then most recently completed four (4) quarter period for which financial statements have been prepared in accordance with this Indenture; and

(3)
all Restricted Payments, taken as a whole, do not exceed five percent (5%) of Consolidated Net Income for the then most recently completed four (4) quarter period for which financial statements have been prepared in accordance with this Indenture.

4.13	Limitation on Liens

The Issuer shall not, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether owned at the Amendment and Restatement Date or acquired after that date, or any interests therein or any income or profits therefrom. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset of the Company or any of its Subsidiaries, whether owned on the date hereof or hereafter acquired, except Permitted Liens, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Indebtedness of the Company or any of its Subsidiaries secured by such Lien.

4.14	Limitation on Equity Issuance

The Issuer, the Company and the Subsidiaries shall not be permitted to issue any Equity Interests to Persons other than the Company following the Amendment and Restatement Date without the prior written consent of each holder of Notes, save that the Company will be permitted to issue Equity Interests if (i) any such issue of Equity Interests does not result in a Change of Control and (ii) not less than fifteen percent (15%) of the total proceeds of such issuance of Equity Interests (the “Available Equity Issuance Proceeds”) are applied towards the redemption of Notes as follows:

4.14.1
The Issuer shall, within twenty (20) calendar days of such issuance of Equity Interests, deliver a Tender Offer Notice to each Holder, offering to apply the Available Equity Issuance Proceeds in redemption of the Notes in accordance with this Section 4.14 and inviting each Holder to tender Notes for redemption by the Issuer at a discount to the face value of the Notes.

4.14.2
Any Holder wishing to submit a Bid shall be required to deliver a Bid Notice to the Issuer on or prior to the date falling thirty (30) calendar days from the date of the Tender Offer Notice. The Bid Notice must specify, inter alia:

(i)	the principal amount of Notes in respect of which the relevant Bid is submitted; and

(ii)	the price at which the relevant Holder requires such Notes to be redeemed.

4.14.3
The Issuer will accept Bids in inverse order of the redemption price offered (with the offer representing the largest discount to the face value of the Notes being accepted first). If the Issuer receives two (2) or more Bids at the same redemption price, it shall accept such Bids on a pro rata basis. The Issuer shall be entitled to accept any Bid in part to the extent that the Available Equity Issuance Proceeds are insufficient to enable it to accept such Bid in full.

4.14.4	If the Issuer accepts a Bid, it shall deliver a Bid Acceptance Notice to the relevant Holder within fourteen (14) calendar days of the date of the relevant Bid Notice.

4.14.5	If the Issuer delivers a Bid Acceptance Notice in accordance with this Section 4.14:

(i)
it shall redeem the Notes specified in such Bid Acceptance Notice on the date falling fourteen (14) calendar days from the date of such Bid Acceptance Notice (or, if such date is not a Business Day, on the next succeeding Business Day);

(ii)	the relevant amount of the Notes shall be cancelled on receipt of the redemption proceeds; and

(iii)	it will immediately following such redemption and cancellation notify the Trustee that such Notes have been redeemed and cancelled.

4.14.6
To the extent that any portion of the Available Equity Issuance Proceeds remains following the consummation of a Tender Offer as set out above, within thirty (30) calendar days from delivery of all Bid Acceptance Notices, or in the event that no Bids are submitted, within forty (40) calendar days from the date of the Tender Offer Notice, the Issuer will deliver a notice in writing to each Holder offering to apply the remaining Available Equity Issuance Proceeds pro rata among the Holders in redemption of the Notes. The offer price will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Equity Issuance Proceeds.  The Issuer will notify the Trustee of any redemption of Notes pursuant to this Section immediately following such redemption.

4.14.7
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to any Tender Offer. To the extent that the provisions of any securities laws or regulations conflict with the Tender Offer provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section  by virtue of such compliance.

4.15	Limitation on Asset Sales

4.15.1	The Company shall not, and shall not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(a)
the Company, or the Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of; and

(b)
at least seventy five percent (75%) of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 4.15.1(b), each of the following will be deemed to be cash:  (i) any liabilities (as shown on the Company’s or such Subsidiary’s most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee)) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

4.15.2
Any Net Proceeds from Asset Sales will constitute “Excess Proceeds.” When Excess Proceeds from any Asset Sale exceed US$1 million, within five days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Section 4.15.2 with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer shall provide to the Trustee an Officer’s Certificate stating such principal amounts of Notes, such other pari passu Indebtedness and such amount of Excess Proceeds and the Trustee shall apply a pro rata portion of the Excess Proceeds to purchase the Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

4.15.3
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

4.16	Limitation on Other Payment Restrictions Affecting Subsidiaries

4.16.1
The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(a)
pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Subsidiaries;

(b)	make loans or advances to the Company or any of its Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries.

4.16.2	Notwithstanding Section 4.16.1, such restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(a)	this Indenture, the Notes, the Note Guarantees and the Security Documents;

(b)	applicable law, rule, regulation or order;

(c)	[Reserved]

(d)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(e)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.16.1(c);

(f)	[Reserved]

(g)
Permitted Refinancing Indebtedness and any amendment, modification, supplement or novation thereof; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (and any amendments, modifications, supplements or novations thereof), are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(h)	Liens permitted to be incurred under Section 4.13 that limit the right of the debtor to dispose of the assets subject to such Liens;

(i)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(j)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(k)
restrictions relating to Indebtedness of a Restricted Subsidiary of the Company existing at the time it became a Restricted Subsidiary, provided that (i) such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary and (ii) such restriction is not applicable to any Persons other than such Restricted Subsidiary.

4.17	Limitation on Transactions with Affiliates

4.17.1
The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(a)
the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b)	the Company delivers to the Trustee:

(i)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2 million in any Financial Year, a Board Resolution stating that such Affiliate Transaction complies with this Section 4.17 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(ii)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$4 million in any Financial Year, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Appraiser.

4.17.2	The following items will not be deemed to be Affiliate Transactions and shall not be subject to Section 4.17.1:

(a)	[Reserved]

(b)
any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(c)	[Reserved]

(d)	transactions between or among the Company and/or its Subsidiary Guarantors;

(e)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(f)	[Reserved]

(g)	Restricted Payments that do not violate the provisions of Section 4.12;

(h)	[Reserved]

(i)
any agreement as in effect as of the Amendment and Restatement Date as described in the Information Memorandum or any renewal or extension thereof or any transaction contemplated thereby (including pursuant to any amendment thereto or renewal or extension thereof) or in any replacement agreement thereto as long as any such amendment, renewal, extension or replacement agreement is not more disadvantageous to the holders of Notes in any material respect than the original agreement as in effect on the Amendment and Restatement Date; and

(j)	the purchase of shrimp feed, raw materials for the production of shrimp, shrimp feed or fish feed or fuel from a Permitted Supplier.

4.17.3
The Company shall not, and shall not permit any of its Subsidiaries to enter into any transaction or series of related transactions for the purchase of shrimp feed, raw materials for the production of shrimp, shrimp feed or fish feed or fuel from a Permitted Supplier, unless:

(a)
such transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(b)	the Company delivers to the Trustee:

(i)
with respect to any such transaction or series of related transactions involving aggregate consideration in excess of US$5 million in an Financial Year, a Board Resolution stating that such transaction complies with this Section 4.17 and that such transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(ii)
with respect to any such transaction or series of related transactions involving aggregate consideration in excess of US$10 million in any Financial Year, an opinion as to the fairness to the Company or such Subsidiary of such transaction from a financial point of view issued by an Independent Appraiser.

4.18	Designation of Restricted and Unrestricted Subsidiaries

4.18.1
The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 4.12.1 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. Such designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

4.18.2
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the conditions of Section 4.18.1 and was permitted by Section 4.12.1. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date pursuant to Section 4.10 the Company will be in default of Section 4.10. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if:

(a)	such Indebtedness is permitted pursuant to Section 4.10, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(b)	no Default or Event of Default would be in existence following such designation.

4.18.3
The Company confirms to the Trustee that, except for the Issuer, there are no Restricted Subsidiaries of the Company as of the date hereof and agrees to notify the Trustee in writing of each Person that shall become a Restricted Subsidiary of the Company after the date hereof. The Trustee shall be entitled to assume that, except for the Issuer, there are no Restricted Subsidiaries of the Company unless otherwise notified by the Company in writing. Notwithstanding anything to the contrary herein, the Issuer shall at all times remain a Restricted Subsidiary of the Company.

4.19	Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction, provided, however, that this Section 4.19 shall not prohibit any Sale and Leaseback Transaction which was entered into prior to June 28, 2007, or any Capital Lease Obligations set forth on Schedule 5, and the incurrence of any Permitted Refinancing Indebtedness in respect of any such Sale and Leaseback Transaction or Capital Lease Obligations.

4.20	Limitation on Business

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

4.21	Payment of Receivables

The Company shall, and shall cause each of its Subsidiaries to, instruct its export customers, other than the Exempted Customers, to pay all receivables denominated in currencies other than Rupiah, to the Issuer and into the Collection Account in accordance with the provisions of this Indenture and the Cash Management Agreement.

4.22	Additional Amounts

4.22.1
All payments made by the Issuer or any Guarantor (each, a “Payor”) under, or with respect to, the Notes or the Note Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed, levied, collected or assessed by the Republic of Singapore or any other jurisdiction in which the Issuer or any Guarantor is organized or resident for tax purposes or from or through which payment is made (including, in each case, any political subdivision thereof) (the “Relevant Taxing Jurisdiction”) unless the Payor is required to withhold or deduct such Taxes by law or by the official interpretation or administration thereof.

4.22.2
If the Payor is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or any Note Guarantee, the Payor shall pay such additional amounts (“Additional Amounts”) as may be necessary (without duplication) so that the net amount received by each holder of a Note (including Additional Amounts) or the Note Guarantees, as the case may be after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

4.22.3	Notwithstanding Section 4.21.2, no such Additional Amounts shall be payable with respect to any payment on any Note or under any Note Guarantee to the extent:

(a)
that any Taxes would not have been imposed but for the existence of any present or former connection between the beneficial owner or holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over such holder, if the holder is an estate, a trust, a partnership or a corporation) of a Note and the Relevant Taxing Jurisdiction, other than a connection arising solely from:

(i)	the holding of such Note;

(ii)	the exercise of any right provided by such Note or Note Guarantees;

(iii)	the enforcement of the terms of such Note or Note Guarantees; or

(iv)	the receipt of payments with respect to such Note or Note Guarantees;

(b)
of any such Taxes with respect to a Note presented for payment more than thirty (30) days after the date on which that payment became due and payable or the date on which payment is provided for and notice given to beneficial owners or holders of Notes, whichever occurs later, except to the extent that payments to the relevant holder would have been subject to deduction or withholding of Taxes, and the beneficial owner or holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of such thirty (30) day period;

(c)
that any such Taxes would not have been imposed but for the failure of the beneficial owner or the holder of such Note to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the beneficial owner or the holder of such Note, in each case if compliance is required by law, regulation, administrative practice, treaty or other governmental doctrine as a precondition to exemption from, or reduction in the rate of, deduction or withholding of such Taxes;

(d)	of any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment, or other governmental charge imposed with respect to such Notes or under the Note Guarantees;

(e)
that any such taxes, duties, assessments or governmental charges are imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 (including European Union Directive on the Taxation of Savings Income (Directive 2003/48/EC) or any law implementing or complying with, or introduced in order to conform to, such Directive);

(f)
such Note was presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a different jurisdiction;

(g)
any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction on or withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the Notes or under the Note Guarantees; or

(h)	of any combination of clauses (a) through (g) above.

4.22.4
Any reference in the Notes, the Note Guarantees or this Indenture to principal, premium or interest shall be deemed also to refer to any Additional Amounts to the extent such Additional Amounts are, were or would be payable in respect thereof under this Section 4.22 unless the context otherwise requires.

4.22.5
Although the Trustee has no duty to monitor the tax compliance status of the Issuer or the Guarantors, upon request, the Issuer shall provide the Trustee with certified copies of tax receipts or other documentation, to the extent available, satisfactory to the Trustee evidencing the payment of any taxes with respect to payments on the Notes, and the Guarantors shall provide the Trustee with certified copies of tax receipts or other documentation, to the extent available, satisfactory to the Trustee evidencing the payment of any Taxes with respect to payments under the Note Guarantees. Copies of this documentation will be made available to the holders or (to the extent evidence of beneficial ownership reasonably satisfactory to the applicable Payor is provided to such Payor) beneficial owners of the Notes or the Paying Agent upon request.

4.22.6
Additional Amounts shall not be paid to the extent that such payments are with respect to any payment of the principal of, premium, if any, or any interest on the Notes or under the Note Guarantees to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the benefit of such Additional Amounts had it been the holder of such Note or the beneficiary under the Note Guarantees.

4.22.7
At least thirty (30) days prior to each date on which any payment under or with respect to the Notes or any Note Guarantee is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the thirtieth (30th) day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Each such Officers’ Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.

4.22.8
The Payor shall pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payment with respect to the Notes or the Note Guarantees, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or the Note Guarantees or any other such document or instrument following the occurrence of any acceleration of the Notes prior to their Stated Maturity.

4.22.9
This Section 4.21 shall survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

4.23	Further Instruments and Acts

Upon request of the Trustee, the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

4.24	Limitation on Other Activities

4.24.1
The Issuer shall not engage in any business activity or undertake any other activity other than (i) acting as an export trading entity for the Company and its Subsidiaries and (ii) the issuance of the Notes and other Permitted Indebtedness and lending or otherwise advancing the proceeds thereof to the Company and its Subsidiaries.

4.24.2
The Company shall, and shall cause each of its Subsidiaries to, take all such actions as are necessary to ensure that all receivables, other than those from Exempted Customers, denominated in currencies other than the Rupiah, on account of export sales of its products, shall be paid to the Issuer and into the Collection Account in accordance with the provisions of this Indenture and the Cash Management Agreement.

4.24.3	The provisions set out in Sections 4.24.1 and 4.24.2 above shall remain effective notwithstanding the occurrence of a Default or Event of Default that is continuing.

4.24.4	The Issuer shall at all times remain a Wholly-Owned Subsidiary of the Company.

4.24.5	For so long as any Notes are outstanding, neither the Issuer nor the Company will commence or take any action to cause a winding-up or liquidation of the Issuer.

4.24.6	Neither the Company nor any of its Subsidiaries shall change the commencement or end date of its financial year unless so required by any applicable law or regulation.

4.24.7	The Issuer, the Company and its Subsidiaries shall maintain a Qualified Auditor as its statutory auditor.

4.24.8	The Issuer, the Company and its Subsidiaries shall comply with the terms of each Budget and any AWS Capex Budget.

4.24.9	The Company shall at all times do or cause to be done all such acts and things as may be required by the provisions of the Cash Management Agreement.

4.25	Security Documents

4.25.1
The due and punctual payment of the principal, interest, premium, if any, and Additional Amounts on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal, premium, interest and Additional Amounts, if any, on the Notes and the Note Guarantees and performance of all other obligations of the Issuer and the Guarantors to the holders of Notes, the Trustee and the Collateral Agents under this Indenture, the Notes and the Note Guarantees, according to the terms hereunder or thereunder, are secured as provided in the Security Documents.

4.25.2
Each holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, as applicable, to enter into the Security Documents and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

4.25.3
The Issuer and each other Pledgor will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, as applicable, that it holds, for the benefit of the Secured Parties, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Note Guarantees secured thereby, according to the intent and purposes herein expressed. The Issuer and the Pledgors will each take, upon request of the Trustee, the Offshore Collateral Agent or the Onshore Collateral Agent, as applicable, any and all actions reasonably required to cause each Security Document to create and maintain, as security for the Secured Obligations of the Issuer and the Guarantors hereunder, a valid and enforceable perfected first priority Lien in and on the Collateral described in such Security Document, in favor of the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

4.25.4
Each of the Trustee and the Collateral Agents may, in its sole discretion and without the consent of the holders of Notes, and each of the Trustee and/or the Collateral Agents shall, if so instructed by the holders of the Notes representing twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, or (in the case of either Collateral Agent) the Trustee acting on the instructions of such holders of Notes, take all actions it deems necessary or appropriate in order to:

(a)	enforce any of the terms of any of the Security Documents; and

(b)	collect and receive any and all amounts payable in respect of the Secured Obligations hereunder.

Each of the Trustee, the Offshore Collateral Agent and the Onshore Collateral Agent, has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as any of the Trustee, the Offshore Collateral Agent or the Onshore Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Secured Parties in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of, or compliance with, any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Secured Parties or of the Trustee, the Offshore Collateral Agent or the Onshore Collateral Agent).

4.25.5
The Trustee is authorized to receive any funds for the benefit of the holders of Notes distributed under the Security Documents and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

4.26	Assumption of Obligations and Other Actions

4.26.1
The Company may, at its option and subject to certain restrictions, assume the obligations of the Issuer as obligor under the Notes. In the event of any such assumption, the Company shall pay all payments of principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes in accordance with and subject to this Indenture. In the event of any such assumption, the Company shall succeed to the Issuer’s redemption option set forth under Section 3.9 and the Issuer’s obligation to pay Additional Amounts in accordance with Section 4.22. Prior to such assumption, the Company shall deliver to the Trustee an Opinion of Counsel or an opinion from a tax consultant acceptable to the Trustee to the effect that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such assumption and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred. The Trustee shall be entitled to accept such opinion as sufficient evidence of the satisfaction of the conditions precedent to the Company’s assumption of the Issuer’s obligations, in which event it shall be conclusive and binding on the Holders.

4.27	Limitation on Layered Debt

4.27.1
The Company shall not, and shall not permit any Subsidiary to, nor shall any Subsidiary Incur any Indebtedness that is both subordinate or junior in right of payment to any Senior Indebtedness of the Company or such Subsidiary and senior in respect in right of payment to any guarantee of the Company or any Subsidiary.

4.28	Compliance with Budgets

4.28.1
The Issuer and the Company shall deliver, or cause to be delivered, to the Trustee an annual budget (an “Annual Budget”), in substantially the same form as the Initial Budget, no later than twenty-eight (28) calendar days prior to the commencement of each Financial Year. Each Annual Budget will include details of:

(i)	expected operational expenditures for the Financial Year to which such Annual Budget relates; and

(ii)	any changes to the expected capital expenditure for that Financial Year outlined in the Initial Budget.

The Trustee shall, upon written request (at the expense of the Issuer and the Company), furnish such copies it receives from the Issuer and the Company to the holders of Notes.

4.28.2	In the event that:

(i)	any individual line item in the Initial Budget or any Annual Budget is exceeded by more than five percent (5%); or

(ii)	the total operating expenditure provided for in any Budget is exceeded by more than five percent (5%); or

(iii)	the total capital expenditure for any Financial Year exceeds the budgeted capital expenditure for that Financial Year provided for in the Initial Budget by more than five percent (5%);

the Issuer and the Company will be required to promptly (and in any event within ten (10) calendar days of becoming aware of the deviation from the relevant Budget) notify the Trustee and provide a written explanation of the reasons for the deviation, together with reasonable supporting evidence satisfactory to the Trustee.

4.28.3	In the event that:

(i)	any individual line item in any Budget is exceeded by more than ten percent (10%); or

(ii)	the total operating expenditure provided for in any Budget is exceeded by more than ten percent (10%); or

(iii)	the total capital expenditure for any Financial Year exceeds the budgeted capital expenditure for that Financial Year provided for in the Initial Budget by more than ten percent (10%);

Issuer and the Company will deliver, or cause to be delivered, a written explanation of the relevant increase, which must also be accompanied by a written confirmation from the Financial Advisor that the relevant increase is justified and was unavoidable in the circumstances. In determining whether any increase in the expected capital expenditures outlined in the Initial Budget is justified and was unavoidable in the circumstances, the Financial Advisor shall take account of: (i) the impact of Indonesian consumer and retail price inflation during the period since the Amendment and Restatement Date; and (ii) any scheduling delays.

4.29	Compliance with AWS Capex Budget

4.29.1
Any costs associated with the closure of the AWS Ponds and any financial obligations or commitments (howsoever described) that the Company or any of its Subsidiaries has, or could have, in relation to the AWS Ponds will be reflected in the Initial Budget and (where applicable) subsequent Annual Budgets.  In the event that the Company or any of its Subsidiaries wishes to recommence the operations of the AWS Ponds or related facilities (including processing facilities) or to provide any financial support in relation thereto, including the incurrence of any capital or other expenditure in connection with the reopening or revitalization of the AWS Ponds and/or any relocation or recommencement of or additions to any of the shrimp or other processing or related facilities (an “AWS Capex Budget”), such AWS Capex Budget (including the proposed source and application of the funding for the same) must first be reviewed by the Financial Advisor and then submitted to the Trustee who will furnish (at the Company’s expense) the AWS Capex Budget proposal with a copy of the Initial Budget and (where applicable) subsequent annual Budgets to be approved by the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding.  For the avoidance of doubt, neither the Company nor any of its Subsidiaries will be permitted to recommence the operations of the AWS Ponds or related facilities (including the processing facilities) or to provide any financial support in relation thereto, including the incurrence of any capital or other expenditure in connection with the reopening or revitalization of the AWS Ponds and/or any relocation or recommencement of or additions to any of the shrimp or other processing or related facilities, absent the prior approval of the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding.

4.29.2
Any material variation to any AWS Capex Budget will require consent from the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding. For the purpose of this Section 4.29.2, a variation will be material if it results in:

(i)	any individual line item in any AWS Capex Budget increasing by more than ten percent (10%); or

(ii)	the total budgeted capital expenditure provided for in any AWS Capex Budget increasing by more than five percent (5%).

4.30	Issuer Information

The Issuer hereby covenants with the Trustee and the Principal Paying Agent that it will provide the Trustee and the Principal Paying Agent, as the case may be, with sufficient information (as the Issuer actually has in its possession) so as to enable the Trustee and the Principal Paying Agent, as the case may be, to determine whether or not the Trustee or the Principal Paying Agent, as the case may be, is obliged, in respect of any payments to be made by it pursuant to any of the Transaction Documents, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations or agreements thereunder or official interpretations thereof (the “FATCA Withholding Tax”).

Article 5.                      MERGER, CONSOLIDATION AND SALE OF PROPERTIES

5.1	Merger, Consolidation and Sale of Properties

5.1.1
The Company shall not directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Properties of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person.

5.1.2
The Company shall not, directly or indirectly, lease all or substantially all of the Properties of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

5.1.3
This Section 5.1 shall not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any Wholly-Owned Subsidiary Guarantor, provided that, (1) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under this Indenture and the Note Guarantee pursuant to agreements satisfactory to the Trustee and (2) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

5.1.4
The Issuer shall not merge, consolidate, amalgamate or otherwise combine with or into another Person except the Company or another Wholly Owned Subsidiary organized to avoid the payment of Additional Amounts that would otherwise be payable hereunder and that would satisfy the requirements of Section 4.24.1, or sell, convey, transfer, lease or otherwise dispose of any material property or assets to any Person except the Company or such Wholly Owned Subsidiary; provided that, in the event it so combines with the Company or such Wholly Owned Subsidiary, then immediately after such transaction the Company or such Wholly Owned Subsidiary (or if the Company or such Wholly Owned Subsidiary is not the surviving person, such surviving person) shall (a) assume all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture in form satisfactory to the Trustee and (b) deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel from independent tax counsel, each of which complies with applicable provisions of this Indenture.  Such Opinion of Counsel shall include statements (in addition to any other statements required by this Indenture) to the effect that holders of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

5.1.5
The Company shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction in connection with this Section 5.1, and the supplemental indenture, if any, in respect thereto complies with this Section 5.1 and that all conditions precedent herein providing for relating to such transaction have been satisfied including that (1) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under this Indenture and the Note Guarantee pursuant to agreements satisfactory to the Trustee and (2) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Article 6.                      DEFAULTS AND REMEDIES

6.1	Events of Default

6.1.1	Each of the following events shall be an “Event of Default”:

(a)	default for thirty (30) days in the payment when due of interest on, or Additional Amounts, if any, with respect to, the Notes;

(b)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(c)
failure by the Company or any of its Subsidiaries to comply with any other provision of the Transaction Documents and such failure continues for thirty (30) days after the date on which the written notice of such failure is given to the Company or the Restricted Subsidiary by the Trustee or given to the Company or the Restricted Subsidiary and the Trustee by holders of Notes of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding;

(d)
failure by the Issuer to maintain the Collection Account or failure by the Company and its Subsidiaries to comply with Section 4.21 and/or to pay amounts received by them in respect of receivables denominated in currencies other than Rupiah within five (5) days of receipt into the Collection Account in accordance with the terms of the Cash Management Agreement;

(e)
failure by the Issuer and/or the Company to ensure that any payment in respect of Revenue received into any of the BNI Accounts are paid into the Account Bank for deposit into the Collection Account within five (5) Business Days of receipt thereof in accordance with the terms of the Cash Management Agreement;

(f)
failure by the Issuer and/or the Company to ensure that the aggregate Revenue paid into any of the BNI Accounts in any fiscal year does not exceed twenty percent (20%) of the annual export sales of the Company and its Subsidiaries in such fiscal year;

(g)
failure by the Company or any of its Subsidiaries for sixty (60) days after notice to the Company by the Trustee or the Holders of at least twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(h)
it is or becomes unlawful for the Company, the Issuer or any other Pledgor to perform any of their respective obligations under any Transaction Documents and/or the Security Documents, or that the Company, the Issuer or any other Pledgor asserts that any Transaction Documents and/or any of the Security Documents is invalid or any Security Document is or becomes invalid;

(i)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(i)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)
results in the acceleration of such Indebtedness prior to its express maturity, and the aggregate amount then due and unpaid with respect to all such Payment Defaults then in existence under clause (i), together with the aggregate principal amount of all such accelerated Indebtedness under clause (ii), exceeds US$15 million (or the Rupiah Equivalent of such amount at the time);

(j)
failure by the Company or any of its Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of US$15 million (or its foreign currency equivalent at the time), which judgments are not paid, discharged or stayed for a period of sixty (60) days after the date specified for payment therein;

(k)
except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(l)
the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any applicable Bankruptcy Law or similar law for the relief of debtors:

(i)	commences a voluntary case for a declaration of bankruptcy;

(ii)	consents to the entry of an order for relief against it in an involuntary case for a declaration of bankruptcy;

(iii)	consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for any substantial part of its property;

(iv)	makes a general assignment for the benefit of its creditors; or

(v)	takes any comparable action under any foreign laws relating to insolvency;

(m)
a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or similar law for the relief of debtors, which order or decree remains undismissed, undischarged or unbonded for a period of sixty (60) days, that:

(i)
is for relief against the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii)
appoints a custodian, receiver, trustee, assignee, liquidator or similar official of the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any substantial part of the property of any of them;

(iii)
orders the winding up or liquidation of the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iv)	grants any similar relief under any foreign laws;

(n)	the failure by the Issuer or the Company to create or preserve, or cause any other Pledgor to create or preserve, a first-priority lien on the Collateral (subject to any Permitted Liens);

(o)
any default by the Company, the Issuer or any other Pledgor in the performance of any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral taken as a whole, in any material respect, or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect;

(p)
the Company, the Issuer or any other Pledgor denies or disaffirms its obligations under any Transaction Documents and/or any Security Document or, other than in accordance with this Indenture, the Transaction Documents and the Security Documents, any Transaction Documents and/or any Security Documents ceases to be or is not in full force and effect or, other than in accordance with this Indenture, the Transaction Documents and the Security Documents, the Trustee and each of the Collateral Agents cease to have a first-priority security interest in the Collateral (subject to any Permitted Liens);

(q)
the failure by the Company, the Issuer or any other Pledgor to complete all the requisite steps under applicable laws and customary procedures to perfect the security interest in the initial Collateral required by this Indenture within fifteen (15) days of the date of this Indenture;

(r)
if at any time the Issuer ceases to be an export trading entity for the Company and its Subsidiaries or any failure, at any time, by the Company and its Subsidiaries to ensure that at least ninety-five percent (95%) of all receivables on account of export sales of its or their products denominated in currencies other than Rupiah are paid to the Issuer and into the Collection Account in accordance with the terms of the Cash Management Agreement;

(s)	failure by the Company to maintain, at all times during which the Notes are outstanding, fifty percent (50%) of its cash and Cash Equivalents in U.S. Dollars;

(t)	failure by the Issuer to repurchase the Notes following a Change of Control subject to Article 12;

(u)	failure by the Issuer and/or the Company to deliver any compliance certificate in the form and on the dates as required under this Indenture; and

(v)
failure of the common stock of the Company to be listed on the Indonesian Stock Exchange, or following the resumption of trading of the common stock of the Company on the Indonesian Stock Exchange, any suspension of trading of such common stock for a period of fifteen (15) or more consecutive trading days.

6.1.2
Subject to Section 7.1, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security to its satisfaction against any loss, liability or expense, including any such costs, liabilities, or expenses incurred in bringing or defending arbitration proceedings (in the absence of fraud, willful misconduct or gross negligence on the Trustee’s part).

6.1.3
In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer, the Company or any Restricted Subsidiary of the Company with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Notes pursuant to Section 3.7, an equivalent premium or interest, Additional Amounts or principal, if any, will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

6.1.4
The Issuer and the Company shall deliver to the Trustee annually a statement regarding compliance with this Indenture. Upon becoming aware of any Default or an Event of Default, the Issuer and the Company shall deliver to the Trustee a statement specifying such Default or Event of Default within the period stipulated under Section 4.6.2.

6.2	Acceleration

If an Event of Default (other than an Event of Default specified in Sections 6.1.1(j) or 6.1.1(k) with respect to the Issuer, the Company, or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee may, and shall upon written request of the holders of Notes representing not less than twenty-five percent (25%) in aggregate principal amount of the then outstanding Notes, if indemnified to its satisfaction, declare the principal of, premium, if any, and accrued and unpaid interest to the date of such acceleration on all the Notes to be due and payable immediately. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. If an Event of Default specified in Sections 6.1.1(j) or 6.1.1(k) with respect to the Issuer, the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, occurs, the principal of, premium, if any, and accrued and unpaid interest to the date of such acceleration on all outstanding Notes shall, automatically and without further action or notice by the Trustee or any Holder, become and be immediately due and payable. After any such acceleration, but before a judgment or decree based upon acceleration is obtained by the Trustee, the Holders of seventy five percent (75%) in aggregate principal amount of the outstanding Notes, by written notice to the Trustee and the Issuer, may (except in an Event of Default relating to the payment of principal, interest or premium, if any, or Additional Amounts, if any) rescind and annul such declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived as provided in this Indenture.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

6.3	Other Remedies

6.3.1
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

6.3.2
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder of the Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

6.4	Waiver of Past Defaults

The holders of Notes representing more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of, premium, if any, or interest on a Note or (b) a Default in respect of a provision that under Section 9.1 cannot be amended without the consent of each holder of the Notes. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

6.5	Control

6.5.1
The holders of the Notes representing twenty five percent (25%) in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.1, that the Trustee determines is unduly prejudicial to the rights of other holders of Notes or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification and/or security to the satisfaction of the Trustee against all losses, liabilities and expenses caused by taking or not taking such action. It is understood and agreed by all parties that the application of Section 316(a)(1)(A) of the TIA is excluded from this Indenture.

6.5.2
The holders of the Notes representing twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, or the Trustee (acting on the instructions of such holders of Notes), may (a) direct the time, method and place of conducting any proceeding for exercising any remedy available to a Collateral Agent or of exercising any trust or power conferred on a Collateral Agent with respect to the Notes, including (but not limited to) any enforcement of the Collateral and/or any Indonesian Guarantee or (b) otherwise direct the Trustee or any Collateral Agent to enforce rights and remedies in respect of any security or collateral granted in respect of the Notes, or to take any steps in connection with such security, collateral, rights and remedies. However, the relevant Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture or would involve the Collateral Agent in personal liability; provided, however, that the Collateral Agent may take any other action deemed proper by the Collateral Agent that is not inconsistent with any direction given by the holders of the Notes representing twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, or the Trustee (acting on the instructions of such holders of Notes). Prior to taking any action hereunder, the relevant Collateral Agent shall be entitled to indemnification and/or security to the satisfaction of the Collateral Agent against all losses, liabilities and expenses caused by taking or not taking such action.

6.6	Limitation on Suits

6.6.1	A holder of a Note may not institute any proceeding with respect to this Indenture or for the appointment of a receiver or trustee, or for any remedy hereunder or under the Notes, unless:

(a)	such holder of a Note shall have previously given to the Trustee written notice of a continuing Event of Default;

(b)
the holders of Notes representing not less than twenty five percent (25%) in aggregate principal amount of the Notes then outstanding shall have made a written request, and such holders of Notes shall have offered the Trustee indemnity and/or security to its satisfaction, to institute such proceeding as trustee;

(c)	such holders shall have offered the Trustee security or indemnity to its satisfaction against any loss, liability or expense;

(d)	the Trustee shall have not complied with such request within sixty (60) days after the receipt of the request and the offer of security of indemnity; and

(e)
the Trustee shall have not received from the holders of Notes representing at least seventy five percent (75%) in aggregate principal amount of the Notes outstanding a direction inconsistent with such request and has failed to institute such proceeding, within sixty (60) days after such notice, request and offer.

6.6.2
The foregoing limitations on the pursuit of remedies by a holder of a Note shall not apply: (i) to a suit instituted by a holder of Notes for the enforcement of payment of the principal of, and premium, if any, or interest or Additional Amounts, if any, on such Note on or after the applicable due date specified in such Note; or (ii) an instruction provided by a holder of Notes to the Trustee or either Collateral Agent pursuant to and in accordance with the terms of this Indenture. A holder of Notes may not use this Indenture to prejudice the rights of another holder of Notes or to obtain a preference or priority over another holder of Notes.

6.7	Rights of Holders to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any holder of Notes to receive payment of principal of, premium, if any, and interest on the Notes held by such holder of Notes, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder of Notes.

6.8	Collection Suit by Trustee

If an Event of Default specified in Sections 6.1.1(a) or 6.1.1(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

6.9	Trustee May File Proofs of Claim

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the holders of Notes allowed in any judicial proceedings relative to the Issuer, the Company or any other Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the holders of Notes in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each holder of Notes to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders of Notes, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances properly incurred by the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.6.

6.10	Priorities

6.10.1	If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(a)	FIRST: to the Trustee and its agents, delegates and attorneys for amounts due under Section 7.6;

(b)	SECOND: to each of the Collateral Agents, on a pro rata basis, for any amounts due to it;

(c)
THIRD:  to holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

(d)	FOURTH: to the Issuer, the Company or any other Guarantor of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

6.10.2
The Trustee may, but shall not be obligated to, fix a Record Date and payment date for any payment to holders of Notes pursuant to this Section 6.10. At least fifteen (15) days before such Record Date, the Issuer or the Company shall mail to each holder of Notes and the Trustee a notice that states the Record Date, the payment date and amount to be paid.

6.11	Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess costs, including attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a holder of Notes pursuant to Section 6.6 or a suit by holders of Notes representing more than ten percent (10%) in aggregate principal amount of the Notes.

6.12	Waiver of Stay or Extension Laws

None of the Issuer, the Company and its Subsidiaries (to the extent any of them may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Issuer (to the extent that either of them may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article 7.                      TRUSTEE

7.1	Duties of Trustee

7.1.1
The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.

7.1.2
Except during the continuance of an Event of Default, in the absence of fraud, willful misconduct or gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any certificate or opinion which by any provision of this Indenture is specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its sole discretion, may make any further inquiry or investigation into such facts or matters as it sees fit.

7.1.3
If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

7.1.4	The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own fraud or willful misconduct, except that:

(a)	this paragraph does not limit the effect of Sections 7.1.1 and 7.1.2;

(b)	the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(c)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

7.1.5	Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.1.1, 7.1.2, 7.1.3 and 7.1.4.

7.1.6	The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

7.1.7	Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

7.1.8
No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

7.1.9
Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and the provisions of this Article 7 shall apply to the Trustee in its role as Registrar, Paying Agent and Note Custodian (as defined in Appendix A).

7.1.10
The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Trust Officer shall have actual knowledge thereof through written notice of any event which is in fact such a default which is received by the Trustee at the Corporate Trust department of the Trustee, and such notice references the Notes and this Indenture.

7.2	Rights of Trustee

7.2.1
The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon giving at least (3) three Business Days’ written notice and during business hours, to examine the books, records and premises of the Company, the Issuer and any Restricted Subsidiary, personally or by agent or attorney at the cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation; provided, however, that unless an Event of Default has occurred and is continuing, the cost of such actions shall be borne by the Company for no more than one inquiry or investigation in each calendar year.

7.2.2
Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

7.2.3	The Trustee may act through agents and attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

7.2.4
The Trustee shall not be liable for any action it takes or omits to take that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute fraud, willful misconduct or gross negligence.

7.2.5
The Trustee may consult with counsel at the Issuer’s expense, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability with respect to any action taken, omitted or suffered by it hereunder in accordance with the advice or opinion of such counsel.

7.2.6	The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

7.2.7
The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

7.2.8
Unless otherwise specifically provided for in this Indenture, any demand, request, direction or notice from the Company or any Restricted Subsidiary shall be sufficient if signed by an Officer of the Company or such Restricted Subsidiary, as applicable.

7.2.9
The Trustee shall have no duty to inquire as to the performance of the Company’s or any Restricted Subsidiary’s covenants and agreements in this Indenture or as to the performance by any Paying Agent, Registrar or co-registrar of its duties hereunder.

7.2.10
Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless otherwise evidence be herein specifically prescribed) may, in the absence of fraud, willful misconduct or gross negligence on its part, rely upon an Officer’s Certificate.

7.2.11
The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder (including as Registrar, Principal Paying Agent, and Offshore Collateral Agent).

7.2.12
Other than in connection with fraud by the Trustee, the Trustee shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

7.2.13
The Trustee may request that the Company or any of the Subsidiaries deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

7.2.14
Neither the Trustee nor the Collateral Agents shall at any time have any responsibility or liability for or with respect to the legality, validity or enforceability of any security interest, Collateral or guarantees or any arrangement or agreement between the Issuer, the Company or any Guarantor and any Person with respect thereto, or the perfection or priority of any security interest or Collateral created in any of the Security Documents or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of any security interest or Collateral following an Event of Default.

7.2.15	The Trustee will not be liable if prevented or delayed in performing any of its obligations by reason of any future law applicable to it, by any governmental or regulatory authority.

7.2.16
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

7.2.17
Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Company shall execute and deliver such further information and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

7.2.18
Delivery of any reports, notices or other information by the Company or any Subsidiary to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company or any Subsidiary’s compliance with any of its or their covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

7.2.19
In no event shall the Trustee, Registrar, Principal Paying Agent or Offshore Collateral Agent incur any Liability arising in respect of the Issuer, the Company, Subsidiary Guarantors or any other person in receiving or transmitting any data to and from the Issuer, the Company, any Subsidiary Guarantor or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail.  The Issuer, the Company and Subsidiary Guarantors accept that some methods of communication are not secure and the Trustee, Registrar, Principal Paying Agent and Offshore Collateral Agent shall incur no Liability for receiving instructions or transmitting statements of account or other data to the Issuer, the Company, any Subsidiary Guarantor or any other party via any such non-secure method. The Trustee, the Registrar, the Principal Paying Agent and the Offshore Collateral Agent shall not have: (i) any duty or obligation to verify or confirm that the person who sends any instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuer, the Company, Subsidiary Guarantor or the relevant sender, or (ii) any Liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuer, the Company, Subsidiary Guarantor or any other person as a result of such reliance upon or compliance with such instructions or directions. For the purposes of this clause, “Liability” means any loss, damage, cost, charge, claim, penalty, demand, expense, judgment, action, proceeding or other liability whatsoever (including without limitation, in respect of taxes, duties, levies, imposts and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis.

7.2.20
The Trustee may refrain from doing anything in any jurisdiction if doing the relevant thing in that jurisdiction would, in its opinion (which may be based upon legal advice), be contrary to any law of that jurisdiction or, to the extent applicable, of New York, or would otherwise render it liable to any person in that jurisdiction or New York or if, in its opinion based upon such legal advice, it would not have power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in New York or if it is determined by any court or other competent authority in that jurisdiction or in New York that it does not have such power.

7.2.21
The Trustee shall at no time have any responsibility or liability for, or with respect to, the legality, validly, or enforceability of any security interest, Collateral, or guarantees, or any arrangement or agreement between the Issuer, the Company or any Guarantor and any Person with respect thereto, or the perfection or priority of any security interest or Collateral created in any of the Security Documents or the maintenance of any such perfection and priority, or for, or with respect to, the sufficiency of any security interest or Collateral following an Event of Default.

7.2.22
The Trustee and the Principal Paying Agent shall be entitled to deduct FATCA Withholding Tax and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. The Trustee and the Principal Paying Agent shall give reasonable notice in writing to the Issuer following any such deduction.  For the avoidance of doubt, any failure by the Trustee and/or the Principal Paying Agent to give such notice in writing shall not invalidate any deduction of FATCA Withholding Tax made by the Trustee and/or the Principal Paying Agent.

7.3	Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Issuer or their Affiliates with the same rights it would have if it were not the Trustee. Any Paying Agent, Registrar or co-Registrar may do the same with like rights.

7.4	Trustee’s Disclaimer

The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s or the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

7.5	Notice of Defaults

The Trustee will have no duty to inquire as to the performance of the covenants in Article 4. In addition, the Trustee will not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer has (i) received written notification from the Issuer or (ii) obtained actual knowledge through written notice of any event which is in fact such a Default or Event of Default (“actual knowledge”) and which notice, in each case, identifies the Notes and this Indenture.  If a Trust Officer receives written notification of a Default or Event of Default from the Issuer or has actual knowledge of a Default or Event of Default, the Trustee will send notice through the relevant clearing systems of the Default or Event of Default to each holder within ninety (90) days after it first receives such written notification from the Issuer or it first has such actual knowledge, as the case may be, unless the Default or Event of Default has been cured; provided that, except in the case of a default in the payment of the principal, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

7.6	Compensation and Indemnity

7.6.1
Each of the Issuer and the Guarantors jointly and severally undertake to pay to the Trustee from time to time compensation for its services as agreed in writing between the Trustee and the Company. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. Each of the Issuer and the Guarantors jointly and severally undertake to reimburse the Trustee promptly upon request for all documented out-of-pocket expenses properly incurred or made by them, including costs of collection, in addition to the compensation for its services. Such expenses shall include but are not limited to the properly incurred compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and the Guarantors hereby jointly and severally indemnify the Trustee against any and all loss, liability or expense (including properly incurred attorneys’ fees and all costs and expenses in connection with any arbitration or other proceedings) properly incurred by it in connection with the acceptance and administration of this trust and the performance of their duties hereunder and under the Notes and hold them harmless against, any loss, claim, expense, penalty, action, suit, judgment, damages, taxes or liability or expense of whatever kind or nature regardless of their merit, incurred by them, including, without limitation, (i) the costs and expenses of defending themselves against any claim or liability and of complying with any process served upon them or any of their officers in connection with the exercise or performance of any of their powers or duties under this Indenture and the Notes and (ii) the compensation, expenses and disbursements of the Trustee’s agents and counsel and other Persons not regularly within the Trustee’s employ and any receiver appointed in respect of the Company, the Issuer or any Guarantor or their assets. None of the Company, the Issuer or any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through its own fraud, willful misconduct or gross negligence. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, attorneys, agents, delegates, nominees, custodians, successors and assigns. If the Trustee is required to participate in any court, foreclosure or other proceedings related to the interpretation or enforcement of the provisions of this Indenture, its fees and expenses shall be increased to cover all its properly incurred and documented out-of-pocket expenses associated in its participating in the same.

7.6.2	To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.6, the Trustee shall have a Lien in priority to the Notes on all money or property held or collected by the Trustee.

7.6.3
The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 7.6 shall survive the resignation or removal of the Trustee and the discharge of this Indenture, the redemption or maturity of the Notes, and any rejection or termination of this Indenture under any Bankruptcy Law. When the Trustee incurs expenses after the occurrence of an Event of Default specified in Sections 6.1.1(j) or 6.1.1(k) with respect to the Company, the expenses are intended to constitute expenses of administration under applicable Bankruptcy Law.

7.6.4
If a Default or Event of Default shall have occurred or if the Trustee finds it expedient or necessary or is requested by the Company and/or the Holders to undertake duties which the Trustee and the Company agree to be of an exceptional nature or otherwise outside the scope of the Trustee’s normal duties under this Indenture, the Issuer, the Company and each Guarantor jointly and severally undertake to pay such additional remuneration as notified to the Issuer by the Trustee in writing.

7.7	Replacement of Trustee

7.7.1
The Trustee may resign at any time by so notifying the Company. The holders of Notes representing more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(a)	the Trustee is adjudged bankrupt or insolvent;

(b)	a receiver or other public officer takes charge of the Trustee or its property; or

(c)	the Trustee otherwise becomes incapable of acting.

7.7.2
If the Trustee resigns, is removed by the Company or by the holders of Notes representing more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding and such holders of Notes do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

7.7.3
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to holders of Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.2.

7.7.4
If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of Notes representing ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

7.7.5	Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

7.8	Successor Trustee by Merger

7.8.1
If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

7.8.2
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force any certificate of the Trustee has pursuant to the Notes or this Indenture.

7.9	Indentures Not Creating Potential Conflicting Interests for the Trustee

7.9.1
It is understood and agreed by all parties that the Trustee and Affiliates of the Trustee may from time to time extend commitments to or have loans or other obligations outstanding to the Company or Affiliates of the Company.

7.9.2	The Trustee shall have no liability merely by virtue of the existence of any of the relationships set forth in Section 7.9.1, other than by reason of its fraud, gross negligence or willful misconduct.

7.9.3
Notwithstanding Sections 7.9.1 and 7.9.2 above, if the Trustee acquires any interest which conflicts with its obligations under this Indenture, it must eliminate such conflict within ninety (90) days, apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.

Article 8.                      DISCHARGE OF INDENTURE; DEFEASANCE

8.1	Discharge of Liability on Notes

8.1.1	This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)
either:  (i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or (ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(b)
no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer and the Guarantors under this Indenture; and

(d)
the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

8.1.2
The Issuer shall deliver an Officers’ Certificate (and, if requested by the Trustee, an Opinion of Counsel) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

8.2	Legal Defeasance and Covenant Defeasance

8.2.1
Subject to Section 8.2.3, the Issuer may at any time, at the option of its Board of Directors evidenced by a Board Resolution, elect to have all of its obligations discharged with respect to the outstanding Notes, all obligations of the Guarantors discharged with respect to the Note Guarantees and all Collateral pledged pursuant to the Security Documents released (“Legal Defeasance”) except for:

(a)
the rights of holders of outstanding Notes to receive payments in respect of the principal of, or premium and Additional Amounts, if any, and interest on, such Notes when such payments are due from the trust referred to below;

(b)
the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d)	obligations under this Section 8.2.

8.2.2
Subject to Section 8.2.3, the Issuer may, at any time at the option of its Board of Directors evidenced by a Board Resolution, elect to have the obligations of the Issuer and the Guarantors released with respect to their obligations under Sections 4.10 through 4.20, 4.23 and 4.24 and the operation of Sections 6.1.1(g), 6.1.1(h), 6.1.1(j) and 6.1.1(k) (but in the case of Sections 6.1.1(j) and 6.1.1(k), with respect only to Significant Subsidiaries) (“Covenant Defeasance”).

8.2.3	In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an Independent Appraiser, to pay the principal of, and premium and Additional Amounts, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)	in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel acceptable to the Trustee confirming either that:

(i)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii)	since the date of this Indenture, there has been a change in the applicable United States federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)
in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(e)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(f)
the Issuer delivers to the Trustee an Opinion of Counsel in the Republic Singapore and the Republic of Indonesia acceptable to the Trustee to the effect that beneficial owners of the Notes will not recognize income, gain or loss for Singaporean or Indonesian tax purposes as a result of such deposit and defeasance and will be subject to Singapore or Indonesian taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(g)
the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(h)
the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

8.3	Application of Trust Money

The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

8.4	Repayment to the Issuer

8.4.1	The Trustee and the Paying Agent shall promptly turn over to the Issuer any excess money or securities held by them at any time.

8.4.2
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium or interest that remains unclaimed for two years, and, thereafter, holders of Notes entitled to the money must look only to the Issuer for payment as general creditors.

8.5	Indemnity for Government Securities

The Issuer and the Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal and interest received on such Government Securities.

8.6	Reinstatement

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 9.                      AMENDMENTS

9.1	Amendments with Consent of Holders

9.1.1
Except as provided elsewhere in Article 9, this Indenture, the Notes, the Note Guarantees and the Security Documents may be amended or supplemented with the consent of the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Any Notes held by or on behalf of the Company or its Subsidiaries or any person affiliated or acting in concert with the Company or its Subsidiaries will not be treated as “outstanding” for all purposes of calculating, including without limitation, amendment and waiver and enforcement, whether any amendment, supplement or waiver has been approved by the requisite percentage of the holders of Notes.

9.1.2	Notwithstanding Section 9.1.1, without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(a)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(b)
reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described in Section 4.15 and Article 12);

(c)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)
waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Amounts, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least seventy five percent (75%) in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(e)	make any Note payable in money other than that stated in the Notes;

(f)
make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium or Additional Amounts, if any, or interest on, the Notes;

(g)	waive a redemption payment with respect to any Note;

(h)	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(i)	release any Collateral or any Note Guarantee, except as provided in this Indenture and the Security Documents; or

(j)	make any change in the preceding amendment and waiver provisions.

9.1.3
It shall not be necessary for the consent of the holders of Notes under this Section 9.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this Section 9.1 becomes effective, the Issuer shall mail to holders of Notes at the holder’s address as it appears on the registration books of the Registrar a notice briefly describing such amendment. The failure to give such notice to all holders of Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.1.

9.2	Amendments without Consent of Holders

9.2.1
Notwithstanding Section 9.1, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents without notice to or consent of any holder of the Notes:

(a)	to cure any ambiguity, defect or inconsistency;

(b)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)
to provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of Notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or any Guarantor’s assets, as applicable;

(d)	to provide for any additional Pledgors or for the release of a Pledgor’s pledge under the Security Documents in compliance with the Security Documents, this Indenture and the Notes;

(e)	to add additional collateral to secure the Notes or any Note Guarantee;

(f)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under this Indenture of any such holder;

(g)	to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or

(h)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

9.2.2
After an amendment under this Section 9.2 becomes effective, the Issuer shall mail to holders of Notes a notice briefly describing such amendment. The failure to give such notice to all holders of Notes, or any defect therein, will not impair or affect the validity of an amendment under this Section 9.2.

9.3	Compliance with Trust Indenture Act

Every amendment to this Indenture, the Notes or the Note Guarantees (other than the Indonesian Guarantees) shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

9.4	Revocation and Effect of Consents and Waivers

9.4.1
A consent to an amendment or a waiver by a holder of a Note shall bind the holder of a Note and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every holder of the Notes. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

9.4.2
The Issuer may, but shall not be obligated to, fix a Record Date for the purpose of determining the holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a Record Date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders of Notes at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders of Notes after such Record Date. No such consent shall be valid or effective for more than one hundred and twenty (120) days after such Record Date.

9.5	Notation on or Exchange of Notes

If an amendment changes the terms of a Note, the Trustee may require the holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the holder of the Note. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee, upon written order of the Issuer pursuant to Section 2.3 shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

9.6	Trustee to Sign Amendments and Waivers

The Trustee and the Issuer shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or waiver the Trustee shall be entitled to receive indemnity satisfactory to it and to receive, and (subject to Section 7.1) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel each stating that such amendment is authorized or permitted by this Indenture and complies with the provisions hereof.

9.7	Payment for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Article 10.                      NOTE GUARANTEES

10.1	Note Guarantees

10.1.1
Each Guarantor hereby guarantees to each of the holders of the Notes and their respective successors and assigns and to the Trustee on behalf of each of the holders of the Notes, that:  (i) the principal of, premium, if any, and interest and any other amounts due on the Notes (the “Guaranteed Obligations”) will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Issuer to the holders of the Notes hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any of the holders of the Notes with respect to any provisions hereof or thereof, the failure to obtain recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Note Guarantees will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in the Note Guarantees. If any holder of the Notes or the Trustee is required by any court or otherwise to return to the Issuer, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by the Issuer or any Guarantor to the Trustee or such holder of the Notes, the Note Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect as before return of such amounts. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the holders of the Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by any Guarantor for the purpose of the Note Guarantees.

10.1.2	Without limiting the foregoing, each Guarantor agrees that:

(a)
The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of the Note Guarantees or this Indenture in accordance with their respective terms or adversely affect, limit, reduce, discharge or terminate the liability of such Guarantor, or the rights, remedies, powers and privileges of the Trustee or any holder of the Notes, under the Note Guarantees or this Indenture:

(A)
any modification or amendment (including without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Note or this Indenture, or any other agreement or instrument whatsoever relating thereto;

(B)
any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of the Guarantor under this Indenture or the Note Guarantees of all or any part of the Guaranteed Obligations;

(C)
any application of the proceeds of any other guarantee (including without limitation any letter of credit or the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner as the holders of the Notes may determine;

(D)
any release of any other Person (including without limitation any other Guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(E)
any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the holders of the Notes may determine, of all or any part of the Guaranteed Obligations or any other guarantee of (including without limitation any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(F)
the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Issuer or any other Person or any disposition of any shares of any Guarantor;

(G)
any proceeding against the Issuer or any other Guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Trustee and the holders of the Notes under this Indenture or the Note Guarantees or otherwise in such order and such manner as the holders of the Notes may determine, regardless of whether the Trustee or the holders of the Notes shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Indenture or the Note Guarantees;

(H)
the entering into such other transactions or business dealings with the Issuer, any Subsidiary or Affiliate of the Issuer or any other guarantor of all or any part of the Guaranteed Obligations as the holders of the Notes may desire; or

(I)	all or any combination of any of the actions set forth in this Section 10.1.2.

10.1.3
The enforceability and effectiveness of this Indenture and the liability of the Guarantors, and the rights, remedies, powers and privileges of the Trustee and the holders of the Notes under this Indenture and the Note Guarantees shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of:

(a)
the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, this Indenture, the Note Guarantees or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(b)
any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other Guarantor;

(c)	the illegality, invalidity or unenforceability of any security for or other guarantee (including without limitation any letter of credit) of all or any part of the Guaranteed Obligations;

(d)
the cessation, for any cause whatsoever, of the liability of the Issuer or any other Guarantor with respect to all or any part of the Guaranteed Obligations (other than by reason of the full payment of all Guaranteed Obligations);

(e)
any failure of the Issuer or any holder of the Notes to marshal assets in favor of the Issuer or any other Person (including any other Guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Issuer or any other Guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability under this Indenture or the Note Guarantees, the holders of the Notes being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Issuer may be in default of its obligations under this Indenture or any Notes;

(f)
any counterclaim, set-off or other claim which the Issuer or any other Guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations;

(g)	any failure of the Trustee or any holder of the Notes or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(h)
any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(i)
any action taken by the Trustee or any holder of the Notes that is authorized by this Section 10.1 or otherwise in this Indenture or the Note Guarantees or any omission to take any such action; provided, however, that the rights, remedies, powers and privileges of the Trustee and the holders of the Notes under this Indenture and the Notes may only be affected, limited, reduced, discharged or terminated thereby to the extent that such action or inaction constitutes fraud, willful misconduct or gross negligence on the part of the Trustee or the relevant Holder of Notes; or

(j)	any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

10.2	Additional Note Guarantees

If the Company acquires or creates another Restricted Subsidiary of the Company after the date of this Indenture, then that newly acquired or created Restricted Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture providing for a Note Guarantee (an “Additional Note Guarantee”, and, following their execution in accordance with this Section 10.2, Additional Note Guarantees shall constitute a “Note Guarantee” hereunder) and deliver an Opinion of Counsel satisfactory to the Trustee within 10 Business Days of the date on which it was acquired or created. Such supplemental indenture shall include an agreement by the Subsidiary Guarantor that it agrees to execute the notation of Note Guarantee in accordance with Section 10.6.

10.3	Severability

In case any provision of the Note Guarantees shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.4	Release of a Guarantor

10.4.1
Upon the repayment of all of the Notes, each Guarantor shall be deemed released from all obligations under this Article 10 without any further action required on the part of the Trustee or any holder of the Notes.

10.4.2
The Trustee shall deliver an appropriate instrument evidencing such release satisfactory to the Trustee upon receipt of a request by the Issuer or any Guarantor accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.4.

10.5	Subrogation

Until all Guaranteed Obligations have been irrevocably paid in full to the Holders of the Notes or the Trustee on their behalf, and unless the Trustee otherwise directs, no Guarantor shall exercise any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Note Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any holder of the Notes against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such holders of the Notes to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the deferral of its rights set forth in this Section 10.5 is knowingly made in contemplation of such benefits.

10.6	Evidence of Note Guarantee

To evidence the guarantee to the holders of the Notes set forth in this Article 10, each Guarantor hereby agrees to execute the notation of Note Guarantee in substantially the form attached to the form of Notes, included as an exhibit to this Indenture. The notation of Note Guarantee shall be signed on behalf of each Guarantor by an Officer (whom shall have been duly authorized by all requisite corporate actions).

10.7	Waiver of Stay, Extension or Usury Laws

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Note Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) such Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Article 11.                      COLLATERAL AGENTS

11.1	Collateral Agents

(a)
The Issuer and the Guarantors hereby appoint PT Bank CIMB Niaga Tbk., and PT Bank CIMB Niaga Tbk. hereby accepts such appointment, to act as collateral agent under the Security Documents governed by Indonesian law for and on behalf of the Secured Parties (the “Onshore Collateral Agent”).

(b)
The Issuer and the Guarantors hereby appoint The Bank of New York Mellon, and The Bank of New York Mellon hereby accepts such appointment, to act as collateral agent under the Security Documents governed by any law (other than Indonesian law) for and on behalf of the Secured Parties (the “Offshore Collateral Agent”).

(c)
The parties hereto acknowledge and agree that powers and benefits conferred on each of the Collateral Agents pursuant to this Indenture shall be vested in each of the Collateral Agents for the benefit of the Secured Parties and shall be without prejudice to the powers and benefits vested in each of the Collateral Agents pursuant to the Security Documents and applicable law.

(d)
Each holder of a Note, by its acceptance thereof, agrees, acknowledges and consents that each of the Collateral Agents shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to each of the Collateral Agents by the Security Documents. Furthermore, each holder of a Note, by its acceptance thereof, agrees, acknowledges and consents to the terms (including, but not limited to, waivers, representations and covenants) of, and authorizes and directs each of the Collateral Agents to, enter into, and perform its duties and obligations under, the Security Documents.

(e)	Neither of the Collateral Agents, nor any of their respective employees or agents, shall be obliged to:

(i)
make any enquiry as to any breach or default by the Issuer or any Guarantor in the performance or observance of any of the provisions of this Indenture or the Security Documents or as to the existence of a Default or an Event of Default and neither of the Collateral Agents shall be deemed to have notice of a Default or an Event of Default unless it has received written notice thereof from the Trustee or from holders of a twenty-five percent (25%) in principal amount of the outstanding Notes;

(ii)	do anything which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

(iii)	account to any Person for any sum or the profit element of any sum received by it for its own account.

(f)
For the avoidance of doubt, the Onshore Collateral Agent shall hold the relevant Collateral for and on behalf of the Secured Parties and not as an agent of the Trustee. Notwithstanding anything to the contrary in this Indenture, there is no principal-agent, trustee-beneficiary or fiduciary relationship between the Onshore Collateral Agent and the Trustee and, for the avoidance of doubt, the Onshore Collateral Agent has no authority to enter into contractual obligations on behalf of the Trustee.

(g)
The Issuer and the Guarantors shall not be entitled to provide instructions to any Collateral Agent in relation to the exercise of its rights or powers or performance of its functions under the Transaction Documents and the Collateral Agents shall not be required to act on any instructions provided by either the Issuer or any of the Guarantors.

(h)	Each of the Collateral Agents declares that it shall hold the Collateral on trust for the benefit of the Secured Parties in accordance with the Security Documents.

(i)
To the extent that the trust created pursuant to paragraph (h) above is incapable of recognition or enforcement in the Republic of Indonesia, the Onshore Collateral Agent shall hold the relevant Collateral for the benefit of, and as the property of, the Secured Parties and so that it is not available to the personal creditors of the Onshore Collateral Agent.

11.2	Remuneration

(a)
Each of the Issuer and the Guarantors jointly and severally undertake to pay to each of the Collateral Agents remuneration for their respective services pursuant to this Indenture and the Security Documents, which will be at such rate and be paid on such dates as may from time to time be agreed between the Company and each of the Collateral Agents.

(b)
In the event of the occurrence of a Default or an Event of Default, or in the event that any of the Collateral Agents considers it reasonably expedient or necessary, or is being requested by the Issuer or any of the Guarantors, to undertake duties which such Collateral Agent, or any of the Issuer or the Guarantors, agree to be of an exceptional nature or otherwise outside the scope of the normal duties of the Collateral Agent pursuant to this Indenture or the Security Documents, then the Company shall pay to the applicable Collateral Agent such additional remuneration as notified to the Issuer by the applicable Collateral Agent in writing.

(c)
Each of the Issuer and the Guarantors jointly and severally undertake to pay each of the Collateral Agents additional remuneration in an amount equal to the amount of any value added tax or similar tax chargeable in respect of its remuneration pursuant to this Indenture.

(d)
In the event that any of the Collateral Agents and the Company fail to agree upon (i) the amount of remuneration, (ii) whether any duties are considered to be of an exceptional nature or otherwise outside the scope of the normal duties of such Collateral Agent pursuant to this Indenture, or (iii) upon such additional remuneration, such matters shall be determined by an independent merchant or investment bank (acting as an expert and not as an arbitrator) as selected by the Trustee which determination shall be binding upon such Collateral Agent and the Company.

(e)
The Issuer and each of the Guarantors hereby further undertakes to each of the Collateral Agents that all moneys payable by any of them to any of the Collateral Agents pursuant to this Indenture shall be made without set-off, counterclaim, deduction or withholding, unless compelled by law, in which case the Issuer and each of the Guarantors shall pay such additional amounts as will result in the receipt by the applicable Collateral Agent of the amounts which would otherwise have been payable to it in the absence of any such set-off, counterclaim, deduction or withholding.

11.3	Liability and Indemnification of the Collateral Agents.

(a)
The Issuer and the Guarantors hereby unconditionally and irrevocably and jointly and severally covenant and undertake to indemnify and hold harmless each of the Collateral Agents and their respective directors, officers, employees, attorneys, delegates, nominees, custodians, successors, assigns and agents (each, an “indemnified party”), in full at all times against any and all liabilities, expenses, disbursements, losses, penalties, actions, suits, judgments, damages, taxes of whatever kind or nature regardless of their merit incurred by them, including, without limitation, the costs and expenses of legal advisors, agents, accountants and other experts, which may be incurred, suffered or brought against such indemnified party as a result of, or in connection with (i) their appointment or involvement hereunder or the exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of any of the Transaction Documents or its usual practice; or (ii) any instruction or other direction upon which any of the indemnified parties, may rely upon pursuant to this Indenture, as well as any and all loss, liability, cost and expense properly incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing; provided however that this indemnity shall not apply in respect of an indemnified party to the extent that a court of competent jurisdiction determines that any such liabilities incurred or suffered by or brought against such indemnified party arises directly from the fraud, willful misconduct or gross negligence of such indemnified party. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of any of the Collateral Agents or the termination of this Indenture.

(b)
In addition to Section 11.3(a) above, the Issuer and each of the Guarantors shall, unconditionally and jointly and severally, indemnify the indemnified parties and keep them indemnified against (i) any and all liabilities incurred by any of them arising from the non-payment by the Issuer or a Guarantor of any amount due to the Trustee or holders of the Notes under this Indenture by reason of any variation in the rates of exchange between those used for the purposes of calculating the amount due under a judgment or order in respect thereof and those prevailing at the date of actual payment by the Issuer or a Guarantor; and (ii) any deficiency arising or resulting from any variation in rates of exchange between (A) the date as of which the local currency equivalent of the amounts due or contingently due under this Indenture is calculated for the purposes of any bankruptcy, insolvency or liquidation of the Issuer or a Guarantor and (B) the final date for ascertaining the amount of claims in such bankruptcy, insolvency or liquidation. The amount of such deficiency shall be deemed not to be reduced by any variation in rates of exchange occurring between the said final date and the date of any distribution of assets in connection with any such bankruptcy, insolvency or liquidation.

(c)
The indemnities set forth in this Article 11 constitute obligations of the Issuer and each Guarantor, separate and independent from its obligations under the other provisions of this Indenture, and shall apply irrespective of any indulgence granted by the Trustee, the Collateral Agents or holders of the Notes from time to time and shall continue in full force and effect notwithstanding the judgment or filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Issuer or any Guarantor for a liquidated sum or sums in respect of amounts due under this Indenture. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the relevant party and no proof or evidence of any actual loss shall be required by the Issuer or any of the Guarantors or its liquidator or liquidators.

(d)
All amounts payable pursuant to Sections 11.3(a) and (b) above shall be payable by the Issuer or the Guarantors on the date specified in a demand by the applicable indemnified party and in the case of payments actually made by the applicable indemnified party prior to such demand, shall carry interest at the rate of two percent (2%) per annum above the cost of funds of the applicable indemnified party and as specified by the applicable indemnified party and notified to the Issuer and/or the Guarantors, from the date such payment was made by the applicable indemnified party, and in all other cases shall (if not paid within thirty (30) days after the date of demand or, if such demand specifies that payment is to be made on an earlier date, on such earlier date) carry interest at such rate from such thirtieth (30th) day of such other date specified in such demand. All remuneration payable to any indemnified party shall carry interest at such rate from the due date therefor.

(e)
None of the Collateral Agents or their respective officers, employees, directors, and bodies corporate shall be liable for any error of judgment or for any act done, or step taken or omitted or any mistake in act or law other than by reason of its or their own fraud, gross negligence or willful misconduct.

(f)
Notwithstanding any provision of this Indenture or any of the other Transaction Documents to the contrary, neither of the Collateral Agents shall in any event be liable under any circumstances for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), whether or not foreseeable, even if the Collateral Agent is actually aware of, or has been advised of, the likelihood of such loss or damage, and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provision of this Section 11.3(f) shall survive the termination or expiry of this Indenture or the resignation or removal of any of the Collateral Agents.

(g)
Notwithstanding anything to the contrary in this Indenture and/or the other Transaction Documents, neither of the Collateral Agents shall in any event be liable under any circumstances for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond its control, including without limitation, existing or future laws or regulations, any existing or future act of any governmental authority, any act of god, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout or other industrial action, any general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, any computer failure or failure of any money transmission system or any reason which is beyond the control of any of the Collateral Agents.

(h)
Notwithstanding anything to the contrary in this Indenture and/or any of the other Transaction Documents, neither of  the Collateral Agents shall in any event be bound or affected in any way by any provision in any Transaction Document unless it is a party to that Transaction Document and it shall not be deemed to have knowledge of any provision of any Transaction Document unless it is a party to that Transaction Document or unless the substance of such provision is explicitly set forth in a Transaction Document to which it is a party.

(i)
The Collateral Agents may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Issuer or any of the Guarantors.

11.4	Duties and Obligations

The Collateral Agents shall not have any duties or obligations except those expressly set forth herein and in the other Security Documents. Without limiting the generality of the foregoing, the Collateral Agents shall not:

(a)	be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing; and

(b)
be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Indenture or any Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Indenture, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (5) the value or the sufficiency of any Collateral.

In addition:

(c)
The Collateral Agents shall not be responsible in any manner for the validity, enforceability or sufficiency of this Indenture, the Security Documents or any Collateral delivered under the Security Documents, or for the value or collectability of any instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Collateral Agents. The Collateral Agents shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the Issuer or the Guarantors to all or any of the assets whether such defect or failure was known to the Collateral Agents or might have been discovered upon examination or inquiry and whether capable of remedy or not.

(d)
The Collateral Agents shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other Security Document pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other Security Document pertaining to this matter.

(e)
The Collateral Agents may seek the advice, at the expense of the Issuer, of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder or under any Security Document or applicable law, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in accordance with the advice or written opinion of such counsel.

(f)
The Collateral Agents shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, approval or other paper or document.

(g)
The Collateral Agents agree to accept and act upon facsimile transmission of written instructions pursuant to this Indenture; provided that (i) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Collateral Agents in a timely manner, and (ii) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.

(h)
The Collateral Agents shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Security Document or any other instrument or document furnished pursuant thereto.

(i)
The Collateral Agents shall have no responsibility for or liability with respect to monitoring compliance of any other party to the Security Documents, this Indenture or any other document related hereto or thereto.  The Collateral Agents have no duty to monitor the value or rating of any Collateral on an ongoing basis.

(j)
No provision of this Agreement shall require the Collateral Agents to expend, advance or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or in any of the Security Documents or in the exercise of any of their rights or powers hereunder or under any of the Security Documents unless they are indemnified to their satisfaction and the Collateral Agents shall have no liability to any person for any loss occasioned by any delay in taking or failure to take any such action while they are awaiting an indemnity satisfactory to them.

(k)
The Collateral Agents may act and rely and shall be protected in acting and relying on the opinion or advice of, or information obtained from, any counsel, accountant, investment banker, appraiser or other expert or adviser.

(l)
The Collateral Agents may employ or retain such counsel, accountants, sub-agent, agent or attorney in fact, appraisers or other experts or advisers as they may reasonably require for the purpose of determining and discharging their rights and duties hereunder and shall not be responsible for the actions of any parties they appoint with due care.

(m)
Money held by the Collateral Agents in trust hereunder need not be segregated from other funds except to the extent required by law.  The Collateral Agents shall be under no liability for interest on any money received by them hereunder except as otherwise agreed in writing.

(n)
Beyond the exercise of reasonable care in the custody of the Collateral in their possession, the Collateral Agents shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agents shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  The Collateral Agents shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(o)
The Collateral Agents shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, fraud or willful misconduct on the part of the Collateral Agents, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Collateral Agents shall have no duty to ascertain or inquire as to or monitor the performance or observance of any of the terms this Indenture or the Security Documents by any other Person.

(p)
Upon any payment or distribution of assets hereunder, the Collateral Agents, and the Secured Parties shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an insolvency or liquidation proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution in the insolvency or liquidation proceeding, delivered to the Collateral Agents, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

(q)
The rights and protections of the Collateral Agents set forth herein shall also be applicable to the Collateral Agents in its roles as mortgagee, beneficiary, pledgee or any of its other roles under the Security Documents.

11.5	Replacement of Collateral Agent.

(a)	(i)	A Collateral Agent may resign at any time by providing the Issuer or the Company not less than thirty (30) days’ prior written notice.

(ii)
The holders of more than fifty percent (50%) in principal amount of the outstanding Notes may remove a Collateral Agent by written notice to such Collateral Agent. A resignation or removal of such Collateral Agent, and appointment of a successor Collateral Agent, will become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 11.4.

(b)
If a Collateral Agent resigns or is removed by the holders of a majority in principal amount of the outstanding Notes for any reason, each of the Issuer and the Guarantors undertakes that it will use its best endeavors to procure the appointment of a successor Collateral Agent (with the approval by the holders of a majority in principal amount of the Notes then outstanding) as soon as reasonably practicable thereafter, and in any event within thirty (30) days of the date of such notice.

(c)
If, in such circumstances, no appointment of such successor Collateral Agent has become effective within thirty (30) days of the date of such notice, the Trustee shall be entitled to appoint a successor Collateral Agent or petition any court of competent jurisdiction to appoint a successor Collateral Agent; provided that the Trustee has notified the Issuer and the Guarantors prior to it doing so.  If such petition is granted, the Trustee shall notify all parties in writing of the resignation of the Collateral Agent.

(d)
Upon notice by the successor Collateral Agent of a written acceptance of its appointment to the retiring Collateral Agent and to the Trustee and upon the successor Collateral Agent executing a supplemental indenture to this Indenture to become a party to this Indenture, (i) the retiring Collateral Agent will transfer all Collateral held by it to the successor Collateral Agent, (ii) the resignation or removal of the retiring Collateral Agent will become effective and (iii) the successor Collateral Agent will have all the rights, powers and duties of the retiring Collateral Agent under this Indenture and the Security Documents. Upon request of any successor Collateral Agent, the Issuer and any Guarantor will execute any and all instruments for fully vesting in and confirming to the successor Collateral Agent all such rights and powers in respect of the Collateral held by it.

11.6	Notice and Directions to the Collateral Agents.

The Trustee shall forward to the Collateral Agents all notices, certificates, Opinions of Counsel and any other documents that the Trustee may, from time to time, send to, or receive from, any Persons pursuant to Article 6 and Article 8 of this Indenture.

Article 12.                      REPURCHASE OF NOTES UPON CHANGE OF CONTROL

12.1	Change of Control Offer

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to US$100,000 or an integral multiple of US$1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to one hundred and one percent (101%) of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, subject to the rights of holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within ten days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance. This Section 12.1 shall be applicable (for so long as this Indenture is in effect) whether or not any other provisions of this Indenture are applicable.

12.2	Repurchase Settlement

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(a)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

12.3	Notice

The Paying Agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

12.4	Limitations

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if:

(a)
a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; or

(b)	notice of redemption has been given pursuant to Section 3.7, unless and until there is a default in payment of the applicable redemption price.

Article 13.                      MISCELLANEOUS

13.1	Notices

13.1.1
Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Issuer:

Blue Ocean Resources Pte. Ltd.
19th Floor Wisma GKBI
Jl. Jend. Sudirman No.28
Jakarta 10210
Indonesia
Attention:  Chief Financial Officer

if to the Company or any other Guarantor:

PT Central Proteinaprima Tbk.
19th Floor Wisma GKBI
Jl. Jend. Sudirman No.28
Jakarta 10210
Indonesia
Attention:  Chief Financial Officer

if to the Trustee, Principal Paying Agent, Registrar or Offshore Collateral Agent:

The Bank of New York Mellon
21st Floor West
101 Barclay Street
New York NY10286
USA
Fax:  +1 212 815 5802/3
Attention:  Global Corporate Trust

with a copy to:

The Bank of New York Mellon
One Temasek Avenue
#02-10 Millenia Tower
Singapore 039192
Fax:  +65 6883 0338
Attention:  Global Trust Services

if to the Onshore Collateral Agent:

PT Bank CIMB Niaga Tbk.
Graha CIMB Niaga 7th Floor
Jalan Jenderal Sudirman Kav. 58
Jakarta-12190, Indonesia

13.1.2	The Issuer, any Guarantor, the Trustee or any of the Collateral Agents by notice to the other may designate additional or different addresses for subsequent notices or communications.

13.1.3
Notices to Holders will be delivered in accordance with the applicable rules and procedures of the Depository, or, if the Notes are in certificated form, sent to them by first class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses on the register. Any such notice shall be deemed to have been delivered on the day such notice is delivered to the Depository, or, if by mail, the fourth day after the date of mailing.

13.1.4
Failure to mail a notice or communication to a holder of a Note or any defect in such notice shall not affect its sufficiency with respect to other holders of Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

13.1.5
So long as the Notes are listed on the SGX-ST and its rules so require, notices will also be published in a leading English language newspaper having general circulation in Singapore (which is expected to be The Business Times, Singapore Edition). Any such notice shall be deemed to have been delivered on the date of first publication.

13.1.6
If the Trustee or the Principal Paying Agent receives information or instructions delivered by facsimile, electronic mail, other electronic method or other unsecured method of communication, the Trustee and Principal Paying Agent shall have (i) no duty or obligation to verify or confirm that the person who sent such instructions is in fact a person authorized to give instructions or directions on behalf of the Issuer or Guarantor, and (ii) no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance on or compliance with such information or instructions.

13.2	Certificate and Opinion as to Conditions Precedent

13.2.1
Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)
an Officers’ Certificate in form and substance satisfactory to the Trustee and complying with Section 13.3 stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)	an Opinion of Counsel complying with Section 13.3 stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

13.3	Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)	a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)
a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

13.4	When Notes Disregarded

In determining whether the holders of Notes representing the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or the Guarantors or by any Affiliate of the Issuer or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer has actual knowledge are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

13.5	Rules by Trustee, Paying Agent and Registrar

The Trustee may, but is not obligated to, make rules for action by or a meeting of holders of Notes. The Registrar and the Paying Agent or co-registrar may make rules for their functions.

13.6	Legal Holidays

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions or trust companies are authorized or obligated to close in The City of New York, Singapore or Jakarta, Indonesia. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular Record Date is a Legal Holiday, the Record Date shall not be affected.

13.7	Governing Law

This Indenture, the Notes and the Note Guarantees (other than the Indonesian Guarantees) will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

13.8	Waiver of Immunities

To the extent that the Issuer and any Guarantor or any of their properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding (including but not limited to arbitration proceedings), from the giving of any relief in any such legal action, suit or proceeding, from set off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Indenture and the transactions contemplated hereby, the Issuer and each Guarantor hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement.

13.9	Submission to Jurisdiction; Agent for Service of Process; Judgment Currency

13.9.1
Each Guarantor and the Issuer irrevocably submits, for the benefit of the Holders, the Trustee and the Collateral Agents, to the non-exclusive jurisdiction of any New York State or United States federal court sitting in New York City over any suit, action or proceeding arising out of or in connection with this Indenture (a “Dispute”), the Note Guarantees or any Note or the subject matter thereof. Each Guarantor and the Issuer irrevocably waives, to the fullest extent permitted by law, trial by jury and any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such courts and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Each Guarantor and the Issuer agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on such Guarantor and the Issuer and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which such Guarantor and the Issuer, as the case may be, is subject by a suit upon such judgment or in any manner provided by law.

13.9.2
As long as any of the Notes remain outstanding, each Guarantor and the Issuer shall at all times have an authorized agent in New York City upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture, the Note Guarantees or any Note. Service of process upon such agent and written notice of such service mailed or delivered to any Guarantor or the Issuer, as the case may be, shall to the fullest extent permitted by law be deemed in every respect effective service of process upon such Guarantor or the Issuer, as the case may be, in any such legal action or proceeding. Each Guarantor and the Issuer appoints CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 111 Eighth Avenue, New York, New York 10011 (or at such other address or at the office of such other authorized agent as the Company and the Issuer, as the case may be, may designate by written notice to the Trustee).

13.9.3
To the fullest extent permitted by law, the obligations of the Guarantors and the Issuer to any holder of Notes under this Indenture, the Note Guarantees or the Notes will, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the day following receipt by such holder of Notes of any amount in the Judgment Currency, such holder of Notes may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder of Notes in the Agreement Currency, each Guarantor and the Issuer agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder of Notes, such holder of Notes agrees to pay to or for the account of such Guarantor or the Issuer, as the case may be, such excess, provided that such holder of Notes shall not have any obligation to pay any such excess as long as a default by the Issuer in its obligations under the Notes or this Indenture, or by such Guarantor under this Indenture and the Note Guarantees, as the case may be, has occurred and is continuing, in which case such excess may be applied by such holder of Notes to such obligations.

13.9.4	The provisions of this Section 13.9 shall survive any termination of this Indenture, in whole or in part.

13.10	Arbitration

13.10.1
Each Guarantor and the Issuer agrees that the Trustee and the Collateral Agents and, only in the circumstances permitted by Section 6.6, the Holders may elect to resolve any dispute arising out of or in connection with this Indenture, including any questions regarding its existence, validity or termination, for final resolution by arbitration in Singapore in accordance with the arbitration rules (the “Rules”) of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which Rules are deemed to be incorporated by reference in this Section 13.10. The tribunal shall consist of three (3) arbitrators to be appointed in the manner as provided in Section 13.10.2 below. The language of the arbitration shall be English. The Issuer and the Guarantors shall participate in such arbitral proceedings if commenced by the Trustee, any of the Collateral Agents and/or the Holders, but may not commence any such arbitral proceedings without the prior written consent of the Holders and the Trustee or any of the Collateral Agents, as the case may be.

13.10.2
(a) The claimant in any arbitration proceedings commenced under this Section 13.10 shall nominate its arbitrator (or in the case of multiple claimants, shall jointly nominate) in its notice of arbitration; (b) the respondent shall then nominate an arbitrator within fourteen (14) days of receipt of the notice of arbitration; and (c) a chairman of the tribunal will then be appointed in accordance with the Rules. All such arbitrators must (i) be disinterested in the dispute, (ii) have no connection with any party in the dispute and (iii) not award punitive damages.

13.10.3
Each Party hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrator contained therein and agrees that, in accordance with Article 60 of the Arbitration Law, no Party shall appeal to any court from the award or decision of the arbitrator contained therein.

13.10.4
The decision of the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in the Republic of Indonesia or elsewhere. In this regard, the Parties agree that the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards ratified by the Republic of Indonesia in 1981 shall apply to awards made pursuant to this Agreement.

13.10.5
For the sole purpose of enforcing any arbitration award (and to the extent permissible by law), the Parties choose the general, permanent and non-exclusive domicile of the Office of the Registrar of the Central Jakarta District Court (Kantor Panitera Pengadilan Negeri Jakarta Pusat) without prejudice to any Party’s right to enforce any arbitration award in any court having jurisdiction over the other Parties or their assets.

13.10.6	Each Party waives the applicability of Article 48 of the Arbitration Law and agrees that an arbitration need not be completed within a specific time.

13.10.7	The parties expressly agree that the arbitrators shall be solely bound by strict rules of law in making their decision and may not render an award ex aequo et bono.

13.10.8	This Section 13.10 is for the benefit of the Trustee, the Collateral Agents and the Holders only.

13.10.9
Notwithstanding the foregoing and for the avoidance of doubt, this Section 13.10 does not affect, limit, or restrict the ability of the Trustee, the Collateral Agents or the Holders to bring any claim concerning any Dispute in any New York State or United States federal court sitting in New York City, or in any other proper venue.

13.11	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or such Guarantor under the Notes, this Indenture, the Security Documents, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note shall waive and releases all such liability. The waiver and release shall be part of the consideration for issuance of the Notes.

13.12	Successors

All agreements of the Issuer or any Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and any of the Collateral Agents in this Indenture shall bind its successors.

13.13	Multiple Originals; Counterparts

13.13.1
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

13.13.2	This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

13.14	Table of Contents; Headings

The table of contents, cross-reference sheet, cross-reference headings and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

13.15	Trust Indenture Act Controls

This Indenture is subject to the provisions of the TIA and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision that is required to be included in this Indenture by the TIA, the required provision(s) shall control. The provisions of Sections 310 to and including 317 of the TIA that impose duties on any person (including provisions automatically deemed included in this Indenture unless this Indenture provides that such provisions are excluded) are a part of and govern this Indenture, whether or not physically contained herein.

13.16	Language

In compliance with Law No. 24 of 2009 regarding National Flag, Language, Emblem and Song (“Law 24”), each of the parties hereto agrees, at the Issuer’s cost, to execute a Bahasa Indonesia version of this Indenture and all other related documents to which the Issuer and/or any of the Guarantors is a party (the “Documents”) in a form acceptable to the parties to the relevant Documents within one hundred and twenty (120) days after the date of the respective Document or any other date as agreed between the parties hereto and the parties to the relevant Document.

The parties further agree that: (i) the Bahasa Indonesia version of the Documents, if executed, will be deemed to be effective from the date the English language version was executed; and (ii) in the event of any inconsistency between the Bahasa Indonesia version and the English version, the English version shall prevail and the relevant Bahasa Indonesia text will be deemed to be amended to conform with and to make the relevant Indonesian text consistent with the relevant English text.

Each of the parties hereto agrees and undertakes that it will not (and it will not allow or assist any other party to), in any manner or forum, challenge the validity of, or raise or file any objection to, the Documents or the transactions contemplated by the Documents on the basis of any failure to comply with Law 24 or its implementing regulations or other similar laws and regulations applicable in Indonesia.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Blue Ocean Resources Pte. Ltd. as Issuer By: Name: Title:

PT Central Proteinaprima Tbk as a Guarantor By: Name: Title:

PT Centralpertiwi Bahari as a Subsidiary Guarantor By: Name: Title:

PT Centralwindu Sejati as a Subsidiary Guarantor By: Name: Title:

PT Marindolab Pratama as a Subsidiary Guarantor By: Name: Title:

PT Central Panganpertiwi as a Subsidiary Guarantor By: Name: Title:

The Bank of New York Mellon as Trustee By: Name: Title:

The Bank of New York Mellon
as Registrar

By:
Name:
Title:

The Bank of New York Mellon
as Principal Paying Agent

By:
Name:
Title:

The Bank of New York Mellon
as Offshore Collateral Agent

By:
Name:
Title:

PT Bank CIMB Niaga Tbk.,
as Onshore Collateral Agent

By:
Name:
Title:

SCHEDULE 1

SUBSIDIARY GUARANTORS

1.	PT Centralpertiwi Bahari

2.	PT Centralwindu Sejati

3.	PT Marindolab Pratama

4.	PT Central Panganpertiwi

SCHEDULE 2

PRINCIPAL INSTALLMENT PAYMENT SCHEDULE

PRINCIPAL INSTALLMENT PAYMENT DATES	PRINCIPAL INSTALLMENT AMOUNTS (US$)
June 30, 2018	16,250,000
December 31, 2018	16,250,000
June 30, 2019	16,250,000
December 31, 2019	16,250,000
June 30, 2020	16,250,000
December 31, 2020	Remaining balance of principal outstanding (including all amounts capitalized and added to the principal amount of the Notes in accordance with the terms of the Transaction Documents)
Source: CP Prima financial model

SCHEDULE 3
MANAGEMENT PROJECTIONS

Income statement projection
In IDR billions	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
	Actual	Actual	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
Sales	6.833	6.244	7.529	6.802	7.743	8.176	8.668	8.998	9.343	9.705	10.084	10.480
Cost of goods sold	5.997	5.584	6.836	5.867	6.597	6.945	7.323	7.564	7.815	8.105	8.410	8.712
Gross profit	836	660	694	935	1.146	1.232	1.344	1.434	1.529	1.600	1.673	1.768
Selling, general and administrative	1.026	1.010	968	925	1.136	1.200	1.260	1.292	1.323	1.391	1.463	1.515
EBIT	(190)	(351)	(275)	10	10	32	84	142	206	209	210	253
EBITDA	177	20	73	261	408	452	513	532	551	567	583	596
Other Income (charges)	(14)	(381)	(1.960)	(346)	361	(136)	(198)	(183)	(163)	(207)	(262)	(258)
EBT	(204)	(731)	(2.234)	(337)	371	(105)	(114)	(41)	43	2	(51)	(5)
Tax expense (income)	13	(96)	(198)	32	93	(26)	(28)	(10)	11	0	(13)	(1)
Earnings before minority interest	(217)	(636)	(2.036)	(369)	278	(78)	(85)	(31)	32	1	(39)	(4)
Minortiy interest	(0)	0	0	0	-	-	-	-	-	-	-	-
Net income	(217)	(635)	(2.036)	(369)	278	(78)	(85)	(31)	32	1	(39)	(4)
Source: CP Prima financial model

Quarterly Projection:
Income statement projection
In IDR billions	2009	2010	2011	2012 - forecast				2013 -forecast
	Actual	Actual	Actual	Q1 (a)	Q2 (a)	Q3 (a)	Q4 (f)	Q1	Q2	Q3	Q4
Sales	6.833	6.244	7.529	1.795	1.735	1.662	1.610	1.933	1.935	1.936	1.940
Cost of goods sold	5.997	5.584	6.836	1.553	1.528	1.396	1.390	1.647	1.648	1.650	1.652
Gross profit	836	660	694	242	207	266	220	286	286	287	287
Selling, general and administrative	1.026	1.010	968	242	269	194	220	275	276	307	279
EBIT	(190)	(351)	(275)	0	(62)	72	(1)	11	10	(20)	9
EBITDA	177	20	73	84	21	97	58	108	109	80	111
Other Income (charges)	(14)	(381)	(1.960)	(168)	(274)	(77)	173	462	(33)	(34)	(34)
EBT	(204)	(731)	(2.234)	(168)	(336)	(5)	172	473	(23)	(54)	(25)
Tax expense (income)	13	(96)	(198)	(6)	(16)	4	51	118	(6)	(13)	(6)
Earnings before minority interest	(217)	(636)	(2.036)	(162)	(320)	(9)	121	355	(17)	(40)	(19)
Minortiy interest	(0)	0	0	0	0	(0)	-	-	-	-	-
Net income	(217)	(635)	(2.036)	(162)	(319)	(9)	121	355	(17)	(40)	(19)
Source: CP Prima financial model
Note: (a) = actual, (f) = forecast

S-3

Quarterly Projection:
Income statement projection
2014 - forecast				2015 - forecast				2016 - forecast				2017 - forecast
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
2.023	2.025	2.062	2.066	2.164	2.166	2.168	2.170	2.246	2.248	2.251	2.253	2.332	2.335	2.337	2.339
1.718	1.720	1.753	1.753	1.828	1.830	1.832	1.833	1.895	1.895	1.887	1.887	1.951	1.953	1.954	1.956
305	305	309	313	335	336	336	337	351	353	364	366	381	382	383	384
291	292	325	291	305	306	341	308	321	319	344	307	320	320	361	322
14	13	(17)	21	30	30	(5)	29	30	34	20	58	61	61	22	62
118	119	91	124	135	136	103	138	141	142	106	144	146	147	108	149
(34)	(34)	(34)	(34)	(49)	(49)	(49)	(50)	(49)	(46)	(45)	(44)	(43)	(42)	(40)	(39)
(20)	(21)	(51)	(13)	(19)	(20)	(54)	(21)	(18)	(12)	(25)	15	18	20	(18)	23
(5)	(5)	(13)	(3)	(5)	(5)	(14)	(5)	(5)	(3)	(6)	4	4	5	(4)	6
(15)	(16)	(38)	(10)	(14)	(15)	(41)	(16)	(14)	(9)	(19)	11	13	15	(13)	18
-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
(15)	(16)	(38)	(10)	(14)	(15)	(41)	(16)	(14)	(9)	(19)	11	13	15	(13)	18
Source: CP Prima financial model

Quarterly Projection:
Income statement projection
2018 - forecast				2019 - forecast				2020 - forecast
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
2.423	2.425	2.427	2.430	2.517	2.520	2.522	2.525	2.616	2.619	2.621	2.624
2.024	2.026	2.027	2.029	2.100	2.102	2.103	2.105	2.180	2.182	2.183	2.166
399	399	400	401	417	418	419	420	436	437	438	458
336	337	380	338	353	354	401	355	371	372	422	349
63	63	20	63	64	64	18	65	65	65	15	108
151	152	110	154	156	157	111	159	160	161	112	163
(53)	(51)	(52)	(51)	(67)	(65)	(65)	(65)	(66)	(64)	(64)	(64)
10	12	(32)	12	(3)	(1)	(47)	0	(1)	1	(49)	45
2	3	(8)	3	(1)	0	(12)	0	(0)	0	(12)	11
7	9	(24)	9	(2)	(1)	(35)	0	(1)	0	(37)	34
-	-	-	-	-	-	-	-	-	-	-	-
7	9	(24)	9	(2)	(1)	(35)	0	(1)	0	(37)	34
Source: CP Prima financial model

SCHEDULE 4A
INITIAL BUDGET
EXPECTED OPERATION EXPENDITURE
OPEX budget 2013
In IDR billions	2013	Notes
Selling Expenses
Freight out	198
Salaries, wages and employees’ benefits	119
Depreciation	136
Others	104	(1)
Total selling expenses	557

General & Administration Expenses
Salaries, wages and employees’ benefits	260
Depreciation	87
Others	232	(2)
Total G&A Expenses	580
Total SG&A	1.136
Source: CP Prima financial model

Notes:

(1)	Includes Transportation and travelling on duty, Repair and maintenance, Others

(2)
Includes Transportation and travelling on duty, Repair and maintenance, Professional fees, Insurance, Taxes, penalty, legal and permit, Office supplies, stationery & photocopy, Donation, gift, entertainment and retribution, Rent, Others

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SCHEDULE 4B
INITIAL BUDGET
EXPECTED CAPITAL EXPENDITURE

Maintenance capex
In IDR billions	2013	2014	2015	2016	2017	2018	2019	2020
	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast
Infrastructure maintenance	75	77	79	82	84	86	89	92
Buildings	22	22	23	24	25	25	26	27
Machinery and equipment	32	33	34	35	36	37	38	39
Transportation equipment	3	3	3	4	4	4	4	4
Furniture, fixtures and office equipment	12	12	13	13	14	14	14	15
Electrical and water installation	7	7	7	8	8	8	8	9
Laboratory equipment	3	4	4	4	4	4	4	4
Total maintenance capex	154	158	163	168	173	178	184	189
Source: CP Prima financial model

Expansion CAPEX budget - 8 year
In IDR billions		2011 & 2012	2013	2014	2015	2016	2017	2018	2019	2020	Total
1	WM Pidada logistics	0.7	17.2	-	-	-	-	-	-	-	17.8
2	WM outlet canal improvement	-	-	3.5	3.5	-	-	-	-	-	7.0
3	WM sub inlet module	-	-	27.5	27.5	-	-	-	-	-	55.0
4	Breakwater and intake jetty	-	-	34.6	34.6	-	-	-	-	-	69.1
5	CPB Site sediment bank	-	-	16.2	16.2	-	-	-	-	-	32.3
6	Processing plant for WM	-	20.2	100.3	80.2	-	-	-	-	-	200.6
7	CPB Site automation	2.0	12.9	10.9	-	-	-	-	-	-	25.8
8	Fish hatchery	-	38.7	-	16.6	-	-	-	-	-	55.3
9	Floating fish feed mill	2.8	96.6	10.6	10.6	21.2	-	21.2	-	-	162.9
10	CPB Site’s FPD extension	9.5	21.0	-	-	-	-	-	-	-	30.5
11	WM flake ice plant	-	15.5	-	-	-	-	-	-	-	15.5
12	Dente logistics and KM5.5	0.7	3.3	2.0	-	-	-	-	-	-	6.0
13	Fencing of the CPB FPD	3.4	5.0	-	-	-	-	-	-	-	8.4
	Total	19.1	230.3	205.5	189.0	21.2	-	21.2	-	-	686.2
Source: CP Prima financial model, adjusted for value added tax at 10%

Note:
The 2012 figure only includes amounts recognized as a PPE line item. CP Prima has made certain down payments in 2012 which will not be recorded as PPE until 2013. Accordingly, while these down payments were spent in 2012, these amounts are included in the 2013 projected figure

SCHEDULE 5

EXISTING DEBT

No.	BANK/LENDERS	COMPANY/ BORROWER	FACILITY	PLAFOND	VALID	OUTSTANDING AMOUNT per 30 Sept 2012
1.	PT. Bank CIMB Niaga Tbk. (previously with Lippobank)	PT Central Proteinaprima Tbk	1.L/C 2.T/R	US$ 5,000,000	31 May 2012 – 31 May 2013	US$ 2,876,100 (equal to Rp. 27.576.050.396)
	PT. Bank CIMB Niaga Tbk (previously with Lippobank)	PT Centralpertiwi Bahari	1.L/C 2. T/R	US$ 5,000,000	28 May 2012 – 28 May 2013	US$ 2,640,619 (equal to Rp. 25.318.255.643)
2.	PT. Bank CIMB Niaga Tbk (previously with PT. Bank Niaga Tbk.)	PT Centralpertiwi Bahari	1.L/C – SKBDN 2. PTK 3. NWE	US$ 9,920,000 and Rp. 68.990.600.000	20 May 2012 – 20 May 2013	US$ 9,835,426 (equal to Rp. 94.302.066.118) and Rp. 68.988.386.278
		PT Central Proteinaprima Tbk	1.L/C – SKBDN 2. PTK 3. NWE	US$ 12,649,014.93 and Rp. 84.272.458.156	12 June 2012 – 12 June 2013	US$ 11,275,149 (equal to Rp. 108.106.135.046) and Rp. 84.250.352.889
3.	PT. Bank Negara Indonesia Tbk	PT Centralpertiwi Bahari	Working Capital Credit	US$ 20,000,000	23 June 2012 – 22 June 2013	US$ 20,000,000 (equal to Rp. 191.760.000.000)
			L/C Line	US$ 5,000,000	23 June 2012 – 22 June 2013	US$ 2,724,135 (equal to Rp. 26.118.045.662)
4.	PT Bank Negara Indonesia Tbk	PT Central Proteinaprima Tbk	L/C Import or SKBDN with TR	Rp. 185.000.000.000	23 June 2012 – 22 June 2013	Rp. 126.048.581.716
5.	PT Bank Rakyat Indonesia Tbk	1.417Farmers AWS (Debtor) PT Central Proteinaprima Tbk (Guarantor)	1.Working Capital Credit 2.Investment Credit	Rp. 163.840.781.643	Until the credit on behalf of plasma PT AWS entirely fully paid.	Rp. 122.011.936.023

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6.	PT Bank Ekspor Indonesia (currently known as Indonesia EximBank)	PT Central Proteinaprima Tbk	1.Working Capital Credit 2.L/C /SKBDN	Rp. 100.000.000.000 and USD 8,500,000	28 September 2010 – 28 March 2013	Rp. 100.000.000.000 and US$ 6,391,709 (equal to Rp. 61.283.703.476)
7.	PT Bank DBS Indonesia	PT Central Proteinaprima Tbk PT Centralpertiwi Bahari PT Central Panganpertiwi	1.L/C 2.T/R 3.APF	US$ 20.000.000	23 April 2013	US$ 17,468,203 (equal to Rp. 167.485.135.626)
8.	PT Bank Capital	PT Central Proteinaprima Tbk	Working Capital Credit	US$ 6.425.000	16 May 2013	US$ 6,425,000 (equal to Rp. 61.602.900.000)

Notes :
-	L/C	: Letter of Credit
-	T/R	: Trust Receipt or Post Import Financing
-	SKBDN	: Local L/C (Surat Kredit Berdokumen Dalam Negeri)
-	PTK	: Special Transaction Loan – Invoice Financing (Pinjaman Transaksi Khusus)
-	NWE	: Negotiated Line for Export Document (Negosiasi Wesel Ekspor)
-	APF	: Account Payable Financing

SCHEDULE 6

EXISTING LIENS

No.	Bank/Lenders	Company/ Borrower	Facility	Amount	Security
1.	PT. Bank CIMB Niaga Tbk. (previously with Lippobank)	PT Central Proteinaprima Tbk.	1.L/C 2.T/R	US$ 5,000,000
1. Cash collateral 15% of opening L/C.
2. FEO Inventory of Company 125% of facility.
3. First Rank mortgage for the amount of Rp. 106.250.000.000,- over land and building on Building Rights Title (Hak Guna Bangunan/HGB) No. 01, No. 02, No. 30, located at Merak Belantung Village, Kalianda Sub-district, South Lampung, under the name of PT. Central Proteinaprima Tbk. Sertifikat Hak Tanggungan No. 180/2010, dated 24-02-2010.
Security shall be cross collateralized with other facilities provided by the Bank to PT Centralpertiwi Bahari.

	PT. Bank CIMB Niaga Tbk (previously with Lippobank)	PT Centralpertiwi Bahari	1.L/C 2.T/R	US$ 5,000,000
1. Cash collateral 15% of opening L/C.
2. FEO Inventory of Company 125% of facility.
3. First Rank mortgage for the amount of Rp. 106.250.000.000,- over land and building on Building Rights Title (Hak Guna Bangunan/HGB) No. 01, No. 02, No. 30, located at Merak Belantung Village, Kalianda Sub-district, South Lampung, under the name of PT. Central Proteinaprima Tbk. Sertifikat Hak Tanggungan No. 180/2010, dated 24-02-2010.
Security shall be cross collateralized with other facilities provided by the Bank to PT Central Proteinaprima Tbk.

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2.	PT. Bank CIMB Niaga Tbk (previously with PT. Bank Niaga Tbk.)	PT Centralpertiwi Bahari	1.L/C – SKBDN 2. PTK 3. NWE	US$ 9.920.000 and Rp. 68.990.600.000
1. The first rank mortgage of Building Rights Title (Hak Guna Bangunan/HGB), located in Suak Village, Lampung Province, as described in HGB Certificate No. 1/Suak Village, under the name of PT Centralpertiwi Bahari.
Sertifikat Hak Tanggungan No. 19/2007, dated 11 January 2007. Mortgage rating I amount to 117.500.000.000.
2. The first rank mortgage of Building Rights Title (Hak Guna Bangunan/HGB), located in Sindangsari Village, Lampung Province, as described in HGB Certificate No. 1 and 2, under the name PT Centralpertiwi Bahari.
Sertifikat Hak Tanggungan No. 18/2007, dated 11 January 2007. Mortgage rating I amount to Rp. 48.500.000.000.
3. Fiduciary inventory of raw materials amounting of Rp. 80.000.000.000.
The above securities (point 1 to 2) have been cross collateralized with other facilities provided by the Bank to the Borrower entered into by and between Bank and PT Central Proteinaprima Tbk.

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PT Central Proteinaprima Tbk.	1.L/C – SKBDN 2. PTK 3. NWE	US$ 12.649.014.93 and Rp. 84.272.458.156
1. Fiduciary import of raw materials amounting to USD 20,000,000.
2. The second and third rank of over land, building, machineries and equipment on Building Rights Title (Hak Guna Bangunan/HGB) No. 1, located at Suak Village, Sidomulyo Sub-district, Lampung Selatan Regency, Lampung Province, 123,71 Ha, under the name of PT Centralpertiwi Bahari.
Sertifikat Hak Tanggungan No. 46/2008, dated 31 January 2008. Mortgage rating II amount to Rp. 5.000.000.000, and Sertifikat Hak Tanggungan No. 782/2008, dated 31 July 2008. Mortgage rating III amount to Rp. 2.300.000.000.
3. The second and third rank of over land, building, machineries and equipment on Building Rights Title (Hak Guna Bangunan/HGB) No. 1 and No. 2, located at Sindangsari Village, Tanjung Bintang Sub-district, Lampung Selatan Regency, Lampung Province, 70.875 m2 and 38.855m2, under the name of PT Centralpertiwi Bahari.
Sertifikat Hak Tanggungan No. 47/2008, dated 31 January 2008. Mortgage rating II amount to Rp. 5.000.000.000, and Sertifikat Hak Tanggungan No. 781/2008, dated 31 July 2008. Mortgage rating III amount to Rp. 5.000.000.000.
The securities from point 2 to 3 are cross collateralized with facilities provided to PT Centralpertiwi Bahari.

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3.	PT. Bank CIMB Niaga Syariah	1.189 Farmers PT Centralpertiwi Bahari	Murabahah Facility	Total amount facility of Rp. 190.240.000.000	Corporate Guarantee from PT Centralpertiwi Bahari.
4.	PT. Bank Negara Indonesia (Persero) Tbk	PT Centralpertiwi Bahari	Working Capital Credit	US$ 20,000,000
1. Pledge of 196,40 Ha land including any fixed assets above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, for the amount of Rp.50.500.000.000,- , Sertipihak Hak Tanggungan No. 1742/2008 dated 4 August 2008 (as split up of Certificate of Building Rights Title (SHGB) No. 4 dated 8-12-1997).
2. Pledge of 10 lands under the name PT Centralpertiwi Bahari, located at Menggala, Tulangbawang Regency, as follows:
a.        Building Rights Title (Hak Guna Bangunan/HGB) No. 1 dated 8 December 1997, 16.30 ha, above the land in Bratasena Mandiri Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1512/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 100.010.000.000.
b.        Building Rights Title (Hak Guna Bangunan/HGB) No. 2 dated 8 December 1997, 164.10 ha, above the land in Bratasena Mandiri Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1512/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 100.010.000.000.
c.        Building Rights Title (Hak Guna Bangunan/HGB) No. 3 dated 8 December 1997, 202.80 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1512/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 100.010.000.000.
d.        Building Rights Title (Hak Guna Bangunan/HGB) No. 5 dated 8 September 1998, 92.965 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1512/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 100.010.000.000.

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e.        Building Rights Title (Hak Guna Bangunan/HGB) No. 1 dated 8 September 1997, 20.90 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1512/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 100.010.000.000.
f.        Building Rights Title (Hak Guna Bangunan/HGB) No. 2 dated 8 December 1997, 18,90 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1512/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 100.010.000.000.
Point a to f with value of mortgage Rp. 100.010.000.000.
g.        Sertipikat Hak Pakai (SHP) No. 1 dated 8 September 1998, 5.72 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1511/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 57.990.000.000.
h.        Sertipikat Hak Pakai (SHP) No. 1 dated 1 July 2000, 227.460 ha, above the land in Mandiri Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1511/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 57.990.000.000.
i.        Sertipikat Hak Pakai (SHP) No. 2 dated 8 September 1998, 42.14 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1511/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 57.990.000.000.

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j. Sertipikat Hak Pakai (SHP) No. 3 dated 8 September 1998, 23.82 ha, above the land in Bratasena Adiwarna Village, Menggala Sub-district, Tulang Bawang Regency, Lampung Province, Sertifikat Hak Tanggungan No. 1511/2008, dated 15 July 2008. Mortgage rating I amount to Rp. 57.990.000.000.
Point g to j with value of mortgage Rp, 57,990,000,000,-
3. Fiduciary Amendment to Fiduciary Deed No. 19 dated 21 September 2006, made before Surjadi, SH, Notary in Jakarta, and was registered in the Registry Office as evidenced Fiduciary Fiduciary Certificate No. W6-63 .HT.04.06.TH.2007/STD dated February 5, 2007, for a total guarantee amount USD 6, 250,000.00 (six million two hundred and fifty thousand United States Dollars).

			L/C Line	US$ 5,000,000
Fiduciary Amendment to Fiduciary Deed No. 19 dated 21 September 2006, made before Surjadi, SH, Notary in Jakarta, and was registered in the Registry Office as evidenced Fiduciary Fiduciary Certificate No. W6-63 .HT.04.06.TH.2007/STD dated February 5, 2007, for a total guarantee amount USD 6, 250,000.00 (six million two hundred and fifty thousand United States Dollars).

5.	PT Bank Negara Indonesia Tbk	874 Farmers WM (Debtor) PT. Central Proteinaprima Tbk. (Guarantor)	Working Capital Credit & Investment Credit	Total amount facility of Rp. 112.871.000.000	Corporate Guarantee from PT Central Proteinaprima Tbk.
		1.461 Farmers AWS (Debtor) PT Central Proteinaprima Tbk (Guarantor)	Working Capital Credit & Investment Credit	Total amount facility of Rp. 105.258.317.747	Corporate Guarantee from PT Central Proteinaprima Tbk.
6.	PT Bank Rakyat Indonesia Tbk	1.573 Farmers PT Centralpertiwi Bahari	Working Capital Credit	Total amount facility of Rp. 251.680.000.000	Corporate Guarantee from PT Centralpertiwi Bahari.
		1.530 Farmers WM (Debtor) PT Central Proteinaprima Tbk (Guarantor)	Working Capital Credit & Investment Credit	Total amount facility of Rp 189.720.000.000	Corporate Guarantee from PT Central Proteinaprima Tbk.
		1.417 Farmers AWS (Debtor) PT Central Proteinaprima Tbk (Guarantor)	Working Capital Credit & Investment Credit	Total amount facility of Rp. 163.840.781.643	Corporate Guarantee from PT Central Proteinaprima Tbk.

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7.	PT Bank Ekspor Indonesia (currently known as Indonesia EximBank)	PT Central Proteinaprima Tbk.	1.Working Capital Credit 2.L/C / SKBDN	Rp. 100.000.000.000 and USD 8.500.000
1. Fiduciary over raw material purchased under this facility with value 125% of the outstanding L/C.
2. Cash collateral for the amount of 15% as per issuance of L/C.
3. First Rank Mortgage of land and building and equipment and machinery on it, located at Jalan Raya Surabaya – Mojokerto km 19, Bringinbendo Village, Taman Sub-district, Sidoarjo Regency, Jawa Timur:
a. SHGB No. 277/Bringinbendo, 35.855 m2
b. SHGB No. 278/Bringinbendo, 29.375 m2
both under the name of PT Central Proteinaprima Tbk, Sertifikat Hak Tanggungan No. 917, dated 15 February 2010, with value of mortgage Rp. 86.855.000.000,-
4. First Mortgage of land, located at Penghubung, Legok Village, Gempol Sub-district, Pasuruan Regency, Jawa Timur, based on SHGB No. 10/Legok, 52.890 m2, under the name of PT Central Proteinaprima Tbk, Sertifikat Hak Tanggungan No. 178, dated 12 February 2010, with value of mortgage Rp. 4.495.000.000.
5. First Rank Mortgage of land and building and equipment and machinery on it, located at Jalan Rengas Dengklok, Tunggakjati Village, Karawang Barat Sub-district, Karawang Regency, Jawa Barat, based on SHGB No. 00007/Tunggakjati, 25.380 m2, under the name of CPP, Sertifikat Hak Tanggungan No. 396, dated 15 February 2010, with value of Rp. 7.759.000.000.
6. First Rank Mortgage of land and building and equipment and machinery on it, located at Jalan Raya Pasar Kemis, Km. 4.1, Kutajaya Village, Pasarkemis Sub-district, Tangerang District, Jawa Barat, based on SHGB No. 2/Kutajaya, 20535 m2, Sertifikat Hak Tanggungan No. 1405, dated 8 February 2010, with value of mortgage Rp. 14.517.000.000.

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8.	PT Bank Negara Indonesia	PT Central Proteinaprima Tbk.	L/C Import or SKBDN with TR	Rp. 185.000.000.000
1. First Rank mortgage for the amount of Rp. 185.000.000.000,- over land, building, and anything fixed together with the land  SHGB No. 6, located at Bratasena Adiwarna Village, Dente Teladas Sub-district, Tulang Bawang Regency, Lampung Province,  under the name PT Centralpertiwi Bahari based on Salinan Akta Pemberian Hak Tanggungan (APHT) No. 56/APHT/D.T/2012 dated on 15 Februari 2012. Sertipikat Hak Tanggungan Nomor 257/2012 dated on 27 Februari 2012 with value of mortgage Rp. 185.000.000.000.
2. Supplies will be bound fiduciary deed in the amount of Rp.100.000.000.000,- (one hundred billion Rupiah) and registered with the Registrar of Fiduciary Ministry of Justice and Human Rights of the Republic of Indonesia.
3. Accounts receivable, will be bound fiduciary deed in the amount of Rp.100.000.000.000, - (one hundred billion Rupiah) and registered with the Registrar of Fiduciary Ministry of Justice and Human Rights of the Republic of Indonesia.

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9.	PT Bank DBS Indonesia	PT CPP Tbk PT CPB PT CPgP	1.L/C 2.T/R 3.APF	US$ 20,000,000
1. First rank security right over a plot of land and any building erected thereon as described in Certificate of Right To Build (HGB) No. 483 dated 26 September 2006, covering an area of 72,132.00 sqm (seventy two thousand one hundred thirty two square meters), registered under the name of PT Central Proteinaprima Tbk, located at  Kawasan Industri Medan II, Jalan Pulau Pinang V, Saentis Village, Percut Sei Tuan Sub-district, Deli Serdang Regency, North Sumatera (“Mortgage I”), to secure the Customer’s obligations to the Bank up to a total secured amount of Rp. 93,282,560,000.00 (ninety three billion two hundred eighty two million five hundred sixty thousand Rupiah), based on Sertifikat Hak Tanggungan No. 455/2010, dated 15 February 2010.
2. First rank security right over land (hak tanggungan peringkat pertama) over 2 (two) plot of lands and any building erected thereon as described in
(i)      Certificate of Right to Build (SHGB) No. 48 dated 3  November 2009, covering an area of 5,223.00 sqm (five thousand two hundred twenty three square meters), registered under the name of PT Central Proteinaprima Tbk;
(ii)      Certificate of Right to Build (SHGB) No. 59 dated 3 November 2009, covering an area of 17,835.00 sqm (seventeen thousand eight hundred thirty five square meters), registered under the name of PT Central Proteinaprima Tbk;
both located Jalan Sisingamangaraja Km.8,5, Timbang Deli Sub-district, Medan Johor regency, Medan, North Sumatera (“Mortgage II”), to secure the Customer’s obligations to the Bank up to a total secured amount of Rp. 25,505,670,000.00 (twenty five billion five hundred five million six hundred seventy thousand Rupiah), based on Sertifikat Hak Tanggungan No. 1597/2010, dated 19 February 2010.

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3. First rank security right over land (hak tanggungan peringkatpertama) over a plot of land and any building erected thereon as described in Certificate of Right to Build (SHGB) No. 01 dated 22 January 2003, covering an area of 961,580.00 sqm (nine hundred eighty one thousand five hundred eighty square meters) (“HGB 01”), registered under the name of PT Central Proteinaprima, Tbk limited liability company domiciled in Jakarta, located at  Bumi Pratama Mandira Village, Pemb. Pematang Panggan, Sub-district, Ogan Komering Ilir Regency, South Sumatera to secure the Customer’s obligations to the Bank up to a total secured amount of  Rp. 54,416,320,000.00 (fifty four billion four hundred sixteen million three hundred twenty thousand Rupiah) (“Mortgage III”), based on Sertifikat Hak Tanggungan No. 13/2010, dated 27 January 2010.
4. Fiduciary security over the Customer’s machineries located in Mortgage I, to secure the Customer’s obligations to the Bank up to a total secured amount of Rp. 94,291,240,000.00 (ninety four billion two hundred ninety one million two hundred forty thousand Rupiah) (“Fiducia over Machineries I”).
5. Fiduciary security over the Customer’s machineries located in Mortgage II, to secure the Customer’s obligations to the Bank up to a total secured amount of Rp. 29,519,380,000.00 (twenty nine billion five hundred nineteen million three eighty thousand Rupiah) (“Fiducia over Machineries II”).
6. Fiduciary security over CPP’s inventory purchased under the Banking Facilities  located/stored in
(i)      Menggala, Lampung Sub-district;
(ii)     Jalan Dupak Rukun No. 81, Surabaya;
(iii)    Jalan Medan- Tanjung Morawa Km. 8,5, Medan;
to secure the Customers’ obligations to the Bank under the Banking Facilities with a maximum secured value of USD20,000,000.00 (twenty million United States Dollar) or 100% (one hundred percent) of the Facility Principal (“Fiduciary Security over Inventory I”).

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7. Fiduciary security over CPB’s inventory purchased under the Banking Facilities located/stored in Jalan Ir. Sutami Km. 16, Tanjung Bintan, Sindang sari Sub-district, Bandar Lampung, Lampung, to secure the Customers’ obligations to the Bank under the Banking Facilities with a maximum secured value of USD 20,000,000.00 (twenty million United States Dollar) or 100% (one hundred percent) of the Facility Principal (“Fiduciary Security over Inventory II”).
8. Fiduciary security over CP Pertiwi’s inventory purchased under the Banking Facilities located/stored in Jalan Raya Karawang-Cikampek Km. 17, Cikampek, West Java, to secure the Customers’ obligations to the Bank under the Banking Facilities with a maximum secured value of USD 20,000,000.00 (twenty million United States Dollar) or 100% (one hundred percent) of the Facility Principal (“Fiduciary Security over Inventory III”).
9. Cash Margin in CPP’s Disbursement Accounts, to secure the Customers obligations to the Bank under the Banking Facilities with a maximum secured value of 15% (fifteen percent) of the total L/C opened with the Bank, in the same currency against the outstanding of the Banking Facilities (“Cash Margin I”).
10. Cash Margin in CPB’s Disbursement Accounts, to secure the Customers obligations to the Bank under the Banking Facilities with a maximum secured value of 15% (fifteen percent) of the total L/C opened with the Bank, in the same currency against the outstanding of the Banking Facilities (“Cash Margin II”).
11. Cash Margin in CP Pertiwi’s Disbursement Accounts, to secure the Customers obligations to the Bank under the Banking Facilities with a maximum secured value of 15% (fifteen percent) of the total L/C opened with the Bank, in the same currency against the outstanding of the Banking Facilities (“Cash Margin III”).

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10.	PT Bank Capital	PT Central Proteinaprima Tbk	Working Capital Credit	US$ 6,425,000
1. First rank mortgage for the amount of Rp. 60.000.000.000 over land, building and anything fixed together with the land SHGB No. 1 / Purwasari, dated on 2 September 1985, 19.690 M2, under the name of  PT Central Panganpertiwi, Sertipikat Hak Tanggungan No. 1557/2010, dated on 24 May 2010.
2. First rank mortgage for the amount of Rp. 6.500.000.000 over land, building and anything fixed together with the land SHGB No. 219 / Purwasari, dated on 4 December 1996, 3.310 M2, under the name of PT Central Panganpertiwi, Sertipikat Hak Tanggungan No. 1555/2010, dated on 24 May 2010.
3. First rank mortgage for the amount of Rp. 5.000.000.000 over land, building and anything fixed together with the land SHGB No. 220 / Purwasari, dated on 4 December 1996, 8.951 M2, under the name of PT Central Panganpertiwi, Sertipikat Hak Tanggungan No. 1554/2010, dated on 24 May 2010.
4. First rank mortgage for the amount of Rp. 3.500.000.000 over land, building and anything fixed together with the land SHGB No. 221 / Purwasari, dated on 4 December 1996, 2.190 M2, under the name of PT Central Panganpertiwi, Sertipikat Hak Tanggungan No. 1556/2010, dated on 24 May 2010.

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1.	DEFINITIONS

1.1	Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below. Terms used but not defined in this Appendix A shall have the meanings assigned to such terms in the Indenture.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Indenture” means the Amended and Restated Indenture dated as of [●], 2013 among the Issuer, the Company, the Subsidiary Guarantors, The Bank of New York Mellon, as Trustee, Registrar and Principal Paying Agent, the Offshore Collateral Agent and the Onshore Collateral Agent, including this Appendix A thereto.

1.2	Other Definitions

Term	Defined in Section:
“Agent Members”	2.4.1
“Certificated Notes”	2.1.5
“Clearstream”	2.4.1
“Euroclear”	2.4.1
“Exchange Act”	2.4.2
“Global Notes”	2.1.4
“Tax Redemption Date”	Exhibit A

2.	THE NOTES

2.1	Form, Denomination and Date of Notes; Payments of Interest

2.1.1
Each Note and the Trustee’s certificate of authentication thereof shall be substantially in the form set forth in Exhibit A hereto. The Notes shall be denominated in principal amounts of US$100,000 and in integral multiples of US$1,000 in excess thereof and shall be in registered form, without coupons. The Notes will mature on December 31, 2020. The Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such method as the officer of the Issuer executing the same may determine as evidenced by such officer’s execution of such Notes.

2.1.2
Any of the Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes are admitted to trading, or to conform to general usage.

APP A-1

2.1.3	Each Note shall be dated the date of its authentication, shall bear interest from the applicable date and shall be payable on the dates specified on the face of the form set forth in Exhibit A hereto.

2.1.4
Notes offered and sold in reliance on Section 3(a)(10) under the Securities Act shall be issued initially in the form of one or more global Notes, registered in the name of the Cede & Co., or such other name as the Depository shall specify, substantially in the form of Exhibit A hereto (the “Global Notes”), deposited with the Trustee, as custodian for the Depositary or its nominee, duly executed by the Issuer and authenticated by the Trustee as herein provided, for credit to an account of a direct or indirect participant in the Depository as described in Section 2.4.1.

2.1.5
Except as set forth in Section 2.4, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee. Beneficial interests in the Global Notes may not be exchanged for physical definitive Notes in registered certificated form (“Certificated Notes”) except as set forth in Section 2.4. Except as set forth in Section 2.4.2, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

2.1.6
The Person in whose name any Note is registered at the close of business on any regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any registration of any transfer or exchange of such Note subsequent to the regular Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, in which case such defaulted interest, plus any additional amounts, plus (to the extent lawful) any interest payable on such defaulted interest and any additional amounts, shall be paid to the Persons in whose names outstanding Notes are registered at the close of business on a special Record Date established by the Issuer in accordance with Section 2.12 of the Indenture.

2.2	Authentication

The Trustee shall authenticate and deliver Notes in an aggregate principal amount of US$325,000,000 upon a written order of the Issuer in the form of an Officer’s Certificate. Such order shall specify the amount of the Notes to be authenticated and the date on which the Notes are to be authenticated.

2.3	Registration, Transfer and Exchange

2.3.1
Upon due presentation for registration of transfer of any Note and compliance with the transfer provisions of the Indenture, the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations for a like aggregate principal amount.

APP A-2

2.3.2
A Holder may register the transfer of a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of the Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Note Register. Prior to the registration of any transfer by a Holder as provided herein, the Issuer, the Trustee and any agent of either of them shall treat the Person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry. At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged to the Registrar. When Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request.

2.3.3
Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer duly executed by the Holder thereof or his attorney duly authorized in writing in a form satisfactory to the Issuer and the Registrar.

2.3.4
Each of the Issuer and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes (other than any such transfer taxes or other similar governmental charge payable upon exchanges pursuant to Section 2.9 or Section 9.4 of the Indenture). No service charge to any Holder shall be made for any such transaction.

2.3.5
Each of the Issuer and the Registrar shall not be required to exchange or register a transfer of (a) any Notes for a period of fifteen (15) days next preceding the first mailing of notice of redemption of Notes to be redeemed, or (b) any Notes called or being called for redemption.

2.3.6
All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

APP A-3

2.4	Book-Entry Provisions for Global Notes

2.4.1	Each Global Note initially shall:

(a)	be registered in the name of a nominee of the Depositary; and

(b)	be delivered to the Trustee as custodian on behalf of the Depositary.

Interests in the Global Note may be held by any member of, or participants in, the Depositary, including Euroclear Banking S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking société anonyme (“Clearstream”) (Euroclear and Clearstream are collectively referred to as the “Agent Members”). Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of either of them as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of either of them, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

2.4.2
Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred, and transfers increasing or decreasing the aggregate principal amount of Global Notes may be conducted only in accordance with the rules and procedures of the Depositary. In addition, Certificated Notes in registered form shall be delivered to all beneficial owners in exchange for the Global Note if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note and a successor depositary is not appointed by the Issuer within 90 days of such notice; (ii) the Depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, the Issuer fails to appoint a successor depositary; (iii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or (iv) there has occurred and is continuing a Default or Event of Default with respect to the Notes. Upon receipt of such notice from the Depository, Euroclear, Clearstream or the Trustee, as the case may be, the Issuer will use its best effort to make arrangements for the exchange of interests in the Global Note for Certificated Notes and cause the requested Certificated Notes to be executed and delivered to the paying and transfer agents in sufficient quantities and delivered to the paying and transfer agents for delivery to holders.

APP A-4

A Certificated Note may be transferred in whole or in part (in a principal amount equal to the minimum authorized denomination or any integral multiple thereof and registered in the names requested by or on behalf of the Depository) by surrendering such Certificated Note to be transferred, together with an executed instrument or assignment of transfer, at the corporate trust office of the Trustee or at the office of the paying and transfer agent in New York and/or (so long as the Notes are listed on the Singapore Stock Exchange and the rules of the exchange so require) the paying and transfer agent in Singapore. In the case of a permitted transfer of only part of a Certificated Note, a new Certificated Note in respect of the balance not transferred will be issued to the transferor. Each new Certificated Note to be issued upon the transfer of a Certificated Note will, upon the effective receipt of a duly completed form of transfer by a paying and transfer agent at its respective specified office, be available for delivery three Business Days after issuance at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new Certificated Note to such address as may be specified in such duly completed form of transfer. The transfer of the Certificated Notes will be effected without charge by or on behalf of the Issuer or any paying and transfer agent but against such indemnity as the Issuer or the paying and transfer agent may require in respect of any tax or other duty of whatever nature which may be levied or imposed in connection with such transfer.

2.4.3	Any beneficial interest in the Global Note that is transferred to a Person who does not hold any interest in the Global Note, will, upon transfer, cease to be an interest in such Global Note.

2.4.4
In connection with the transfer of the entire Global Note to beneficial owners pursuant to Section 2.4.2 above, the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

2.4.5
The Holder of the Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

2.4.6
As long as the Notes outstanding are represented by one or more Global Notes or Certificated Notes, if a holder of Notes has given wire transfer instructions to the Issuer, the Issuer shall pay or cause to be paid the principal of, and interest and premium and Additional Amounts, if any, on, such Global Notes or Certificated Notes, as the case may be, to the Holder thereof or a single nominee of the Holder, or, at the option of the Issuer, to such other Persons as the Holder thereof may designate, by wire transfer of immediately available funds on the date such payments are due, in accordance with those instructions; provided that the Paying Agent shall have received funds from the Issuer in accordance with Section 2.5 of the Indenture. All other payments will be made at the office or agency of the Paying Agent and within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the registrar of Holders.

APP A-5

2.5	No Obligation of the Trustee

The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders of Notes and all payments to be made to holders of Notes shall be given or made only to the registered holders of Notes (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed hereunder or under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms hereof or of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. The provisions of this Section 2.5 shall apply with equal force to the Trustee when acting in its capacity as Registrar and Principal Paying Agent.

2.6           Collateral Agents

Each holder of a Note, by its acceptance thereof, agrees, acknowledges and consents that each of the Collateral Agents shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to each of the Collateral Agents by the Security Documents. Furthermore, each holder of a Note, by its acceptance thereof, agrees, acknowledges and consents to the terms (including, but not limited to, waivers, representations and covenants) of, and authorizes and directs each of the Collateral Agents to, enter into, and perform its duties and obligations under, the Security Documents.

APP A-6

EXHIBIT A
FORM OF NOTE

FORM OF FACE OF NOTE

BLUE OCEAN RESOURCES PTE. LTD.

US$325,000,000 Amended and Restated Step Up Rate Guaranteed Senior Secured Notes Due 2020

No.

US$ CUSIP ISIN No. Common Code

No.

Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore, promises to pay to [Name of holder], or registered assigns, the principal sum as set forth on the Schedule of Increases or Decreases annexed hereto on [•], 2020.

Interest Payment Dates:  June 30 and December 31, commencing on June 30, 2013.

Record Dates:  June 15 and December 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

Date:  [●], 2013

Blue Ocean Resources Pte. Ltd. By: Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Date:  [●], 2013

The Bank of New York Mellon as Trustee, certifies that this is one of the Notes referred to in the Indenture. By: Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

Amended and Restated Guaranteed Step Up Rate Senior Secured Note Due 2020

1.	INTEREST

BLUE OCEAN RESOURCES PTE. LTD., a corporation organized under the laws of Republic of Singapore (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum equal to the Note Interest Rate applicable to the Interest Period ending on each Interest Payment Date. The Issuer will pay interest semiannually on June 30 and December 31 of each year, commencing on June 30, 2013. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 1, 2013. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes plus one percent (1%) per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

In the event that Actual Consolidated EBITDA for any Relevant Interest Period is less than Projected Consolidated EBITDA for such Relevant Interest Period, the Issuer will have the option to defer payment of a portion of the interest that falls due for payment on the Interest Payment Date (through (and including) the sixth Interest Payment Date) falling immediately after such Relevant Interest Period. The amount of interest that may be deferred by the Issuer will not exceed fifty percent (50%) of the total amount of interest payable in respect of the Relevant Interest Period.  Deferred interest will be capitalized and added to the principal amount of the Notes on a pro rata basis and thereafter accrue interest at the rate applicable to the principal amount of the Notes.  Deferred interest that is capitalized and added to the principal amount of the Notes will be paid in cash on maturity.

2.	PRINCIPAL

On each Principal Installment Payment Date, the Issuer shall repay an aggregate principal amount of Notes in an amount equal to the Principal Installment Amount. The Principal Installment Payments shall be made by depositing immediately available funds sufficient therefor with the Trustee or with the Principal Paying Agent not later than 9:00 a.m. (New York City time) on the date which is one Business Day prior to each Principal Installment Payment Date. The Trustee will repay Notes to be repaid from Principal Installment Payments on a pro rata basis based on the principal amount of Notes then outstanding. Each Principal Installment Payment shall satisfy and discharge the principal amount of the Notes corresponding to the amount of such Principal Installment Payment, which principal amount shall be deemed no longer outstanding for purposes of this Indenture. Interest shall cease to accrue on the principal amount of Notes repaid on each Principal Installment Payment Date on and after such Principal Installment Payment Date.

3.	METHOD OF PAYMENT

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the June 15 or December 15 immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note or Certificated Note (including principal, interest, premium and Additional Amounts, if any) will be made by wire transfer of immediately available funds on the date such payments are due, in accordance with wire instructions given by a holder of Notes to the Issuer; provided that the Paying Agent shall have received funds from the Issuer in accordance with the Indenture (as defined below). All other payments will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the registrar of Holders.

4.	PAYING AGENT AND REGISTRAR

Initially, The Bank of New York Mellon, a New York banking corporation (the “Trustee”), will act as Principal Paying Agent and Registrar, and, as long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and if the rules of the SGX-ST requires, the Issuer shall appoint a paying agent in Singapore. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any Wholly-Owned Subsidiary incorporated or organized within the United States may act as Paying Agent, Registrar or co-registrar.

5.	INDENTURE

The Issuer issued the Notes under an Indenture dated as of [●], 2013 (the “Indenture”), among the Issuer, the Company, the Trustee and each of The Bank of New York Mellon, as offshore collateral agent, and PT Bank CIMB Niaga Tbk, as onshore collateral agent. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture for a statement of those terms.

The Notes are senior secured obligations of the Issuer, unconditionally and irrevocably guaranteed by the Guarantors. The Notes consist of US$325,000,000 aggregate principal amount of Notes issued under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, make certain Investments, pay other distributions, Incur Indebtedness, enter into consensual restrictions upon the payment of certain distributions by such Subsidiaries, issue or sell shares of Capital Stock of such Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens, make Asset Sales and enter into or permit Sale and Leaseback Transactions. The Indenture also imposes certain obligations with respect to the payment of Additional Amounts. The Indenture further imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. These covenants are subject to important exceptions and qualifications. The Guaranteed Obligations are guaranteed by the Guarantors as provided in the Indenture, and the Secured Obligations are secured by the Collateral as provided in the Indenture and the Security Documents.

6.	OPTIONAL REDEMPTION

The Issuer may at its option redeem the Notes, in whole but not in part, at a redemption price equal to one hundred percent (100%) of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the redemption date.

The Issuer shall give not less than thirty (30) days’ nor more than sixty (60) days’ notice of any redemption provided, however, that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. The Trustee shall select Notes for redemption on a pro rata basis, unless otherwise required by law or applicable stock exchange requirements.

No Notes of US$100,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On or after the redemption date, the interest will cease to accrue on Notes or portions of them called for redemption. Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

7.	REDEMPTION AS A RESULT OF AN ASSET SALE

Any Net Proceeds from Asset Sales will constitute “Excess Proceeds.” When Excess Proceeds from any Asset Sale exceed US$1 million, within five (5) days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Section 7 with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer shall provide to the Trustee an Officer’s Certificate stating such principal amounts of Notes, such other pari passu Indebtedness and such amount of Excess Proceeds and the Trustee shall apply a pro rata portion of the Excess Proceeds to purchase the Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

8.	REDEMPTION FOR TAX REASONS

The Notes may be redeemed, at the option of the Issuer, in whole but not in part, at any time upon giving not less than thirty (30) nor more than sixty (60) days’ written notice to the Trustee (which notice shall be irrevocable), at a redemption price equal to the aggregate principal amount thereof, plus accrued and unpaid interest to the date fixed by the Issuer for redemption (the “Tax Redemption Date”) (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date, if the Issuer determines that, as a result of:

8.1
any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Indonesia or Singapore (or any political subdivision or taxing authority of Indonesia or Singapore) affecting taxation which becomes effective on or after the date of the Indenture; or

8.2
any change in position regarding the application, administration or any new or different interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of the Indenture,

(i) the Issuer is, or on the next Interest Payment Date would be, required to pay Additional Amounts or (ii) the Company is, or on the next Interest Payment Date would be, unable, for reasons outside its control, to cause the Issuer to pay amounts due under the Notes, and with respect to any amount due under the Note Guarantees or the Indenture as a result of the Issuer’s failure to pay any such amounts under the Notes, the Company is, or on the next Interest Payment Date would be, required to pay Additional Amounts, provided that, with respect to Indonesian taxes, the Company is required to pay Additional Amounts with respect to taxes imposed by Indonesia at a rate in excess of twenty percent (20%) or (iii) with respect to any payment to the Issuer to enable the Issuer to make any payment of principal of, or interest on, the Notes or the Additional Amounts, the Company is or on the next Interest Payment Date would be, required to deduct or withhold any tax of Indonesia (or any political subdivision or taxing authority thereof or therein) at a rate in excess of twenty percent (20%), and in each case the Issuer (or the Company) determines that such payment obligation cannot be avoided by the Issuer (or the Company) taking reasonable measures.

Notwithstanding the preceding paragraph, no such notice of redemption shall be given earlier than ninety (90) days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amount or make such withholding or deduction if a payment in respect of the Notes or the Note Guarantees were then due. Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent tax counsel acceptable to the Trustee to the effect that the circumstances referred to in 8.1 or 8.2 exist. The Trustee shall accept such Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

9.	NOTE BUY-BACKS

9.1
In the event that (i) Actual Consolidated EBITDA for any Relevant Redemption Period commencing prior to the third anniversary of the Amendment and Restatement Date exceeds Projected Consolidated EBITDA by more than US$15 million or (ii)  Actual Consolidated EBITDA for any other Relevant Redemption Period exceeds Projected Consolidated EBITDA for such period by more than US$10 million, the Issuer shall, within twenty (20) calendar days of delivery to the Trustee of the Company’s financial statements for the last quarter of that Relevant Redemption Period (or if earlier, the date on which the Issuer was required to deliver such financial statements to the Trustee), deliver a notice in writing (a “Tender Offer Notice”) to each Holder, offering (a “Tender Offer”) to apply the Available Buy-Back Amount in redemption of the Notes in accordance with this Section 9.1 and inviting each Holder to tender Notes for redemption by the Issuer at a discount to the face value of the Notes.

9.2
Any Holder wishing to tender Notes for redemption by the Issuer at a discount to the face value of the Notes (a “Bid”) shall be required to deliver a notice in writing (a “Bid Notice”) to the Issuer on or prior to the date falling thirty (30) calendar days from the date of the Tender Offer Notice. The Bid Notice must specify, inter alia:

(i)	the principal amount of Notes in respect of which the relevant Bid is submitted; and

(ii)	the price at which the relevant Holder requires such Notes to be redeemed.

9.3
The Issuer will accept Bids in inverse order of the redemption price offered (with the offer representing the largest discount to the face value of the Notes being accepted first). If the Issuer receives two (2) or more Bids at the same redemption prices, it shall accept such Bids on a pro rata basis. The Issuer shall be entitled to accept any Bid in part to the extent that the Available Buy-Back Amount is insufficient to enable it to accept such Bid in full.

9.4	If the Issuer accepts a Bid, it shall deliver a notice in writing (a “Bid Acceptance Notice”) to the relevant Holder within fourteen (14) calendar days of the date of the relevant Bid Notice.

9.5	If the Issuer delivers a Bid Acceptance Notice in accordance with this Section 9:

(i)
the Issuer shall redeem the Notes specified in such Bid Acceptance Notice on the date falling fourteen (14) calendar days from the date of such Bid Acceptance Notice (or, if such date is not a Business Day, on the next succeeding Business Day);

(ii)	the relevant amount of the Notes shall be cancelled; and

(iii)	the Issuer will immediately following such redemption and cancellation notify the Trustee of the total face amount of the Notes redeemed and cancelled.

9.6
To the extent that any portion of the Available Buy-Back Amount remains following the consummation of a Tender Offer as set out above, within thirty (30) calendar days from delivery of all Bid Acceptance Notices, or in the event that no Bids are submitted, within forty (40) calendar days from the date of the Tender Offer Notice, the Issuer will deliver a notice in writing to each Holder offering to apply the remaining Available Buy-Back Amount pro rata among the Holders in redemption of the Notes. The offer price will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Buy-Back Amount.  The Issuer will notify the Trustee of any redemption of Notes pursuant to this Section 9.6 immediately following such redemption.

9.7
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to any Tender Offer. To the extent that the provisions of any securities laws or regulations conflict with the Tender Offer provisions of this Note, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 9 by virtue of such compliance.

10.	LIMITATION ON EQUITY ISSUANCES

The Issuer, the Company and the Subsidiaries shall not be permitted to issue any Equity Interests to Persons other than the Company following the Amendment and Restatement Date without the prior written consent of each holder of Notes, save that the Company will be permitted to issue Equity Interests if (i) any such issue of Equity Interests does not result in a Change of Control and (ii) not less than fifteen percent (15%) of the total proceeds of such issuance of Equity Interests (the “Available Equity Issuance Proceeds”) are applied towards the redemption of Notes as follows:

10.1
The Issuer shall, within twenty (20) calendar days of such issuance of Equity Interests, deliver a Tender Offer Notice to each Holder, offering to apply the Available Equity Issuance Proceeds in redemption of the Notes in accordance with this Section 10 and inviting each Holder to tender Notes for redemption by the Issuer at a discount to the face value of the Notes.

10.2
Any Holder wishing to submit a Bid shall be required to deliver a Bid Notice to the Issuer on or prior to the date falling thirty (30) calendar days from the date of the Tender Offer Notice. The Bid Notice must specify, inter alia:

(i)	the principal amount of Notes in respect of which the relevant Bid is submitted; and

(ii)	the price at which the relevant Holder requires such Notes to be redeemed.

10.3
The Issuer will accept Bids in inverse order of the redemption price offered (with the offer representing the largest discount to the face value of the Notes being accepted first). If the Issuer receives two (2) or more Bids at the same redemption price, it shall accept such Bids on a pro rata basis. The Issuer shall be entitled to accept any Bid in part to the extent that the Available Equity Issuance Proceeds are insufficient to enable it to accept such Bid in full.

10.4	If the Issuer accepts a Bid, it shall deliver a Bid Acceptance Notice to the relevant Holder within fourteen (14) calendar days of the date of the relevant Bid Notice.

10.5	If the Issuer delivers a Bid Acceptance Notice in accordance with this Section 10:

(i)
it shall redeem the Notes specified in such Bid Acceptance Notice on the date falling fourteen (14) calendar days from the date of such Bid Acceptance Notice (or, if such date is not a Business Day, on the next succeeding Business Day);

(ii)	the relevant amount of the Notes shall be cancelled on receipt of the redemption proceeds; and

(iii)	it will immediately following such redemption and cancellation notify the Trustee that such Notes have been redeemed and cancelled.

10.6
To the extent that any portion of the Available Equity Issuance Proceeds remains following the consummation of a Tender Offer as set out above, within thirty (30) calendar days from delivery of all Bid Acceptance Notices, or in the event that no Bids are submitted, within forty (40) calendar days from the date of the Tender Offer Notice, the Issuer will deliver a notice in writing to each Holder offering to apply the remaining Available Equity Issuance Proceeds pro rata among the Holders in redemption of the Notes. The offer price will be equal to one hundred percent (100%) of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash from such remaining Available Equity Issuance Proceeds.  The Issuer will notify the Trustee of any redemption of Notes pursuant to this Section immediately following such redemption.

10.7
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to any Tender Offer. To the extent that the provisions of any securities laws or regulations conflict with the Tender Offer provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section  by virtue of such compliance.

11.	NO MANDATORY REDEMPTION OR SINKING FUND

There shall be no mandatory redemption or sinking fund payments for the Notes.

12.	ADDITIONAL AMOUNTS

12.1
All payments made by the Issuer or any Guarantor (each, a “Payor”) under, or with respect to, the Notes or the Note Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed, levied, collected or assessed by the Republic of Singapore or any other jurisdiction in which the Issuer or any Guarantor is organized or resident for tax purposes or from or through which payment is made (including, in each case, any political subdivision thereof (the “Relevant Taxing Jurisdiction”) (collectively, “Taxes”) unless the Payor is required to withhold or deduct such Taxes by law or by the official interpretation or administration thereof.

12.1.1
If the Payor is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or the Note Guarantees, the Payor will pay such additional amounts (“Additional Amounts”) as may be necessary (without duplication) so that the net amount received by each holder of a Note (including Additional Amounts) or the Note Guarantees, as the case may be after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted.

12.1.2	However, no such Additional Amounts will be payable with respect to any payment on any Note or under the Note Guarantees to the extent:

(a)
that any Taxes would not have been imposed but for the existence of any present or former connection between the beneficial owner or holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over such holder, if the holder is an estate, a trust, a partnership or a corporation) of a Note and the Relevant Taxing Jurisdiction, other than a connection arising solely from:

(i)	the holding of such Note;

(ii)	the exercise of any right provided by such Note or Note Guarantees;

(iii)	the enforcement of the terms of such Note or Note Guarantees; or

(iv)	the receipt of payments with respect to such Note or Note Guarantees;

(b)
of any such Taxes with respect to a Note presented for payment more than thirty (30) days after the date on which that payment became due and payable or the date on which payment is provided for and notice given to beneficial owners or holders of Notes, whichever occurs later, except to the extent that payments to the relevant holder would have been subject to deduction or withholding of Taxes, and the beneficial owner or holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of such thirty (30) day period;

(c)
that any such Taxes would not have been imposed but for the failure of the beneficial owner or the holder of such Note to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the beneficial owner or the holder of such Note, in each case if compliance is required by law, regulation, administrative practice, treaty or other governmental doctrine as a precondition to exemption from, or reduction in the rate of, deduction or withholding of such Taxes;

(d)	of any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment, or other governmental charge imposed with respect to such Notes or under the Guarantee;

(e)
that any such taxes, duties, assessments or governmental charges are imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 (including European Union Directive on the Taxation of Savings Income 2003/48/EC) or any law implementing or complying with, or introduced in order to confirm to, such Directive;

(f)
such Note was presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a different jurisdiction;

(g)
any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction on or withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the Notes or under the Guarantee; or

(h)	of any combination of the circumstances above.

12.1.3
Any reference herein, in the Indenture, in the Notes or in the Note Guarantees to principal, premium or interest shall be deemed also to refer to any Additional Amounts to the extent such Additional Amounts are, were or would be payable in respect thereof under this Section 12 unless the context otherwise requires.

12.1.4
Although the Trustee has no duty to monitor the tax compliance status of the Issuer or the Guarantors, upon request, the Issuer shall provide the Trustee with certified copies of tax receipts or other documentation, to the extent available, satisfactory to the Trustee evidencing the payment of any taxes with respect to payments on the Notes, and the Guarantors shall provide the Trustee with certified copies of tax receipts or other documentation, to the extent available, satisfactory to the Trustee evidencing the payment of any Taxes with respect to payments under the Note Guarantees. Copies of this documentation will be made available to the holders or (to the extent evidence of beneficial ownership reasonably satisfactory to the applicable Payor is provided to such Payor) beneficial owners of the Notes or the paying agent upon request.

12.1.5
Such Additional Amounts will also not be paid to the extent that such payments are with respect to any payment of the principal of, premium, if any, or any interest on the Notes or under the Note Guarantees to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the benefit of such Additional Amounts had it been the holder of such Note or the beneficiary under the Note Guarantees.

12.1.6
At least thirty (30) days prior to each date on which any payment under or with respect to the Notes or the Note Guarantees is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the thirtieth (30th) day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Each such Officers’ Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.

12.1.7
The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payment with respect to the Notes or the Note Guarantees, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction , other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or the Note Guarantees or any other such document or instrument following the occurrence of any acceleration of the Notes prior to their stated maturity.

12.1.8
The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

13.	NOTICE OF REDEMPTION

At least thirty (30) days but not more than sixty (60) days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each holder of Notes to be redeemed, which notice shall also be sent at least once to the Dow Jones News Service or similar business news service in the United States.

The notice shall identify the Notes to be redeemed and shall state:

(1)	the redemption date;

(2)	the redemption price;

(3)	the name and address of the Paying Agent;

(4)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)	if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(6)	that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed;

(8)	the CUSIP, ISIN or Common Code number, if any, printed on the Notes being redeemed; and

(9)	that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section at least thirty (30) days before the redemption date.

14.	REPURCHASE BY THE ISSUER, THE COMPANY AND ITS SUBSIDIARIES

The Issuer, the Company or any of its Subsidiaries may only purchase Notes in the open market at the then current market price or as otherwise provided in the Indenture. Notes purchased by the Issuer, the Company or its Subsidiaries or Affiliates will not be considered to be outstanding for voting purposes, and shall be promptly surrendered to any Paying Agent for cancellation.

15.	REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to US$100,000 or an integral multiple of US$1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture.

16.	DENOMINATIONS; TRANSFER; EXCHANGE

The Notes are in registered form without coupons in denominations of US$100,000 and whole multiples of US$1,000. A holder of Notes may transfer the Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a holder of Notes, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of fifteen (15) days prior to a selection of Notes to be redeemed or fifteen (15) days before an Interest Payment Date.

17.	PERSONS DEEMED OWNERS

The registered Holder of this Note may be treated as the owner of it for all purposes.

18.	UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

19.	DISCHARGE AND DEFEASANCE

Subject to certain conditions specified in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be.

20.	AMENDMENT; WAIVER

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended without prior notice to any holder of Notes but with the written consent of the holders of more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding and (ii) a Default or noncompliance with certain provisions may be waived with the written consent of the holders of Notes representing more than fifty percent (50%) in aggregate principal amount of the Notes then outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend the Indenture or the Notes, among other things (a) to cure any ambiguity, defect or inconsistency; (b) to provide for uncertificated Notes in addition to or in place of certificated Notes; (c) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of Notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or any Guarantor’s assets, as applicable; (d) to provide for additional Pledgors or for the release of a Pledgor’s pledge under the Security Documents in compliance with the Security Documents, the Indenture and the Notes; (e) to add additional Collateral to secure the Notes or any Note Guarantee; (f) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder; (g) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or (h) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

21.	DEFAULTS AND REMEDIES

If an Event of Default occurs and is continuing, the Trustee or the holders of Notes representing not less than twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding, subject to certain limitations, may declare the principal of and accrued and unpaid interest to the date of such acceleration on all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any holder of the Notes.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and security to its satisfaction. Subject to certain limitations, holders of Notes representing twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The holders of seventy-five percent (75%) in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may rescind and annul any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

22.	TRUSTEE DEALINGS WITH THE ISSUER

The Trustee under this Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

23.	NO RECOURSE AGAINST OTHERS

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each holder of a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

24.	AUTHENTICATION

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

25.	ABBREVIATIONS

Customary abbreviations may be used in the name of a holder of Notes or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

26.	GOVERNING LAW

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

27.	CUSIP, ISIN AND COMMON CODE NUMBERS

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP, ISIN or Common Code numbers to be printed on the Notes and has directed the Trustee to use CUSIP, ISIN or Common Code numbers in notices of redemption as a convenience to holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder of Notes a copy of the Indenture which has in it the text of this Note. Request may be made to:

PT Central Proteinaprima Tbk
19th Floor Wisma GKBI
J1. Jend. Sudirman No.28
Jakarta10210, Indonesia
Attention:  Chief Financial Officer

NOTATION OF NOTE GUARANTEE

The Guarantors on the attached signature page hereto (the “Guarantors”) have unconditionally guaranteed (such guarantees being referred to herein as the “Note Guarantees”), that (i) the principal of and interest and any other amounts due on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, on the Notes and all other obligations of the Issuer to the Holders hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Article 10 of the Indenture.

The Note Guarantees shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which the Note Guarantees are noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PT CENTRAL PROTEINAPRIMA TBK By:________________________________ Name: Title:

PT CENTRALPERTIWI BAHARI By:________________________________ Name: Title:

PT CENTRALWINDU SEJATI By:________________________________ Name: Title:

PT MARINDOLAB PRATAMA By:________________________________ Name: Title:

PT CENTRAL PANGANPERTIWI By:________________________________ Name: Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him

Date: _____________________________	Your Signature: _____________________

Sign exactly as your name appears on the other side of this Note.

Your Signature

Signature of Signature Guarantee

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

[TO BE ATTACHED TO GLOBAL NOTES]

[SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE]

The initial principal amount of this Global Note is $[           ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Registrar

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section  3.11, Section 4.14 or Section 12.1 of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.11, Section 4.14 or Section 12.1 of the Indenture, state the amount:

Amount: $ _____________________

Redemption price in the case of Section 3.11 or Section 4.14: $ _____________________

Date: __________________                                     Signature:_____________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:	___________________________________________________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT B
FORM OF AUTHORIZATION CERTIFICATE

[insert date]

The undersigned, [name], [title] of Blue Ocean Resources Pte. Ltd. (the “Issuer”), [name], [title] of Central Proteinaprima Tbk. (the “Company”) and authorized signatory of each Subsidiary Guarantor named in Schedule I hereto (each, a “Subsidiary Guarantors”), acting on behalf of the Issuer, the Company, and each Subsidiary Guarantor, hereby certify that:

Either

(A)           the persons listed below are (i) Authorized Officers of the Issuer, the Company and each Subsidiary Guarantor, as applicable, for purposes of the Indenture dated as of [●], 2013, as amended, supplemented or modified from time to time (the “Indenture”) among the Issuer, the Company, the Subsidiary Guarantors, The Bank of New York Mellon, a New York banking corporation, as Trustee, Registrar, Principal Paying Agent and Offshore Collateral Agent (each as defined therein) and PT Bank CIMB Niaga Tbk, as Onshore Collateral Agent (as defined therein) and (ii) the duly authorized persons who have executed or will execute on behalf of the Issuer, the Company or such Subsidiary Guarantors, as the case may be: (1) the Indenture, (2) in respect of each Subsidiary Guarantor, the subsidiary guarantee attached to the Global Note, (3) in respect of the Issuer, the Company and each Subsidiary Guarantor, the share charge of the Issuer, the Company and such Subsidiary Guarantor, and any other document delivered in connection with the issue of the Notes and the closing related thereto (collectively, the “Transaction Documents”), in each case by manual or facsimile signature;

(B)           the persons listed below were, at the time of execution of each of the Transaction Documents signed by them, and are, as of the date hereof, duly elected or appointed, qualified and acting in the position or positions set forth opposite their respective names below;

(C)           the signature of each person listed below and on each Transaction Document signed by such person is the relevant individual’s genuine signature; and

(D)           attached hereto as Schedule III is a true, correct and complete specimen of the Global Note (with the Subsidiary Guarantees endorsed thereon) representing the Notes.

Or

(A)           the persons listed below are (i) Authorized Officers for purposes of the Indenture dated as of [●], 2013 (the “Indenture”) among the Issuer, the Company, the Subsidiary Guarantors, The Bank of New York Mellon, as Trustee, Registrar and Principal Paying Agent, the Offshore Collateral Agent (as defined therein) and the Onshore Collateral Agent (as defined therein) and (ii) the duly authorized person who executed or will execute the Notes (as defined therein) by his manual or facsimile signature was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B)           each signature appearing below is the person’s genuine signature; and

(C)           attached hereto as Schedule I is a true, correct and complete specimen of the certificates representing the Notes (with the Subsidiary Guarantees endorsed thereon).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Authorized Officers for the Issuer:

Name	Company	Title	Signature

Authorized Officers for the Company:

Name	Company	Title	Signature

Authorized Officers for the Subsidiary Guarantors:

Name	Company	Title	Signature

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

BLUE OCEAN RESOURCES PTE. LTD.

By:
Name:
Title:

PT CENTRAL PROTEINAPRIMA Tbk.

By:
Name:
Title:

Signed for and on behalf of each of the Subsidiary Guarantors named in Schedule I hereto

By:
Name:
Title:

EXHIBIT C
FORM OF PRINCIPAL PAYING AGENT AND REGISTRAR
APPOINTMENT LETTER

[●], 201_

[INSERT NAME/ADDRESS OF
ENTITY BEING APPOINTED]

US$325,000,000 Amended and Restated Step Up Rate Guaranteed Senior Secured Notes Due 2020

Reference is hereby made to the Indenture dated as of [●], 2013 (the “Indenture”) among Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore (the “Issuer”), PT Central Proteinaprima Tbk., a corporation organized under the laws of the Republic of Indonesia (the “Company” and a “Guarantor”), PT Centralpertiwi Bahari, PT Centralwindu Sejati, PT Marindolab Pratama and PT Central Panganpertiwi (the “Subsidiary Guarantors”, and each, a “Subsidiary Guarantor” or a “Guarantor”), The Bank of New York Mellon, a New York banking corporation, as Trustee, Registrar and Principal Paying Agent, the Offshore Collateral Agent and the Onshore Collateral Agent. Terms used herein are used as defined in the Indenture.

The Issuer hereby appoints [Insert name of entity to be appointed] as the paying agent (the “Principal Paying Agent”) with respect to the Notes and the Principal Paying Agent hereby accepts such appointment. The Issuer hereby appoints [Insert name of entity to be appointed] as the registrar (the “Registrar”, together with the Principal Paying Agent, the “Agents”) with respect to the Notes and the Registrar hereby accepts such appointment. By accepting such appointment, each Agent agrees to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Issuer agrees and to all of which the rights of the Holders from time to time of the Notes shall be subject:

(a)           Each Agent shall be entitled to the compensation to be agreed upon in writing with the Company and the Subsidiary Guarantors, jointly and severally, for all services rendered by it under the Indenture, and the Issuer, the Company and the Subsidiary Guarantors, jointly and severally, agree promptly to pay such compensation and to reimburse each Agent for its out-of-pocket expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it under the Indenture. The Issuer, the Company and each of the Subsidiary Guarantors jointly and severally hereby agree to indemnify the Agents and each of their officers, directors, agents and employees and any successors thereto for, and to hold each of them harmless against, any loss, liability or expense (including reasonable fees and expenses of counsel) incurred without fraud, gross negligence or willful misconduct on its part arising out of or in connection with their acting as Agents hereunder. The obligations of the Issuer, the Company and the Subsidiary Guarantors under this paragraph (b) shall survive the payment of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Agents. Under no circumstances will any Agent be liable to the Issuer or any other party to this letter or the Indenture for any indirect or consequential loss (being loss of business, goodwill, opportunity or profit) or punitive or special damages, whether or not foreseeable, even if advised of the possibility of such loss or damage.

(b)           In acting under the Indenture and in connection with the Notes, each Agent is acting solely as agent of the Company and does not assume any obligation towards or relationship of agency or trust for or with any of the owners or Holders of the Notes, except that all funds held by the Principal Paying Agent for the payment of principal interest or other amounts (including Additional Amounts) on, the Notes shall, subject to the provisions of the Indenture, be held in trust by the Principal Paying Agent and applied as set forth in the Indenture and in the Notes, but need not be segregated from other funds held by the Principal Paying Agent, except as required by law.

(c)           Any Agent may consult with counsel satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(d)           The Agents shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by them in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

(e)           Any Agent and any of their Affiliates, in their individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Issuer with the same rights that each of them would have if they were not an Agent, and may engage or be interested in any financial or other transaction with the Issuer, and may act on, or as depository, Trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer, as freely as if they were not an Agent.

(f)           The Principal Paying Agent will hold all sums received by it as such for the payment of the principal of, or premium or interest on, the Notes (whether such sums have been paid to it by or on behalf of the Issuer or by any other obligor on the Notes or any Note Guarantee) in trust for the benefit of the Holders or the Trustee. The Principal Paying Agent shall give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Note Guarantees) to make any payment of the principal, or premium or interest on, the Notes and any other payments to be made on behalf of the Issuer under the Indenture, when the same shall be due and payable and at any time during the continuance of any such failure the Principal Paying Agent will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request.

(g)           The Principal Paying Agent shall not be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(h)           In acting under the Indenture and in connection with the Notes, the Principal Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Principal Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

(i)           Each Agent shall be obligated to perform such duties and only such duties as are in the Indenture and the Notes specifically set forth, and no implied duties or obligation shall be read into the Indenture or the Notes against any Agent. No Agent shall be under any obligation to take any action under the Indenture which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. No Agent shall have any obligation to expend its own funds or otherwise incur any financial liability in the performance of its obligations hereunder or under the Indenture. Notwithstanding anything contained herein to the contrary, the obligations of the Agents under this Principal Paying Agent and Registrar Appointment Letter are several and not, and shall under no circumstances be deemed to be, joint.

(j)           An Agent may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be at least 60 days after the date on which such notice is given unless the Issuer agrees to accept shorter notice. Upon receiving such notice of resignation, if required by the Indenture, the Issuer shall promptly appoint a successor paying agent or registrar, as the case may be, by written instrument substantially in the form hereof in triplicate signed on behalf of the Issuer, one copy of which shall be delivered to the resigning Agent, one copy to the successor paying agent or registrar, as the case may be, and one copy to the Trustee. Upon the effectiveness of the appointment of a successor paying agent or registrar, as the case may be, the retired Agent shall have no further obligations under this letter or the Indenture. If the successor Agent does not deliver its written acceptance within thirty (30) days after the retiring Agent resigns, the retiring Agent (at the expense of the Issuer) may appoint a successor Agent.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor paying agent or registrar, as the case may be, as provided below. The Issuer may, at any time and for any reason, remove an Agent and appoint a successor paying agent or registrar, as the case may be, by written instrument in triplicate signed on behalf of the Issuer, one copy of which shall be delivered to the Agent being removed, one copy to the successor paying agent or registrar, as the case may be, and one copy to the Trustee. Any removal of an Agent and any appointment of a successor paying agent or registrar, as the case may be, shall become effective upon acceptance of appointment by the successor paying agent or registrar, as the case may be, as provided below. Upon its resignation or removal, such Agent shall be entitled to the payment by the Issuer of its compensation for the services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

The Issuer shall remove an Agent and appoint a successor paying agent or registrar, as the case may be, if such Agent (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

Any successor paying agent or registrar, as the case may be, appointed as provided herein shall execute and deliver to its predecessor and to the Issuer and the Trustee an instrument accepting such appointment (which may be in the form of an acceptance signature to the letter of the Issuer appointing such agent) and thereupon such successor paying agent or registrar, as the case may be, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Agent and such predecessor shall pay over to such successor paying agent or registrar all monies or other property at the time held by it hereunder.

(k)           Each Agent shall at all times be a responsible financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture and the Notes.

(l)           Each Agent shall comply with all applicable withholding, information reporting and backup withholding tax requirements under the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder in respect of any payment on, or in respect of, a Note or under the Subsidiary Guarantees (including the collection of IRS Form W-8 ECI, IRS Form W-8 BEN and IRS Form W-9, as the case may be, and the filing of IRS Form 1099 and IRS Form 1096).

(m)           Each Agent will treat information relating to the Issuer, the Company and the Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) each of the Issuer, the Company and the Subsidiary Guarantors consents to the transfer and disclosure by any Agent of any information relating to the Issuer, the Company and the Subsidiary Guarantors to and between branches, subsidiaries, representative offices, affiliates and agents of an Agent and third parties selected by any of them, wherever situated, for confidential use only (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). An Agent and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any law, court regulator or legal process.

(n)           The Issuer hereby irrevocably waives, in favor of the Agents, any conflict of interest which may arise by virtue of the Agents acting in various capacities under the Indenture and this letter or for other customers of the Agents. The Issuer acknowledges that the Agents and their affiliates (together, the “Principal Paying Agent and Registrar Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer) other than as a result of the Agents acting as Principal Paying Agent and Registrar hereunder, that the Principal Paying Agent and Registrar may not be entitled to share with the Issuer. No Agent will disclose confidential information obtained from the Issuer (without its consent) to any of such Agent’s other customers nor will such Agent use on the Issuer’s behalf any confidential information obtained from any other customers. Without prejudice to the foregoing, the Issuer agrees that the Principal Paying Agent and Registrar Parties may deal (whether for their own or their customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

(o)           Each of the Agents may act through its attorneys and agents and will not be responsible for the willful default or gross negligence of any attorney or agent appointed with due care by it hereunder.

(p)           The Agents shall, on demand by the Trustee by notice in writing given to them and the Issuer at any time after an Event of Default has occurred, until notified by the Trustee to contrary, to the extent permitted by applicable law, deliver all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustees shall direct in such notice or subsequently, provided that this paragraph shall not apply to any documents or records which an Agent is obliged not to release by any law or regulation to which it is subject.

(q)           The Agents shall, on demand by the Trustee by notice in writing given to them and the Issuer at any time after the Event of Default or Default has occurred, until notified by the Trustee to the contrary, as far as permitted by applicable law:

(i)           act thereafter as agents of the Trustee under the Indenture and the Notes on the terms provided in this letter (save for necessary consequential amendments and the Trustee’s liability under any provision hereof for the indemnification, remuneration and all other expenses of the Agents shall be limited to the amounts for the time being held by the Trustee in respect of the Notes on the trusts of the Indenture and after application of such sums in accordance with Section 6.10 of the Indenture in satisfaction of payment of sums, other than referred to in this paragraph (i)) and thereafter hold all certificates and moneys, documents and records held by them in respect of the Notes to the order of the Trustee; and/or

(ii)           deliver up all certificates and all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this paragraph (ii) shall not apply to any documents or records which an Agent or the relevant agent is obliged not to release by any law or regulation to which it is subject.

(r)           Any notice or communication to the Agents will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to any Agent will be effective only upon receipt. The notice or communication to the Principal Paying Agent should be addressed to the Principal Paying Agent at [insert name of paying agent to be appointed  under this letter], [insert address] , Attention: [•], Fax: [•]. The notice or communication to the Registrar should be addressed to [insert name of Registrar to be appointed ], [insert address] Attention: [•], Fax: [•].

Any notice to the Issuer or the Trustee shall be given as set forth in the Indenture.

(s)           Any corporation into which an Agent may be merged or converted or any corporation with which such Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Agent shall be a party or any corporation succeeding to the business of such Agent shall be the successor to such Agent hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

(t)           Any amendment, supplement or waiver under Section 9.1 and Section 9.2 of the Indenture that adversely affects an Agent shall not affect such Agent’s rights, powers, obligations, duties or immunities, unless such Agent has consented thereto.

(u)           Notwithstanding anything to the contrary in this letter, no Agent shall be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of such Agent, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where, in the reasonable opinion of such Agent, performance of any duty or obligation under or pursuant to this letter would or may be illegal or would result in such Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which such Agent is subject.

(v)           The Issuer, the Company and the Subsidiary Guarantors agree that the provisions of Sections 13.7, 13.9, and 13.10 of the Indenture shall apply hereto.

(w)           This letter may be signed in various counterparts which together will constitute one and the same instrument.

The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the State of New York.

BLUE OCEAN RESOURCES PTE. LTD.

By:
Name:
Title:

PT CENTRAL PROTEINAPRIMA TBK.

By:
Name:
Title:

[The Subsidiary Guarantors listed in Schedule I hereto]

By:
Name:
Title:

Agreed and accepted:

[Insert name of entity to be appointed] as Principal Paying Agent

By:
Name:
Title:

Agreed and accepted:

[Insert name of entity to be appointed] as Registrar

By:
Name:
Title:

Acknowledged:

THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
Title:

EXHIBIT D
COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 4.6 of the Indenture, dated as of [●], 2013, as amended, supplemented or modified from time to time (the “Indenture”), among Blue Ocean Resources Pte. Ltd., a corporation organized under the laws of the Republic of Singapore (the “Issuer”), PT Central Proteinaprima Tbk., a corporation organized under the laws of the Republic of Indonesia (the “Company” and a “Guarantor”), PT Centralpertiwi Bahari, PT Centralwindu Sejati, PT Marindolab Pratama and PT Central Panganpertiwi (the “Subsidiary Guarantors”, and each, a “Subsidiary Guarantor” or a “Guarantor”), The Bank of New York Mellon, a New York banking corporation, as Trustee, Registrar and Principal Paying Agent (as defined therein), the Onshore Collateral Agent (as defined therein) and the Offshore Collateral Agent (as defined therein). Terms defined in the Indenture are used herein as therein defined.

Each of the undersigned hereby certifies to the Trustee as follows:

1.	I am the duly elected, qualified and acting [title] or [title], as the case may be, of the [Issuer / Company].

2.
A review of the activities of the [Issuer / Company] during the preceding fiscal year has been made under my supervision with a view to determining whether the [Issuer / Company] has kept, observed, performed and fulfilled its obligations under the Indenture.

3.	To the best of my knowledge, after due inquiry:

(a)
the Issuer, the Company and any other Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and the obligations contained in the Indenture and the Notes; and

(b)	no Default or Event of Default occurred during such year and at the date of this Compliance Certificate there is no Default or Event of Default that has occurred and is continuing [, except for :].

4.	[The Issuer / Company has changed the manner in which it fixes its fiscal year end to be as follows: [describe].]

D-1

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

PT CENTRAL PROTEINAPRIMA TBK.

By:
Name:
Title:

By:
Name:
Title:

Date: ____________, 20__

D-2